                               January 14, 1998

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1998
                                                    REGISTRATION NO. 333-43313

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                               DUANE READE INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                      04-3164702                      5912
  (State or other jurisdiction of        (I.R.S. Employer       (Primary Standard Industrial
   incorporation or organization)      Identification No.)      Classification Code Number)


           DRI I INC.*                           DELAWARE                     04-3166107
           DUANE READE*                          NEW YORK                     11-2731721
  (exact name of registrant as         (State or other jurisdiction        (I.R.S. Employer
    specified in its charter)       of incorporation or organization)     Identification No.)


*GUARANTORS
                               440 NINTH AVENUE
                           NEW YORK, NEW YORK 10001
                           TELEPHONE: 212-273-5700
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                             MR. ANTHONY J. CUTI
                               DUANE READE INC.
                               440 NINTH AVENUE
                           NEW YORK, NEW YORK 10001
                           TELEPHONE: 212-273-5700
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
     STEVEN DELLA ROCCA, ESQ.         STEPHEN M. BESEN, ESQ.
         LATHAM & WATKINS           WEIL, GOTSHAL & MANGES LLP
  885 THIRD AVENUE, SUITE 1000           767 FIFTH AVENUE
     NEW YORK, NEW YORK 10022        NEW YORK, NEW YORK 10153
     TELEPHONE: 212-906-1200          TELEPHONE: 212-310-8000
      TELECOPY: 212-751-4864          TELECOPY: 212-310-8007

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED JANUARY 15, 1998


PROSPECTUS
       , 1998

                                 $80,000,000

                            [DUANE READE INC. LOGO]

                     % SENIOR SUBORDINATED NOTES DUE 2008


   The     % Senior Subordinated Notes due 2008 (the "New Senior Subordinated
Notes") are being offered hereby (the "Offering") by Duane Reade Inc., a Delaware corporation ("Duane Reade" or the "Company"). The Offering is part of the Refinancing Plan (as defined herein) of the Company. See "Prospectus Summary--Refinancing Plan" and "Use of Proceeds."

   The New Senior Subordinated Notes will mature on      , 2008. Interest on
the New Senior Subordinated Notes will be payable semi-annually on       and
      of each year, commencing on      , 1998. The New Senior Subordinated
Notes will be redeemable at the option of the Company, in whole or in part,
at any time on or after      , 2003, in cash at the redemption prices set
forth herein, plus accrued and unpaid interest, if any, thereon to the
redemption date. In addition, at any time prior to      , 2001, the Company
may, at its option, redeem up to 35% of the aggregate principal amount of the New Senior Subordinated Notes originally issued at a redemption price equal
to     % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of offerings of equity securities by the Company; provided that at least 65% of the original aggregate principal amount of the New Senior Subordinated Notes will remain outstanding immediately following such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of New Senior Subordinated Notes will have the right to require the Company to repurchase such holder's New Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of New Senior Subordinated Notes--Repurchase at the Option of the Holders--Change of Control."

   The New Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including indebtedness pursuant to the New Credit Agreement (as defined herein). The New Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to all subordinated indebtedness of the Company. The New Senior Subordinated Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally, on a senior subordinated basis by all of the Company's subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt (including the guarantees under the New Credit Agreement) of the Subsidiary Guarantors. On a pro forma basis after giving effect to the Refinancing Plan, including consummation of the Offering and the Common Stock Offering (as defined herein) and the application of the proceeds thereof, as of September 27, 1997, the Company would have had outstanding approximately $130.0 million of Senior Debt and the Company and its subsidiaries would have had approximately $262.6 million of aggregate outstanding liabilities, including trade payables and the New Senior Subordinated Notes.

   Consummation of the Offering will occur concurrently with and is conditioned upon consummation of the Refinancing Plan. As part of the Refinancing Plan, the Company is offering (the "Common Stock Offering") 6,700,000 shares of its common stock, $.01 par value per share (the "Common Stock"), for estimated net proceeds of $92.5 million. See "Prospectus Summary--Refinancing Plan" and "Use of Proceeds."

   SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NEW SENIOR SUBORDINATED NOTES OFFERED HEREBY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                                                       UNDERWRITING       PROCEEDS
                                     PRICE TO THE      DISCOUNTS AND       TO THE
                                       PUBLIC(1)      COMMISSIONS(2)   COMPANY(1)(3)
---------------------------------  ---------------- -----------------  -------------
Per Senior Subordinated Note  ....          %                 %               %
Total.............................         $                 $               $


-----------------------------------------------------------------------------
(1)    Plus accrued interest, if any, from the date of issuance.
(2) For information regarding indemnification of the Underwriter, see "Underwriting."
(3)    Before deducting expenses payable by the Company estimated at $500,000.

   The New Senior Subordinated Notes are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by it, subject to various prior conditions. The Underwriter reserves the right to reject any order in whole or in part. It is expected that delivery of the New Senior Subordinated Notes will be made in book entry form through the facilities of The Depository Trust Company against payment therefor in
immediately available funds in New York, New York on or about     , 1998.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            [DUANE READE INC. LOGO]



                                    [PHOTO]



     With 58 drugstores in Manhattan, four in Brooklyn, two in the Bronx, two in Queens, and one in Newark, Duane Reade enjoys the largest share of drugstore sale in the New York metropolitan market.

FLAGS APPROXIMATE STORE LOCATIONS.

                            [DUANE READE INC. LOGO]



                                    [PHOTO]






                                    [PHOTO]

                              [PICTURES TO COME]




















































CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW SENIOR SUBORDINATED NOTES, INCLUDING STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS, AND THE IMPOSITION OF PENALTY BIDS. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE NEW SENIOR SUBORDINATED NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this Prospectus. The share data set forth in this Prospectus reflects a reclassification of the Company's capital stock, pursuant to which each holder of shares of class B common stock, $.01 par value per share ("Class B Common Stock"), is entitled to receive one share of Common Stock for approximately 8.326 shares of Class B Common Stock (the "Reclassification"). Unless otherwise stated in this Prospectus, references to the "Company" or "Duane Reade" shall mean Duane Reade Inc. (formerly known as Duane Reade Holding Corp.), its consolidated subsidiaries and their respective predecessors. The fiscal year of the Company ends on the last Saturday in December. Fiscal years 1992 through 1996 each consisted of 52 weeks. All data regarding the number of the Company's stores is as of November 25, 1997, unless otherwise specified.


                                  THE COMPANY


   Duane Reade is the largest drugstore chain in New York City, with 58 of its 67 stores located in Manhattan's high-traffic business and residential districts. The Company operates almost twice as many stores in Manhattan as its next largest competitor. Since opening its first store in 1960, the Company has successfully executed a marketing and operating strategy tailored to the unique characteristics of New York City, the largest and most densely populated market in the United States. According to Drug Store News, Duane Reade is the leading drugstore chain in the United States in terms of sales per square foot, at $956 per square foot in 1996, which was more than two times the national average for drugstore chains. For the fiscal year ended December 28, 1996, the Company had sales of $381.5 million and EBITDA (as defined herein) of $35.3 million, increases of 13.2% and 28.6%, respectively, over the 1995 fiscal year. For the 39 weeks ended September 27, 1997, the Company had sales of $313.8 million and EBITDA of $29.7 million, increases of 11.6% and 24.9%, respectively, over the comparable 1996 period. For the fiscal year ended December 28, 1996 and the 39 week period ended September 27, 1997, the Company had net losses of $17.9 million and $14.2 million, respectively, and, on a pro forma basis, after giving effect to the Offering and the Refinancing Plan (as defined herein), the Company would have had net losses of $5.7 million and $3.9 million, respectively, for such periods.

   The Company enjoys strong brand name recognition in New York City, which it believes results from the Company's many locations in high-traffic areas of Manhattan and the 30 million shopping bags with the distinctive Duane Reade logo that the Company distributes annually. Independent surveys conducted in 1996 indicated that approximately 84% of the people who live or work in Manhattan recognize the Duane Reade name, and seven out of ten shopped at a Duane Reade store in the past twelve months. The Company was also recently named "Regional Drug Store Chain of the Year" for 1997 by Drug Store News.


   The Company has developed an operating strategy designed to capitalize on the unique characteristics of the New York City market, which include high-traffic volume, above industry average inventory shrink, complex distribution logistics and high costs of occupancy, media advertising and personnel. The key elements of the Company's operating strategy are its (i) everyday low price format and broad product offering, (ii) low cost operating structure supported by its high volume stores and low advertising and distribution costs and (iii) ability to design and operate its stores in a wide variety of sizes and layouts.


   The Company believes that its everyday low price format and broad product offerings provide value and convenience for its customers and build customer loyalty. The Company's everyday low price format results in prices that the Company believes are, on average, lower than the prices offered by its competitors.


   The Company is able to keep its operating costs relatively low due to its high per store sales volume, low warehouse and distribution costs and low advertising expenditures. The Company's high volume stores allow it to effectively leverage occupancy costs, payroll and other store operating expenses. The Company's two primary distribution facilities are located within five miles of all but one of its 67 stores and, combined with the rapid turnover of inventory in Duane Reade's stores, result in relatively low warehouse and distribution costs. The Company's strong brand name recognition in New York City and everyday low price format allow the Company to minimize its use of costly media and print advertising and to rely instead on in-window displays and other less expensive promotional activities.

   The Company has demonstrated its ability to successfully operate stores using a wide variety of store configurations and sizes, which the Company believes is necessary to succeed in the New York City market. For example, the size of the Company's stores ranges from 2,600 to 12,300 square feet, and it operates 29 bi-level stores. The Company believes that its flexibility in configuring stores provides it with a competitive advantage in securing locations for its new stores, as many of its competitors target more standarized spaces for their stores, which are more difficult to find in New York City. In addition, the Company's management team has extensive experience and knowledge of the New York City real estate market, allowing it to aggressively pursue attractive real estate opportunities.

   The Company was founded in 1960. In 1992, Bain Capital acquired the Company from its founders and, in June 1997, investment funds affiliated with DLJ Merchant Banking Partners II, L.P. ("DLJMBPII") acquired approximately 91.5% of the outstanding capital stock of the Company from Bain Capital and certain other selling securityholders (the "Recapitalization").

   In 1994 and 1995, the Company experienced rapid expansion, growing from 40 stores to 59 stores. However, as a result of liquidity constraints and the need for improved inventory controls, the Company was forced to suspend its store expansion program in late 1995. In early 1996, a strengthened management team led by Anthony Cuti, the Company's new Chairman and Chief Executive Officer, took several measures to improve operations, including improving inventory controls and decreasing out-of-stock occurrences, creating a loss prevention function to control inventory shrink and continuing to invest in management information systems ("MIS"). In 1997, the Company resumed its store expansion program, opening seven stores. During Mr. Cuti's tenure at the Company, EBITDA has increased by 53.2% from $26.9 million for the 52 weeks ended March 29, 1996 to $41.2 million for the 52 weeks ended September 27, 1997.

   The Company was incorporated in Delaware in 1992. The Company's principal executive offices are located at 440 Ninth Avenue, New York, New York 10001, and its phone number is (212) 273-5700.

                                GROWTH STRATEGY

   The Company believes that, as a result of its successful operating history and market position in New York City, it is well positioned to capitalize on the growth opportunities in its market. The Company's strategy for continued growth is to (i) open additional stores in Manhattan and the surrounding boroughs, (ii) continue to capitalize on favorable pharmacy trends, (iii) make opportunistic acquisitions of independent drugstores and pharmacy files and (iv) continue to implement merchandising initiatives in non-pharmacy areas.


   OPEN ADDITIONAL STORES. The Company believes that the New York City drugstore market remains underpenetrated by drugstore chains, with only 50% of the estimated $2.65 billion in annual drugstore-related sales controlled by chains, compared to approximately 74% controlled by chains nationally. This provides significant opportunities for the Company to open additional stores in Manhattan as well as in the densely populated areas of the surrounding boroughs. Some of the Company's most successful stores have been opened in areas new to the Company, such as the residential areas of the Upper East and West sides of Manhattan, Brooklyn, the Bronx and Queens. The Company believes that its long-standing presence in, and knowledge of, the New York City real estate market, combined with the use of a proprietary site selection model that considers numerous demographic and traffic flow variables, have allowed it to identify attractive store locations. Since 1993, all of the Company's new stores have become profitable on an operating basis (i.e., prior to allocation of corporate expenses, goodwill amortization, interest expense and income taxes) within the first full year of operation. Over the next two years, the Company plans to open approximately 30 to 40 stores.


   CONTINUE TO CAPITALIZE ON FAVORABLE PHARMACY TRENDS. Sales of prescription and over-the-counter ("OTC") drugs have been growing rapidly throughout the drugstore industry. The Company expects demographic trends, such as the aging of the U.S. population, and industry changes, such as growth of managed care organizations, insurance companies, employers and other third-party payors (collectively, "Third Party Plans"), to continue to drive increases in the prescription and OTC drug businesses. Since 1994, the Company has focused on increasing its pharmacy sales by entering into agreements to service Third Party Plans and by upgrading the appearance and service level of its store pharmacies. While sales to customers covered by Third Party Plans generally result in lower gross profit margins due to competitive pricing, the Company believes that such lower margins are offset by the increased volume of pharmacy sales and the opportunity to leverage fixed expenses. The Company believes that its initiatives, which are designed to capitalize on industry trends, have resulted in the Company's pharmacy sales growing at an annual rate of approximately 30% since 1994. Although these initiatives have helped increase the average number of prescriptions filled by Duane Reade per store per week from 640 in 1994 to 865 during 1997, the Company's average remains well below the national industry chain store average of approximately 1,200, providing significant opportunity for continued pharmacy growth. The Company believes that continued pharmacy growth will increase overall customer traffic, thereby also benefitting its non-pharmacy sales.

   MAKE OPPORTUNISTIC ACQUISITIONS OF INDEPENDENT DRUGSTORES AND PHARMACY FILES. The Company believes that the growth of Third Party Plans and the continued penetration of chain drugstores such as Duane Reade has put increasing pressure on the approximately 1,400 independent drugstores in New York City. When appropriate, the Company considers acquiring small local chains or independent drugstores. The Company also pursues the purchase of pharmacy files of independent drugstores when such purchases are economically attractive to the Company. The pharmacy files of independent pharmacists tend to have a higher proportion of prescriptions not covered by Third Party Plans, which generate incremental revenue and higher margins. When appropriate, the Company retains the services of the pharmacist, whose personal relationship with the customers generally maximizes the retention rate of the purchased file. In 1997, the Company acquired one independent drugstore and seven such pharmacy files and intends to aggressively pursue additional purchases.

   CONTINUE TO IMPLEMENT MERCHANDISING INITIATIVES IN NON-PHARMACY
AREAS. Management has recently undertaken a number of merchandising initiatives, including the expansion of certain high-margin categories such as greeting cards, cosmetics, vitamins, photofinishing and photo supplies and an expanded seasonal merchandising program. The Company also continues to focus on category management, which it believes will improve gross margins and increase non-pharmacy sales. For example, in 1997 the Company introduced one-hour photofinishing service in three of its stores and intends to introduce one-hour photofinishing service in approximately seven to ten additional stores in 1998. The Company has also increased its emphasis on the sale of its own private label products, which it believes provide a high-quality, lower priced alternative to name brand products while generating higher gross profit margins than name brand products. In addition, in the fourth quarter of 1997, Duane Reade completed installation of Point of Sale ("POS") scanners in all of its stores and, by the end of the first quarter of 1998, will have completed its "planogramming" (space management system) initiative in all of its stores. These systems and initiatives will allow the Company to better analyze sales trends and merchandise its stores more effectively, which the Company believes will ultimately increase its sales and profitability.

   The success of the Company's growth strategy is dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to continue to successfully execute its new store opening program is subject to a number of factors, including the availability and cost of attractive new store locations, continued favorable retail and pharmacy trends, competition, the general economic environment and the ability of management to successfully oversee the Company's expanded operations. Due to the above factors, there can be no assurance that the Company will be successful in implementing the above growth strategy.

                              RECENT DEVELOPMENTS

   The Company's 1997 fiscal year ended on December 27, 1997. While the final results for the year ended December 27, 1997 are not yet available, the Company currently estimates that net sales for the full 1997 fiscal year were approximately $429.8 million, including approximately $107.8 million from pharmacy sales.

   The information above is preliminary in nature only, and is subject in all respects to completion of various internal analyses and procedures necessary to finalize the Company's financial statements and to completion of the audit of the Company's financial statements for the fiscal year ended December 27, 1997.


                                REFINANCING PLAN


   The Offering is part of a plan to refinance all of the Company's existing indebtedness (the "Refinancing Plan") in order to enhance the Company's financial flexibility to pursue growth opportunities and implement capital improvements. The successful consummation of the Refinancing Plan will reduce the Company's overall indebtedness, simplify the Company's capital structure and provide access to additional borrowings. The principal components of the Refinancing Plan are: (i) the sale by the Company of 6,700,000 shares of Common Stock in the Common Stock Offering for estimated net proceeds of $92.5 million; (ii) the execution of a new secured credit agreement (the "New Credit Agreement"), which will provide for borrowings of up to approximately $160.0 million; (iii) the issuance of the New Senior Subordinated Notes for estimated net proceeds of $77.1 million; (iv) the repayment of all outstanding borrowings under the Company's existing credit agreement (the "Existing Credit Agreement"), the outstanding principal amount of which was $89.8 million as of December 27, 1997; (v) the redemption of the Company's outstanding 15% Senior Subordinated Zero Coupon Notes due 2004 (the "Zero Coupon Notes") for $99.8 million (including a redemption premium of $7.0 million); (vi) the redemption of the Company's outstanding 12% Senior Notes due 2002 (the "Senior Notes") for $93.9 million (including a redemption premium of $4.0 million); and (vii) the merger of Daboco, Inc., a direct wholly owned subsidiary of the Company, with and into the Company (the "Merger"). The Company believes that the Refinancing Plan will result in a reduction in overall interest expense because of total interest expense associated with the New Credit Agreement and the Offering will be less than the total interest expense currently associated with the Senior Notes and the Zero Coupon Notes. See "Selected Consolidated Historical Financial and Operating Data." The Company expects that interests rates under the New Credit Agreement will be approximately the same as interest rates under the Existing Credit Agreement. See "Description of Certain Indebtedness--New Credit Agreement." The Company expects that total fees and expenses associated with the Refinancing Plan will be approximately $13.3 million. See "Use of Proceeds." The consummation of the Offering will be conditional upon the other components of the Refinancing Plan.


                                  THE OFFERING


Securities Offered ............  $80.0 million aggregate principal amount of
                                     % Senior Subordinated Notes due 2008.

Maturity Date .................       , 2008.


Interest Payment Dates ........       and      , commencing      , 1998.


Mandatory Redemption ..........  The Company will not be required to make mandatory redemption of, or sinking fund payments with respect to, the New Senior Subordinated Notes except as described below under "--Change of Control" and in the case of certain Asset Sales. See "Description of New Senior Subordinated Notes--Repurchase at the Option of Holders--Assets Sales."

Optional Redemption ...........  The New Senior Subordinated Notes will be redeemable, in whole or in part, at any time
                                 on or after       , 2003, in cash at the
                                 redemption prices set forth herein, plus
                                 accrued and unpaid interest, if any, thereon
                                 to the redemption date. In addition, at any
                                 time on or prior to      , 2001, the Company
                                 may, at its option, redeem up to 35% of the
                                 aggregate
                                 principal amount of the New Senior
                                 Subordinated Notes originally issued at a
                                 redemption price equal to     % of the
                                 aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds from offerings of Equity Interests (other than Disqualified Stock) of the Company; provided that at least 65% of the original aggregate principal amount of the New Senior Subordinated Notes will remain outstanding immediately following each redemption. See "Description of New Senior Subordinated Notes--Optional Redemption."

Change of Control .............  Upon the occurrence of a Change of Control, each holder of New Senior Subordinated Notes will have the right to require the Company to offer to repurchase such holder's New Senior Subordinated Notes in cash at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. The New Credit Agreement will prohibit the Company from purchasing the New Senior Subordinated Notes and will also provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the New Senior Subordinated Notes, the Company could seek the consent of its lenders to the purchase of the New Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the New Senior Subordinated Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered New Senior Subordinated Notes would constitute an Event of Default under the indenture pursuant to which the New Senior Subordinated Notes will be issued (the "New Senior Subordinated Note Indenture"), which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Debt. In such circumstances, the subordination provisions in the New Senior Subordinated Note Indenture would likely restrict the payments to the holders of the New Senior Subordinated Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the New Senior Subordinated Notes following a Change of Control. See "Risk
                                 Factors--Possible Inability to Repurchase
                                 New Senior Subordinated Notes upon a Change of Control" and "Description of New Senior Subordinated Notes--Redemption at the Option of Holders--Change of Control."

Ranking .......................  The New Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including indebtedness pursuant to the New Credit Agreement. The New Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to all subordinated indebtedness of the Company. The New Senior Subordinated Notes will be guaran-teed, jointly and severally, on a senior subordinated basis by the Subsidiary Guarantors. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt (including the guarantees under the New Credit Agreement) of the Subsidiary Guarantors. On a pro forma basis after giving effect to the Refinancing Plan and the application of the proceeds therefrom, as of September 27, 1997, the Company would have had outstanding approximately $130.0 million of Senior Debt, and the Company's and its subsidiaries would have had approximately $262.6 million of outstanding liabilities, including trade payables and the New Senior Subordinated Notes.

Subsidiary Guarantees .........  The New Senior Subordinated Notes will be guaranteed, jointly and severally, on a
                                 senior subordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantors, including the New Credit Agreement.

Certain Covenants .............  The New Senior Subordinated Note Indenture
                                 will contain certain covenants that, among other things, limit the ability of the Company to: incur indebtedness and issue preferred stock, repurchase Capital Stock (as defined) and subordinated indebtedness, engage in transactions with affiliates, engage in sale and leaseback transactions, incur or suffer to exist certain liens, pay dividends or other distributions, make investments, sell assets and engage in certain mergers and consolidations.


Use of Proceeds ...............  The net proceeds from the Offering, together with borrowings under the New Credit
                                 Agreement and the net proceeds from the
                                 Common Stock Offering, will be used to
                                 complete the Refinancing Plan. See
                                 "Prospectus Summary--Refinancing Plan" and
                                 "Use of Proceeds."

                               SUMMARY HISTORICAL
                          FINANCIAL AND OPERATING DATA
               (In thousands, except percentages and store data)

   The following table sets forth summary consolidated historical financial data for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996 and for the 39 week periods ended September 28, 1996 and September 27, 1997. This data should be read in conjunction with the consolidated historical financial statements of the Company, together with the notes thereto, included elsewhere in this Prospectus.


                                                       FISCAL YEAR                      39 WEEKS ENDED
                                            ------------------------------------------------------------------
                                                                                SEPTEMBER 28,   SEPTEMBER 27,
                                               1994        1995       1996          1996             1997
                                            ---------- ----------  ---------- ---------------  ---------------
STATEMENT OF OPERATIONS DATA:
Net sales .................................  $281,103    $336,922   $381,466      $281,093         $313,796
Gross profit ..............................    71,425      77,095     92,961        65,296           77,383
Nonrecurring charges (1) ..................        --          --         --            --           10,887
Operating income ..........................    11,042      12,166     14,542        11,849           11,268
Net interest expense ......................    27,480      30,224     32,396        24,334           25,433
Net loss ..................................   (16,438)    (18,058)   (17,854)      (12,485)         (14,165)

OPERATING AND OTHER DATA:
EBITDA (2).................................  $ 31,188    $ 27,443   $ 35,300      $ 23,814         $ 29,747
EBITDA as a percentage of net sales  ......      11.1%        8.2%       9.3%          8.5%             9.5%
Capital expenditures.......................     9,947       6,868      1,247           913            4,931
Number of stores at end of period  ........        51          59         60            60               65
Same store sales growth (3) ...............       1.6%       (3.5)%      8.3%          7.8%             7.9%
Pharmacy same store sales growth (3)  .....      14.2%        7.0%      25.5%         25.1%            25.4%
Average store size (square feet) at end of
 period ...................................     6,596       6,712      6,733         6,733            6,832
Sales per square foot (4)..................  $    970    $    898   $    956      $    708         $    751
Pharmacy sales as a % of net sales  .......      17.6%       19.0%      21.8%         21.5%            24.8%
Third-Party Plan sales as a % of pharmacy
 sales ....................................      45.7%       58.2%      64.4%         63.3%            72.9%
PRO FORMA DATA:
Cash interest expense (net) (5)............                         $ 19,104      $ 12,493         $ 12,423
Ratio of EBITDA to cash interest expense ..                              1.8x          1.9x             2.4x
Ratio of net debt to EBITDA (6) (7)  ......                                                             4.7x



                                                 AS OF                  AS OF
                                           DECEMBER 28, 1996     SEPTEMBER 27, 1997
                                           ----------------- --------------------------
                                                                          (AS ADJUSTED)
                                                               (ACTUAL)        (8)
BALANCE SHEET DATA:
Working capital ..........................      $  9,917       $ 29,849     $ 43,968
Total assets .............................       222,476        239,520      257,860
Total debt and capital lease obligations         245,657        262,649      212,187
Stockholders' deficiency .................       (59,396)       (73,561)      (4,734)


                                                      (footnotes on next page)

(footnotes to Summary Historical Financial and Operating Data appearing on the preceding page)
------------
(1) During the first quarter of fiscal 1997, the Company considered a public offering of its common stock and took certain steps in connection with these plans. Such plans were abandoned upon consummation of the Recapitalization discussed in Note 10 of the Notes to Consolidated Financial Statements (Unaudited) for the 39 weeks ended September 27, 1997. Costs and expenses incurred in connection with the abandoned public offering, the Recapitalization and the repurchase offers referred to in Note 10 of the Notes to Consolidated Financial Statements (Unaudited) aggregated approximately $10.9 million, which the Company has treated as a non-recurring expense because such expenses are related to financing activities in connection with the Recapitalization and related events, which the Company does not expect to incur on a continuing basis.
(2) As used herein, "EBITDA" means net income (loss) plus nonrecurring costs, interest, income taxes, depreciation, amortization and other non-cash items (primarily deferred rents). Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of certain non-cash charges. Targets and positive trends in EBITDA are used as the performance measure for determining management's bonus compensation; EBITDA is also utilized by the Company's creditors in assessing debt covenant compliance. The Company understands that, while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, nor an alternative to net income as an indicator of the Company's operating performance nor any other measure of performance in conformity with generally accepted accounting principles ("GAAP").

   A reconciliation of net loss to EBITDA for each period included above is set forth below (dollars in thousands):


                                    FISCAL YEAR                       39 WEEKS ENDED
                       ---------------------------------------------------------------------
                                                              SEPTEMBER 28,   SEPTEMBER 27,
                           1994        1995         1996          1996             1997
                       ----------- -----------  ----------- ---------------  ---------------
Net loss .............   $(16,438)   $(18,058)    $(17,854)     $(12,485)        $(14,165)
Net interest expense       27,480      30,224       32,396        24,334           25,433
Amortization .........     18,238      11,579       16,217         8,514            3,826
Depreciation .........      1,184       1,929        3,015         2,295            2,584
Nonrecurring charges           --          --           --            --           10,887
Other non-cash item  .        724       1,769        1,526         1,156            1,182
                       ----------- -----------  ----------- ---------------  ---------------
EBITDA ...............   $ 31,188    $ 27,443     $ 35,300      $ 23,814         $ 29,747
                       =========== ===========  =========== ===============  ===============


(3) Same store sales figures include stores that have been in operation for at least 13 months.
(4) The Company experienced a decline in sales per square foot from 1993 through 1995 as a result of the opening of additional stores in connection with the Company's expansion. The opening of such additional stores resulted in a decline in sales per square foot principally because (i) the average square footage for the new stores was greater than that of the existing store base and (ii) new stores generally take some time to reach a mature level of sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."
(5) Cash interest expense (net) represents net interest expense less amortization of deferred financing costs and other non-cash interest charges for the year ended December 28, 1996 and the 39 week periods ended September 28, 1996 and September 27, 1997 on a pro forma basis giving effect to the Refinancing Plan, including the consummation of the Offering, the Common Stock Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds", as if such transactions had occurred at December 31, 1995.
(6) Net debt represents total debt and capital lease obligations less cash, on a pro forma basis after giving effect to the Offering, the Common Stock Offering and the application of the net proceeds therefrom.
(7) For purposes of this ratio, EBITDA represents historical EBITDA for the 52 weeks ended September 27, 1997, which was approximately $41,233.
(8) Adjusted to give effect to (i) the Refinancing Plan, including the consummation of the Offering, and the Common Stock Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds," as if all such transactions had occurred at September 27, 1997, (ii) a provision of $75,000 for compensation expense related to previously issued stock options and (iii) an extraordinary loss of $23.6 million for the 39 weeks ended September 27, 1997 arising from the redemption of the Senior Notes and the Zero Coupon Notes and the write-off of the related unamortized deferred financing fees, as if all such transactions had occurred at September 27, 1997. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before making an investment in the New Senior Subordinated Notes offered hereby.

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS


   After the Offering, the Company will have a substantial amount of outstanding indebtedness. As of September 27, 1997, on a pro forma basis giving effect to the Refinancing Plan, including the Offering and the Notes Offering and the application of the net proceeds therefrom, the consolidated indebtedness of the Company would have been approximately $212.2 million (excluding trade payables, accrued expenses and other non-current liabilities). In addition, the Company's earnings have historically been insufficient to cover fixed charges and were insufficient by $17.9 million and $14.2 million for the fiscal year ended December 28, 1996 and the 39 week period ended September 27, 1997, respectively. Subject to certain limitations contained in its outstanding debt instruments, the Company or its subsidiaries may incur additional indebtedness to finance working capital, capital expenditures or acquisitions or for general corporate purposes. The Company's level of indebtedness could have important consequences to the holders of New Senior Subordinated Notes, including the following: (i) the Company's ability to obtain additional capital for acquisitions, capital expenditures, working capital or general corporate or other purposes may be limited and (ii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Substantially all of the Company's indebtedness under the New Credit Agreement is expected to be subject to variable interest rates that fluctuate in accordance with changes in the market rate to be specified in the New Credit Agreement. Fluctuations in such interest rates may occur at any time in response to changing economic conditions and other factors beyond the Company's control, and there can be no assurance with respect to how long such rates will remain at their current levels. Although the Company expects to enter into hedging agreements to limit its exposure to interest rate fluctuations, a significant rise in interest rates could have a material adverse effect on the Company. To date, the Company has not entered into any such hedging arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The Company's ability to pay principal of and interest on the New Senior Subordinated Notes and to service its remaining indebtedness will be dependent on its future performance, which will be affected by prevailing economic, financial, business, competitive, legislative, regulatory and other conditions, certain of which are beyond the Company's control. The Company believes that, based upon current levels of operations and anticipated growth, it should be able to meet its debt service obligations when due for the foreseeable future. If, however, the Company becomes unable to service its indebtedness, it will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital, which actions are restricted, to some extent, under the terms of the New Credit Agreement and the New Senior Subordinated Notes. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.


   The New Senior Subordinated Note Indenture will contain certain covenants which, among other things, will restrict the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make certain restricted payments, create certain liens, sell assets, enter into certain transactions with affiliates, enter into certain mergers or consolidations or sell or issue capital stock of the Company's subsidiaries. In addition, the New Credit Agreement contains other and more restrictive covenants, including those requiring the Company to maintain specified financial ratios and satisfy certain tests relating to its financial condition, and prohibits the Company from repaying its other indebtedness (including the New Senior Subordinated Notes) prior to the maturity of the New Credit Agreement. The Company's ability to comply with the covenants in the New Credit Agreement and/or the New Senior Subordinated Note Indenture may be affected by events beyond its control, including prevailing economic, financial, business, competitive, legislative, regulatory and other conditions. The breach of any such covenants or restrictions could result in a default under the New Credit Agreement and/or the New Senior Subordinated Note Indenture. Upon the occurrence of an event of default under the New Credit Agreement, the lenders thereunder could elect to declare all amounts borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, and terminate the commitments of the lenders to make further extensions of credit under the New Credit Agreement. If the Company were unable to repay its indebtedness to its lenders under the New Credit Agreement, such lenders could proceed against any or all of the collateral securing the indebtedness under the New Credit Agreement, which collateral is expected to consist of substantially all of the assets of the Company and the capital stock and substantially all of the assets of its subsidiaries. See "Description of Certain Indebtedness."


SUBORDINATION


   The New Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including indebtedness under the New Credit Agreement. Furthermore, any payment with respect to a Subsidiary Guarantee also will be subordinated to the payment of Senior Debt of that Subsidiary Guarantor, including such Subsidiary Guarantor's obligations under the New Credit Agreement. As of September 27, 1997, on a pro forma basis after giving effect to the Refinancing Plan, including consummation of the Offering and the Common Stock Offering and the application of the net proceeds thereof, the Company would have had approximately $130.0 million of Senior Debt, all of which would have been secured borrowings under the New Credit Agreement. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries, if any, must be paid in full before the holders of the New Senior Subordinated Notes may be paid. If the Company incurs an additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the New Senior Subordinated Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the New Senior Subordinated Notes. In addition, no cash payments may be made with respect to the New Senior Subordinated Notes during the continuance of a payment default with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the New Senior Subordinated Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, holders of indebtedness and other liabilities of the Company's subsidiaries will have claims that are effectively senior to the New Senior Subordinated Notes, except to the extent of the Subsidiary Guarantees. See "--Enforceability of Subsidiary Guarantees" and "Description of New Senior Subordinated Notes--Subordination."


HOLDING COMPANY STRUCTURE


   The Company is a holding company and does not have any material operations or assets other than ownership of the 99% of the general partnership interest of Duane Reade, a New York general partnership ("DR") and 100% of the outstanding common stock of DRI I Inc. ("DRI"). DRI owns the remaining 1% general partnership interest in DR. The Company is dependent on the cash flow of its subsidiaries and distributions from its subsidiaries in order to meet its debt service obligations.

   Any right of the Company to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the New Senior Subordinated Notes to participate in distribution of those assets) will be subject to the prior claims of such subsidiary's creditors. All obligations of DR under the New Credit Agreement will be secured by substantially all of the assets of the Company, DRI and DR.


COMPETITION

   The markets in which the Company operates are highly competitive. In the New York City area, the Company competes against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the New York City market include Rite-Aid, Genovese and CVS. Many of the Company's competitors are larger and have greater financial resources than the Company. In addition to competition from the foregoing, the Company's pharmacy departments also compete with hospitals, health maintenance organizations ("HMOs") and mail order prescription drug providers. The Company's drugstores compete, among other things, on the basis of convenience of location and store layout, product mix, selection, customer service and price. There can be no assurance that such competition will not adversely affect the Company's results of operations or financial condition. See "Business--Competition."


NET LOSSES; INTANGIBLE ASSETS

   The Company has experienced net losses of $24.4 million, $16.4 million, $18.1 million, $17.9 million and $14.2 million for the prior four fiscal years and the 39 weeks ended September 27, 1997, respectively. The net proceeds from the Offering, the Common Stock Offering and the New Credit Agreement will be used to reduce overall indebtedness of the Company and associated interest expense. The Company's results of operations will continue to be affected by events and conditions both within and beyond its control, including the successful implementation of the Company's growth strategy, continued performance of existing stores, competition and economic, financial, business and other conditions. Therefore, there can be no assurance that the Company will not continue to incur net losses in the future. The Company also expects to realize an extraordinary loss of approximately $23.5 million in the first quarter of 1998 as a result of the early retirement of the Senior Notes, the Zero Coupon Notes and the Existing Credit Agreement.

   Of the Company's total assets at December 28, 1996, approximately $142.4 million (or 64.0% of total assets) represented goodwill, net of amortization and other intangible assets arising principally from the acquisition of the Company's predecessor by Bain Capital in 1992. It is possible that no cash would be recoverable from the voluntary or involuntary sale of the intangible assets of the Company, including its goodwill.


ECONOMIC CONDITIONS AND REGIONAL CONCENTRATION

   Substantially all of the Company's stores are located in the New York City area. As a result, the Company is sensitive to economic and competitive conditions, the regulatory environment and the availability of labor in that area. The success of the Company's future operations will be substantially affected by its ability to compete effectively in the New York City area, and no prediction can be made as to economic conditions in this region.

UNCERTAINTY OF LEASE RENEWALS


   All of the Company's stores are leased, with the leases expiring at various dates from May 1998 to December 2022 (assuming renewal options are exercised). Leases for eight stores that generated approximately 12.8% of the Company's net sales for the 39 week period ended September 27, 1997 are scheduled to expire before the end of 2000. Although the Company has historically been successful in renewing most of its store leases when they have expired, there can be no assurance that the Company will continue to be able to do so on acceptable terms or at all. If the Company is unable to renew the leases for the Company's store locations as they expire, or find other favorable locations at acceptable lease rates, there can be no assurance that such failures will not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Properties; Leases."


RISKS ASSOCIATED WITH FUTURE GROWTH

   The Company is experiencing a period of rapid expansion, which the Company believes will continue for the foreseeable future. The operating complexity of the Company's business, as well as the responsibilities of management personnel, have increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operating and financial systems and to expand, train and manage its employee base. In addition, as the Company opens new stores, there can be no assurance that a sufficient number of qualified personnel will be available to manage such expanded operations or that such operations will be successfully integrated into the Company. The Company's inability to manage its expansion effectively, including the hiring of additional personnel, could have a material adverse effect on its business and results of operations. The Company's expansion prospects are also dependent on a number of other factors, including, among other things, economic conditions, competition, consumer preferences, financing and working capital needs, the ability of the Company to negotiate store leases on favorable terms and the availability of additional warehouse space and new store locations. In addition, as the Company continues with its plans to open additional stores in the New York City area, sales at existing stores may decrease as customers shop at the Company's newer stores. There can be no assurance that the Company will be able to effectively realize its plans for future expansion. See "Business."


RISKS ASSOCIATED WITH REGULATORY AND OTHER CHANGES IN THE HEALTH CARE
INDUSTRY

   Pharmacy sales accounted for approximately 22% of the Company's total sales for 1996 and 25% of the Company's total sales for the 39 week period ended September 27, 1997. Pharmacy sales to Third-Party Plans accounted for approximately 64% of the Company's total pharmacy sales for 1996 and approximately 73% of the Company's total pharmacy sales for the 39 week period ended September 27, 1997. The efforts of Third-Party Plans to contain costs have placed downward pressures on gross profit margins from sales of prescription drugs. However, management believes that the penetration of Third-Party Plans in the New York City market will continue, and the resulting increase in volume should help to mitigate the decrease in gross profit margins. See "Business--The Drugstore Industry."

   The Company's revenues from prescription drug sales may also be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs, changes in programs providing for reimbursement for the cost of prescription drugs by Third-Party Plans and regulatory changes relating to the approval process for prescription drugs. Such initiatives could lead to the enactment of federal and state regulations that may adversely impact the Company's prescription drug sales and, accordingly, its results of operations.

REGULATORY MATTERS


   The Company's business is subject to various federal and state regulations. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 ("OBRA") and comparable state regulations, the Company's pharmacists are required to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. The Company is also subject to federal, state and local licensing and registration regulations with respect to, among other things, its pharmacy operations. The Company believes that it has satisfied all of its licensing and registration requirements and continues to actively monitor its compliance with such requirements. However, violations of any such regulations could result in various penalties, including suspension or revocation of the Company's licenses or registrations or monetary fines, which could adversely effect the Company's operations. Additionally, the Company is subject to federal Drug Enforcement Agency ("DEA") regulations relative to its pharmacy operations, including purchasing, storing and dispensing of controlled substances.


   The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL

   The success of the Company depends to a large extent on its executive management team. Although the Company has entered into employment agreements with each of the Company's executive officers, it is possible that members of executive management may leave the Company, and such departures could have a negative impact on the business of the Company. The Company does not maintain key-man life insurance on any of its executive officers. See "Management."

CONTINUED INFLUENCE OF PRINCIPAL STOCKHOLDERS


   Upon consummation of the Common Stock Offering, investment funds affiliated with DLJMPBII, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Underwriter for the Offering, and certain of its affiliates will beneficially own an aggregate of approximately 52.4% of the fully diluted Company's outstanding Common Stock (46.8% if the overallotment option granted to the underwriters in the Common Stock Offering is exercised in full). In addition, two of the Company's four directors are Managing Directors of DLJ Merchant Banking II, Inc. ("DLJMB"), a general partner of DLJMBPII, and one director is a Managing Director of DLJ. In connection with the consummation of the Offering and the Common Stock Offering, the Company expects to add two independent directors to the Board of Directors. See "Management" and "Principal Stockholders." Under Delaware law and the Company's Amended and Restated Certificate of Incorporation, owners of a majority of the Company's outstanding Common Stock are able to elect all of the Company's directors and approve significant corporate transactions without the approval or consent of the other shareholders. As a result, DLJMBPII will continue to have the ability (either alone or together with a small percentage of other shareholders) to elect all of the Company's directors and to control the vote on all matters submitted to a vote of the holders of the Common Stock, including any going private transaction, merger, consolidation or sale of all or substantially all of the Company's assets. The Company's Amended and Restated Certificate of Incorporation provides that any action that can be taken by a meeting of the shareholders may be taken by written consent in lieu of a meeting.


COLLECTIVE BARGAINING AGREEMENTS

   As of September 27, 1997, approximately 1,800 of the Company's approximately 2,000 employees were represented by various labor unions and were covered by collective bargaining agreements. The Company's distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815, and all store employees are represented by the Allied Trade Council. The Company's three-year contracts with these two unions expire on August 31, 1999 and August 31, 1998, respectively. The Company has not experienced any material business interruption as a result of labor disputes within the past 15 years, and the Company considers its employee relations to be good. However, there can be no assurance that, upon the expiration of any of the Company's collective bargaining agreements, the Company will be able to negotiate new collective bargaining agreements on terms favorable to the Company or that the Company's business operations will not be interrupted as a result of labor disputes or difficulties or delays in the process of renegotiating its collective bargaining agreements. In such events, the Company's results of operations could be materially adversely affected. See "Business--Employees."

POSSIBLE INABILITY TO REPURCHASE NEW SENIOR SUBORDINATED NOTES UPON CHANGE OF CONTROL


   The New Credit Agreement will prohibit the Company from purchasing the New Senior Subordinated Notes and will also provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from purchasing the New Senior Subordinated Notes, the Company could seek the consent of its lenders to the purchase of the New Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the New Senior Subordinated Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered New Senior Subordinated Notes would constitute an event of default under the New Senior Subordinated Note Indenture which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Debt. In such circumstances, the subordination provisions in the New Senior Subordinated
Note Indenture would likely restrict payments to the holders of the New Senior Subordinated Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the New Senior Subordinated Notes following a Change of Control.

FRAUDULENT TRANSFER CONSIDERATIONS

   The incurrence by the Company of indebtedness such as the New Senior Subordinated Notes to effect the Refinancing Plan may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. The Company believes that the indebtedness represented by the New Senior Subordinated Notes is being incurred for proper purposes and in good faith and that, based on forecasts, asset valuations and other financial information, the Company, after giving effect to the Refinancing Plan, including the consummation of the Offering and the Common Stock Offering, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding the Company's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of the issuance of the New Senior Subordinated Notes, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur debts beyond its ability to pay such debts as they mature, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of the Company's obligations to the holders of the New Senior Subordinated Notes, the effect of which would be that the holders of the New Senior Subordinated Notes may not be repaid in full or at all, and/or
(ii) subordinate the Company's obligations to the holders of the New Senior Subordinated Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Senior Subordinated Notes.

ENFORCEABILITY OF SUBSIDIARY GUARANTEES

   The Company's obligations under the New Senior Subordinated Notes will be guaranteed, jointly and severally, on a senior subordinated basis by each of the Subsidiary Guarantors. The Company believes that the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that, based on forecasts, asset valuations and other financial information, the Subsidiary Guarantors, after giving effect to the Refinancing Plan, including the consummation of the Offering and the Common Stock Offering, will be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they mature. Notwithstanding the Company's belief however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of incurrence of a Subsidiary Guarantee, a Subsidiary Guarantor was insolvent, was rendered insolvent by reason of such issuance, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of such Subsidiary Guarantor's obligations to the holders of the New Senior Subordinated Notes, the effect of which would be that the holders of the New Senior Subordinated Notes may not be repaid in full or at all, and/or (ii) subordinate such Subsidiary Guarantor's obligations to the holders of the New Senior Subordinated Notes to other existing and future indebtedness of such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Senior Subordinated Notes. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the New Senior Subordinated Notes.

ABSENCE OF PUBLIC MARKET

   The New Senior Notes are a new security for which no public market exists. The New Senior Subordinated Notes will not be listed on a securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices holders of the New Senior Subordinated Notes would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the New Senior Subordinated Notes, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the New Senior Subordinated Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the New Senior Subordinated Notes after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the New Senior Subordinated Notes will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the New Senior Subordinated Notes, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the New Senior Subordinated Notes are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates is required to deliver a prospectus in connection with the sale of the New Senior Subordinated Notes, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the drugstore industry in general and in the Company's specific market area; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                               USE OF PROCEEDS


   The net proceeds to the Company from the Offering (after deducting the estimated underwriting discount and estimated general offering expenses) are estimated to be approximately $77.1 million. The Company intends to use such net proceeds, together with estimated net proceeds from the Common Stock Offering of approximately $92.5 million and net borrowings under the New Credit Agreement of approximately $127.6 million, to complete the Refinancing Plan, which is expected to consist of: (i) the redemption of all of the Zero Coupon Notes for $99.8 million (including a redemption premium of $7.0 million), (ii) the redemption of all of the Senior Notes for $93.9 million (including a redemption premium of $4.0 million), (iii) the repayment of all outstanding term loan indebtedness under the Existing Credit Agreement, the outstanding principal amount of which was $65.3 million as of December 27, 1997, (iv) the repayment of all outstanding revolving indebtedness under the Existing Credit Agreement, the outstanding principal amount of which was $24.5 million as of December 27, 1997, and (v) the payment of fees and expenses incurred in connection with the Refinancing Plan. The Company plans to use the proceeds of the Offering, the Common Stock Offering and a portion of the proceeds from the New Credit Agreement to fund the redemption of the Zero Coupon Notes and the Senior Notes. Accordingly, the proceeds from the Offering and the Common Stock Offering will be used to defease the Zero Coupon Notes and the Senior Notes pending such redemptions, which the Company currently expects to occur approximately 30 days after the closing of the Offering.


   The term loan indebtedness under the Existing Credit Agreement has a maturity date of June 2002 and currently bears interest at an annual rate of LIBOR plus 3.0%, which, as of September 30, 1997, equaled approximately 8.625%. The revolving loan indebtedness under the Existing Credit Agreement has a maturity date of June 2001 and currently bears interest at an annual rate of LIBOR plus 2.5%, which, as of September 30, 1997, equaled approximately 8.125%, and provides for a commitment fee ranging from 0.375% to 0.5% per annum on the unused portion of the facility, depending on the Company's ratio of consolidated debt to EBITDA (as defined in the Existing Credit Agreement). The Zero Coupon Notes have a maturity date of September 2004 and accrete at a fixed rate of 15% per annum compounded semiannually, with cash interest payments commencing in March 2000 at a fixed rate of 15% per annum. The Senior Notes have a maturity date of September 2002 and bear interest at a fixed rate of 12% per annum.

                                CAPITALIZATION


   The following table sets forth the total capitalization of the Company as of September 27, 1997 and the pro forma capitalization as adjusted to give effect to the Refinancing Plan (assuming consummation of the redemption of the Senior Notes and the Zero Coupon Notes), including the sale by the Company of the New Senior Subordinated Notes offered hereby. See "Use of Proceeds." This table should be read in conjunction with the unaudited consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.



                                                           SEPTEMBER 27, 1997
                                                       --------------------------
                                                          ACTUAL   AS ADJUSTED(1)
                                                       ----------  --------------
                                                         (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Credit agreement(2) ........................           $ 81,475     $      --
  New Credit Agreement(3) ....................                 --       130,000
  Senior Notes(4) ............................             89,893            --
  Zero Coupon Notes(5) .......................             89,094            --
   % New Senior Subordinated Notes............                 --        80,000
  Capital lease obligations ..................              2,187         2,187
                                                       ----------  --------------
    Total long-term debt .....................            262,649       212,187
                                                       ----------  --------------
Stockholders' equity (deficiency):
  Common stock and additional paid-in capital              24,665       117,165
  Preferred stock.............................                 --            --
  Accumulated deficit ........................            (98,226)     (121,899)
                                                       ----------  --------------
    Total stockholders' equity (deficiency)  .            (73,561)       (4,734)
                                                       ----------  --------------
Total capitalization .........................           $189,088     $ 207,453
                                                       ==========  ==============



------------
(1) Gives pro forma effect to the Refinancing Plan, including the consummation of the Offering and the Common Stock Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds," as if all such transactions had occurred at September 27, 1997.

(2) Reflects outstanding balance under the Company's credit agreement in effect on September 27, 1997, which was replaced in the Existing Credit Agreement on September 30, 1997.

(3) Does not include $30.0 million of borrowing availability under the revolving portion of the New Credit Agreement.

(4) Pursuant to the terms of the Indenture relating to the Senior Notes, the Company has the right to call the Senior Notes at a price equal to 104.5% of the principal amount thereof (a premium of approximately $4.0 million). Concurrently with closing of the Offering and the Common Stock Offering, the Company will call the Senior Notes (the "Senior Notes Redemption") and currently expects that the Senior Notes Redemption will occur approximately 30 days after the closing of the Offering.

(5) Pursuant to the terms of the Indenture relating to the Zero Coupon Notes, the Company has the right to call the Zero Coupon Notes at a price equal to 107.5% of the accreted value thereof (a premium of approximately $7.0 million). Concurrently with the closing of the Offering and the Common Stock Offering, the Company will call the Zero Coupon Notes (the "Zero Coupon Notes Redemption") and currently expects that the Zero Coupon Notes Redemption will occur approximately 30 days after the closing of the Offering.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the unaudited consolidated financial statements included elsewhere in this Prospectus, adjusted to give effect to the Refinancing Plan.

   The unaudited pro forma statements of operations data are derived from the consolidated statements of operations for the fiscal year ended December 28, 1996 and the 39 week period ended September 27, 1997, included elsewhere in this Prospectus, and assume that the Refinancing Plan was consummated as of December 31, 1995. The unaudited pro forma condensed consolidated balance sheet data are derived from the unaudited consolidated balance sheet of the Company as of September 27, 1997, included elsewhere in this Prospectus, and assume that the Refinancing Plan was consummated on September 27, 1997. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company, included elsewhere in this Prospectus.

   The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results that would actually have been obtained if the Refinancing Plan had occurred on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma condensed consolidated financial statements are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable.

                      DUANE READE INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              SEPTEMBER 27, 1997



                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS   PRO FORMA
                                                           ------------ -------------  -----------
ASSETS
Current assets
 Cash.....................................................   $    218      $ 19,159 (1) $  19,377
 Receivables..............................................      9,084                       9,084
 Inventories..............................................     65,872                      65,872
 Prepaid expense .........................................      1,371                       1,371
                                                           ------------ -------------  -----------
  TOTAL CURRENT ASSETS ...................................     76,545        19,159        95,704
Property and equipment, net ..............................     24,918                      24,918
Goodwill, net ............................................    121,757                     121,757
Other assets, net.........................................     16,300         2,425 (1)    15,481
                                                                              2,900 (1)
                                                                              2,700 (2)
                                                                             (8,844)(5)
                                                           ------------ -------------  -----------
  Total assets ...........................................   $239,520      $ 18,340     $ 257,860
                                                           ============ =============  ===========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
 Accounts payable ........................................   $ 30,710      $            $  30,710
 Accrued interest ........................................        623          (600)(1)        23
 Accrued expenses ........................................     13,193        (2,200)(1)    13,693
                                                                              2,700 (2)
 Current portion of senior debt ..........................        660         5,800 (1)     5,800
                                                                               (660)(1)
 Current portion of capital lease obligations.............      1,510                       1,510
                                                           ------------ -------------  -----------
  TOTAL CURRENT LIABILITIES ..............................     46,696         5,040        51,736
Senior debt, less current portion ........................    170,708       124,200 (1)   204,200
                                                                             80,000 (1)
                                                                            (80,815)(1)
                                                                            (93,938)(1)
                                                                              4,045 (4)
Zero Coupon Notes, net....................................     89,094       (99,803)(1)        --
                                                                              3,746 (3)
                                                                              6,963 (4)
Capital lease obligations less current portion ...........        677                         677
Other non-current liabilities.............................      5,906            75 (6)     5,981
                                                           ------------ -------------  -----------
  TOTAL LIABILITIES ......................................    313,081       (50,487)      262,594
                                                                        -------------  -----------
Stockholders' deficiency:                                         103            67 (1)       170
 Common stock, $0.01 par; authorized 30,000,000 shares;
 issued and outstanding 10,257,832 shares and 16,957,832
 shares, respectively ....................................
 Paid-in capital..........................................     24,562       100,433 (1)   116,995
                                                                             (8,000)(1)
 Accumulated deficit .....................................    (98,226)       (3,746)(3)  (121,899)
                                                                            (11,008)(4)
                                                                             (8,844)(5)
                                                                                (75)(6)
                                                           ------------ -------------  -----------
  TOTAL STOCKHOLDERS' DEFICIENCY .........................    (73,561)       68,827        (4,734)
                                                           ------------ -------------  -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY  ........   $239,520      $ 18,340     $ 257,860
                                                           ============ =============  ===========



     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

           NOTES TO UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

(1) The net effect on cash of the transactions and the application of proceeds thereof, as of September 27, 1997, is as follows:



TOTAL SOURCES:
Proceeds of Offering ..............................              $100,500
New Credit Agreement:
 Current portion...................................                 5,800
 Non-current portion...............................               124,200
New Senior Subordinated Notes......................                80,000
                                                               ----------
  Total sources....................................              $310,500
                                                               ==========
TOTAL USES:
Existing Credit Agreement
 Current portion...................................              $    660
 Non-current portion...............................                80,815
Senior Notes, including redemption premium ........                93,938
Zero Coupon Notes, including redemption premium ...                99,803
Offering fees and expenses.........................                 8,000
New Credit Agreement fees and expenses.............                 2,425
New Senior Subordinated Notes fees and expenses ...                 2,900
Accelerated payment of previously incurred
 liability.........................................                 2,200
Accrued interest...................................                   600
Cash...............................................                19,159
                                                               ----------
  Total uses.......................................              $310,500
                                                               ==========



(2)    Represents fees and expenses related to the Existing Credit Agreement.

(3) Represents adjustment of the Zero Coupon Notes to accreted value in accordance with the Zero Coupon Notes Indenture.

(4) Represents accrual of redemption premiums on the Senior Notes and the Zero Coupon Notes.

(5) Represents a write-off of unamortized deferred financing costs related to the Company's previously outstanding debt.

(6) Represents compensation expense in connection with stock options granted.

                      DUANE READE INC. AND SUBSIDIARIES

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                  FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997



                                                               PRO FORMA
                                                HISTORICAL    ADJUSTMENTS   PRO FORMA
                                               ------------ -------------  -----------
Net sales ....................................   $313,796      $              313,796
Cost of sales.................................    236,413                     236,413
                                               ------------ -------------  -----------
Gross profit..................................     77,383            --        77,383
                                               ------------ -------------  -----------
Selling, general and administrative expenses       48,218            75 (2)    48,293
Amortization .................................      3,826                       3,826
Depreciation .................................      2,584                       2,584
Store pre-opening expenses....................        600                         600
Nonrecurring charges..........................     10,887                      10,887
                                               ------------ -------------  -----------
                                                   66,115            75        66,190
                                               ------------ -------------  -----------
Operating income .............................     11,268           (75)       11,193
Interest expense, net ........................     25,433       (10,341)(1)    15,092
                                                            -------------  -----------
Loss before income taxes......................    (14,165)       10,266        (3,899)
Income taxes..................................         --            --            --
                                               ------------ -------------  -----------
 Net loss.....................................   $(14,165)     $ 10,266      $ (3,899)
                                               ============ =============  ===========
 Net loss per common share....................   $  (1.34)                   $  (0.23)
                                               ============                ===========
Weighted average common shares outstanding  ..     10,600                      17,300
                                                            =============  ===========



                    FOR THE 52 WEEKS ENDED DECEMBER 28, 1996



                                                               PRO FORMA
                                                HISTORICAL    ADJUSTMENTS   PRO FORMA
                                               ------------ -------------  -----------
Net sales.....................................   $381,466      $              381,466
Cost of sales ................................    288,505                     288,505
                                               ------------ -------------  -----------
Gross profit .................................     92,961            --        92,961
                                               ------------ -------------  -----------
Selling, general and administrative expenses       59,048                      59,048
Amortization..................................     16,217                      16,217
Depreciation..................................      3,015                       3,015
Store pre-opening expenses ...................        139                         139
                                               ------------ -------------  -----------
                                                   78,419            --        78,419
                                               ------------ -------------  -----------
Operating income..............................     14,542            --        14,542
Interest expense, net.........................     32,396       (12,167)(3)    20,229
                                                            -------------  -----------
Loss before income taxes......................    (17,854)      (12,167)       (5,687)
Income taxes..................................         --            --            --
                                               ------------ -------------  -----------
 Net loss.....................................   $(17,854)     $(12,167)     $ (5,687)
                                               ============ =============  ===========
 Net loss per common share....................   $  (1.69)                   $  (0.33)
                                                                           ===========
Weighted average common shares outstanding ...     10,589                      17,289



           See notes to Unaudited Pro Forma Condensed Consolidated
                             Statements of Operations.

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

   The Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the following as if all transactions had occurred on December 31, 1995:

   (1) For the 39 weeks ended September 27, 1997:



Interest expense related to the New Senior Subordinated Notes  ...  $  5,850
Interest expense related to the New Credit Agreement  ............     7,812
Amortization of deferred financing costs related to the New
 Credit Agreement and New Senior Subordinated Notes ..............       685
Elimination of interest expense and amortization of deferred financing costs related to the Company's previously outstanding
 debt ............................................................   (24,688)
                                                                   ----------
                                                                    $(10,341)
                                                                   ==========



   (2) Reflects a provision for compensation expense in connection with stock options issued.

   (3) For the 52 weeks ended December 28, 1996:



Interest expense related to the New Senior Subordinated Notes  ...  $  7,800
Interest expense related to the New Credit Agreement  ............    10,642
Amortization of deferred financing costs related to the New
 Credit Agreement and New Senior Subordinated Notes ..............     1,093
Elimination of interest expense and amortization of deferred financing costs related to the Company's previously outstanding
 debt ............................................................   (31,702)
                                                                   ----------
                                                                    $(12,167)
                                                                   ==========

                       SELECTED CONSOLIDATED HISTORICAL
                         FINANCIAL AND OPERATING DATA
     (In thousands, except per share amounts, percentages and store data)


   The data set forth below as of December 31, 1992 and for the period September 26, 1992 through December 31, 1992, and as of January 1, 1994, December 31, 1994, December 30, 1995, December 28, 1996 and for each of the 52 week periods then ended was derived from the consolidated financial statements of the Company. As used below, the term "Predecessor" refers to the operations of Duane Reade prior to the acquisition thereof by Bain Capital in September 1992. The basis of accounting as of September 25, 1992 and for the period January 1, 1992 through September 25, 1992 reflects the historical basis of accounting of the Predecessor prior to the acquisition thereof by Bain Capital and such data was derived from the consolidated financial statements of the Predecessor. The data presented below for the 39 weeks ended September 28, 1996 and September 27, 1997 and as of September 27, 1997 have been derived from the Company's unaudited consolidated financial statements and, in the opinion of the Company's management, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such results. The results of operations for the 39 weeks ended September 27, 1997 are not necessarily indicative of the results that may be expected for a full fiscal year. This information should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.


                                        PREDECESSOR
                                       -------------
                                           PERIOD
                                         JANUARY 1

                                             TO
                                       SEPTEMBER 25,
                                            1992
STATEMENT OF OPERATIONS DATA:
Net sales ............................    $167,634
Cost of sales ........................     124,637
                                       -------------
Gross profit .........................      42,997
Selling, general and administrative
 expenses ............................      22,636
Amortization .........................           0
Depreciation .........................         723
Store pre-opening expenses ...........          --
Nonrecurring charges (1) .............          --
                                       -------------
Operating income (loss) ..............      19,638
Net interest expense .................       3,298
                                       -------------
Income (loss) before income tax  .....      16,340
Provision for taxes ..................         620
                                       -------------
Net income (loss) ....................    $ 15,720
                                       =============
Earnings (loss) per common share  ....
Ratio of earnings to fixed charges
 (2)..................................        3.41x
Deficiency of earnings to fixed
 charges (2)..........................    $     --
Pro forma (deficiency) of earnings to
 fixed charges (3) ...................
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations ......      22,505
Net cash (used in) provided by
 investing activities.................        (114)
Net cash (used in) provided by
 financing activities.................     (21,618)
OPERATING AND OTHER DATA:
EBITDA (4) ...........................    $ 20,380
EBITDA as a percentage of sales  .....        12.2%
Number of stores at end of period  ...          37
Same store sales growth (5) ..........          --
Pharmacy same store sales
 growth (5)(8)........................
Average store size (square feet) at
 end of period........................          --
Sales per square foot (7) ............          --
Pharmacy sales as a % of net sales
 (8)..................................          --
Third-Party Plan sales as a % of
 pharmacy sales (9) ..................
Capital expenditures .................    $    114
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital ......................    $ 13,943
Total assets .........................     264,355
Total debt and capital lease
 obligations (10) ....................     221,471
Stockholders' equity (deficiency)  ...     (35,622)


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                             COMPANY
                                       ------------------------------------------------------------------------------------
                                          PERIOD
                                       SEPTEMBER 26                                                 39 WEEKS ENDED
                                            TO                     FISCAL YEAR                      --------------
                                       DECEMBER 31, ----------------------------------------- SEPTEMBER 28,   SEPTEMBER 27,
                                           1992       1993        1994      1995       1996        1996          1997
STATEMENT OF OPERATIONS DATA:
Net sales ............................    $60,785    $241,474   $281,103  $336,922   $381,466    $281,093       $313,796
Cost of sales ........................     45,560     181,566    209,678   259,827    288,505     215,797        236,413
                                       ------------ ---------  --------- ---------  --------- -------------  -------------
Gross profit .........................     15,225      59,908     71,425    77,095     92,961      65,296         77,383
Selling, general and administrative
 expenses ............................      8,019      29,666     39,741    50,326     59,048      42,499         48,218
Amortization .........................      7,344      27,432     18,238    11,579     16,217       8,514          3,826
Depreciation .........................        166         729      1,184     1,929      3,015       2,295          2,584
Store pre-opening expenses ...........         --         300      1,220     1,095        139         139            600
Nonrecurring charges (1) .............         --          --         --        --         --          --         10,887
                                       ------------ ---------  --------- ---------  --------- -------------  -------------
Operating income (loss) ..............       (304)      1,781     11,042    12,166     14,542      11,849         11,268
Net interest expense .................      6,989      26,199     27,480    30,224     32,396      24,334         25,433
                                       ------------ ---------  --------- ---------  --------- -------------  -------------
Income (loss) before income tax  .....     (7,293)    (24,418)   (16,438)  (18,058)   (17,854)    (12,485)       (14,165)
Provision for taxes ..................         --          --         --        --         --          --             --
                                       ------------ ---------  --------- ---------  --------- -------------  -------------
Net income (loss) ....................    $(7,293)   $(24,418)  $(16,438) $(18,058)  $(17,854)   $(12,485)      $(14,165)
                                       ============ =========  ========= =========  ========= =============  =============
Earnings (loss) per common share  ....    $ (0.73)   $  (2.34)  $  (1.55) $  (1.70)  $  (1.69)   $  (1.18)      $  (1.34)

Ratio of earnings to fixed charges
 (2)..................................         --          --         --        --         --          --             --
Deficiency of earnings to fixed
 charges (2)..........................   $  (7,293)  $(24,418)  $(16,630) $(18,905)  $(17,854)   $(12,485)      $(14,165)
Pro forma (deficiency) of earnings to
 fixed charges (3) ...................                                                 (5,687)                    (3,899)
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations ......       1,532      7,021     15,297     6,734     12,595       6,656         (3,203)
Net cash (used in) provided by
 investing activities.................    (174,825)      (874)   (11,238)  (12,754)    (3,769)     (2,937)        (3,856)
Net cash (used in) provided by
 financing activities.................     175,534     (6,138)    (2,940)    4,784    (10,743)     (5,609)         7,061
OPERATING AND OTHER DATA:
EBITDA (4) ...........................   $   7,206   $ 29,975   $ 31,188  $ 27,443   $ 35,300    $ 23,814       $ 29,747
EBITDA as a percentage of sales  .....        11.9%      12.4%      11.1%      8.2%       9.3%        8.5%           9.5%
Number of stores at end of period  ...          37         40         51        59         60          60             65
Same store sales growth (5) ..........         2.4%(6)     3.3%      1.6%     (3.5)%      8.3%        7.8%           7.9%
Pharmacy same store sales
 growth (5)(8)........................          --         --       14.2%      7.0%      25.5%       25.1%          25.4%
Average store size (square feet) at
 end of period........................       6,166(6)   6,172      6,596     6,712      6,733       6,733          6,832
Sales per square foot (7) ............   $   1,001(6)$  1,022   $    970  $    898   $    956    $    708       $    751
Pharmacy sales as a % of net sales
 (8)..................................          --       16.6%      17.6%     19.0%      21.8%       21.5%          24.8%
Third-Party Plan sales as a % of
 pharmacy sales (9) ..................                              45.7%     58.2%      64.4%       63.3%          72.9%
Capital expenditures .................   $     960   $  1,838   $  9,947  $  6,868   $  1,247    $    913       $  4,931
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital ......................   $  13,722   $ 14,285   $ 20,152  $ 13,699   $  9,917    $  8,220       $ 29,849
Total assets .........................     260,674    234,430    229,699   235,860    222,476     226,060        239,520
Total debt and capital lease
 obligations (10) ....................     221,815    223,422    228,764   244,104    245,657     247,570        262,649
Stockholders' equity (deficiency)  ...      16,236     (6,757)   (23,170)  (41,196)   (59,396)    (54,027)       (73,561)

------------
(1) During the first quarter of fiscal 1997, the Company considered a public offering of its common stock and took certain steps in connection with these plans. Such plans were abandoned upon consummation of the Recapitalization discussed in Note 10 of the Notes to Consolidated Financial Statements (Unaudited) for the 39 weeks ended September 27, 1997. Costs and expenses incurred in connection with the abandoned public offering, the Recapitalization and the exchange offers referred to in Note 10 of the Notes to Consolidated Financial Statements (Unaudited) aggregated approximately $10.9 million.
(2) The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before interest expense, other fixed charges and extraordinary items by (ii) fixed charges, including capitalized interest, interest expense, amortization of deferred financing costs and the portion of rent expense which represents interest (assumed to be one-third). For the period September 26, 1992 to December 31, 1992, fiscal years 1993, 1994, 1995, 1996 and the 39 weeks ended September 28, 1996 and September 27, 1997, earnings were insufficient to cover fixed charges. Included in the loss before extraordinary items for the 39 weeks ended September 27, 1997 was a nonrecurring charge of $10,887, as disclosed in Note 11 to the Company's consolidated financial statements. If such charge had not been incurred, earnings could have been insufficient to cover fixed charges by $3,278.
(3) On a pro forma basis, after giving effect to the Offering, earnings for fiscal year 1996 and the 39 weeks ended September 27, 1997 would have been insufficient to cover fixed charges. Included in the loss before extraordinary items for the 39 weeks ended September 27, 1997 was a nonrecurring charge of $10,887 as disclosed in Note 11 to the Company's consolidated financial statements. If such charge had not been incurred, on a pro forma basis, after giving effect to the Offering, the ratio of earnings to fixed charges would have been 1.3.
(4) As used herein, "EBITDA" means net income (loss) plus nonrecurring charges, interest, income taxes, depreciation, amortization and other non-cash items (primarily deferred rents). Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of certain non-cash charges. Targets and positive trends in EBITDA are used as the performance measure for determining management's bonus compensation; EBITDA is also utilized by the Company's creditors in assessing debt covenant compliance. The Company understands that, while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, nor an alternative to net income as an indicator of the Company's operating performance nor any other measure of performance in conformity with GAAP.
      A reconciliation of net income (loss) to EBITDA for each period included above is set forth below (dollars in thousands):



                          JAN. 1     SEPT. 26                     FISCAL YEAR                         39 WEEKS ENDED
                            TO          TO     -----------------------------------------------    -----------------------
                        SEPT. 25,    DEC. 31,                                                      SEPT. 28,    SEPT. 27,
                           1992        1992         1993        1994         1995        1996        1996         1997
Net income (loss) ....   $15,720     $(7,293)    $(24,418)   $(16,438)    $(18,058)   $(17,854)    $(12,485)   $(14,165)
Net interest expense       3,298       6,989       26,199      27,480       30,224      32,396       24,334      25,433
Amortization .........        --       7,344       27,432      18,238       11,579      16,217        8,514       3,826
Depreciation .........       723         166          729       1,184        1,929       3,015        2,295       2,584
Nonrecurring charges          --          --           --          --           --          --           --      10,887
Other non-cash items         639          --           33         724        1,769       1,526        1,156       1,182
                       ----------- ----------  ----------- -----------  ----------- -----------  ----------- -----------
EBITDA ...............   $20,380     $ 7,206     $ 29,975    $ 31,188     $ 27,443    $ 35,300     $ 23,814    $ 29,747
                       =========== ==========  =========== ===========  =========== ===========  =========== ===========



(5) Same store sales figures include stores that have been in operation for at least 13 months.
(6)    For the year ended December 31, 1992.
(7) The Company experienced a decline in sales per square foot from 1993 through 1995 as a result of the opening of additional stores in connection with the Company's expansion. The opening of such additional stores resulted in a decline in sales per square foot principally because (i) the average square footage for the new stores was greater than that of the existing store base and (ii) new stores generally take some time to reach a mature level of sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."
(8)    Prior to 1993, the Company did not separately track pharmacy sales.
(9) Prior to fiscal year 1994, the Company's pharmacy system did not separately track third-party sales.
(10) Excludes deferred rent obligations of approximately $4.0 million and $5.4 million at December 28, 1996 and at September 27, 1997, respectively.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following should be read in connection with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

   The Company generates revenues primarily through sales of OTC drugs and prescription pharmaceutical products, health and beauty aids, food and beverage items, tobacco products, cosmetics, housewares, hosiery, greeting cards, photofinishing, photo supplies and seasonal merchandise. Health and beauty products, including OTC drugs, represent the largest of the Company's product categories. The Company's primary costs and expenses consist of (i) inventory costs, (ii) labor expenses and (iii) occupancy costs.

   In 1994 and 1995, the Company experienced rapid expansion, growing from 40 stores to 59 stores. However, as a result of liquidity constraints and the need for improved inventory controls, the Company was forced to suspend its store expansion program in late 1995. In early 1996, a strengthened management team led by Anthony Cuti, the Company's new Chairman and Chief Executive Officer, took several measures to improve operations such as decreasing out-of-stock occurrences, creating a loss prevention function to control inventory shrink and continuing to invest in MIS.


   The Company had sales per square foot of $956 and approximately $1,054 in fiscal 1996 and fiscal 1997, respectively. The Company believes that sales per square foot are a useful measure of comparing the Company's performance to that of its competitors because it is a measure of a store's sales productivity. The Company experienced a decline in sales per square foot from 1993 through 1995 as a result of the opening of additional stores in connection with the Company's expansion plans during that period. The opening of such additional stores resulted in a decline in sales per square foot principally because (i) the average square footage for the new stores was greater than that of the existing store based and (ii) new stores generally take some time to reach a mature level of sales. The Company currently expects that its sales per square foot may decline as it embarks on its plan to increase new store openings during 1998 and 1999. The Company believes that its competitors in the industry experience increases and decreases in sales per square foot for similar reasons.

   In 1997, the Company resumed its store expansion program, opening seven stores in 1997. Generally a new Duane Reade store requires an initial investment of approximately $1.1 million in capital expenditures and working capital. Since 1993, all of the Company's new stores have become profitable on an operating basis within the first full year of operation. Over the next two years, the Company plans to open approximately 30 to 40 stores.


   Over the past two years, Third-Party Plans, including managed care providers and insurance companies, have comprised an increasing percentage of the Company's pharmacy business as the health care industry shifts to managed care. While sales to customers covered by Third-Party Plans result in lower gross profit rates due to competitive pricing, the Company believes that such lower rates are offset by increased volume of pharmacy sales and the opportunity to leverage fixed expenses.


   The Company includes stores that have been in operation for at least 13 months for purposes of calculating comparable store sales figures.

   The Company's predecessor was founded in 1960. In 1992, Bain Capital formed the Company to acquire the Company's predecessor from its founders through a leveraged buyout, financed primarily with the proceeds from the Zero Coupon Notes and the Senior Notes. In June 1997, investment funds affiliated with DLJMBPII (the "DLJMB Entities"), an affiliate of DLJ, one of the Underwriters, acquired approximately 91.5% of the outstanding capital stock of the Company from Bain Capital and certain other selling securityholders, for approximately $78.7 million in cash, pursuant to a Recapitalization Agreement, dated June 18, 1997 (the "Recapitalization Agreement"). Upon consummation of such purchase, the Company reclassified all of its outstanding capital stock (then consisting of four classes) into one class of common stock, $0.01 par value per share. Upon consummation of the Offering, assuming no exercise of the Underwriters' overallotment option, the DLJMB Entities will hold approximately 52.4% of the Common Stock. See "Principal Stockholders."

   Prior to the consummation of the Offering, the Company's primary asset is all of the outstanding common stock of Daboco, Inc., a New York corporation ("Daboco"), with Daboco and DRI, a direct wholly-owned subsidiary of Daboco, together owning all of the outstanding partnership interests of Duane Reade, a New York general partnership ("DR") (Daboco owns a 99% partnership interest and DRI owns the remaining 1% partnership interest). Substantially all of the operations of the Company are conducted through DR. Concurrently with the consummation of the Offering, Daboco will be merged with and into the Company (the "Merger"), resulting in the Company directly owning 99% of the partnership interests of DR (the "Partnership Interest") and DRI continuing to own a 1% partnership interest. Following the consummation of the Merger, the primary assets of the Company will be the Partnership Interest and 100% of the outstanding common stock of DRI.


RESULTS OF OPERATIONS

   The following sets forth the results of operations as a percentage of sales for the periods indicated.

                                                                   39 WEEKS ENDED
                                                         --------------------------------
                                     FISCAL YEAR           SEPTEMBER 28,   SEPTEMBER 27,
                             ----------------------------
                               1994      1995     1996         1996             1997
Net sales ..................   100.0%   100.0%    100.0%       100.0%          100.0%
Cost of sales ..............    74.6     77.1      75.6         76.8            75.3
                             -------- --------  -------- ---------------  ---------------
Gross profit ...............    25.4     22.9      24.4         23.2            24.7
                             -------- --------  -------- ---------------  ---------------
Selling, general and
 administrative expenses  ..    14.1     14.9      15.5         15.1            15.4
Amortization ...............     6.5      3.5       4.3          3.0             1.2
Depreciation ...............     0.4      0.6       0.8          0.8             0.8
Store pre-opening expenses       0.4      0.3       0.0          0.1             0.2
Nonrecurring charges .......     --       --        --           --              3.5
                             -------- --------  -------- ---------------  ---------------
Operating income ...........     4.0      3.6       3.8          4.2             3.6
Net interest expense .......     9.8      9.0       8.5          8.6             8.1
                             -------- --------  -------- ---------------  ---------------
Net loss ...................    (5.8)%   (5.4)%    (4.7)%       (4.4)%          (4.5)%
                             ======== ========  ======== ===============  ===============

39 WEEKS ENDED SEPTEMBER 27, 1997 COMPARED TO 39 WEEKS ENDED SEPTEMBER 28, 1996

   Net sales in the 39 weeks ended September 27, 1997 were $313.8 million, an increase of 11.6% over net sales of $281.1 million for the 39 weeks ended September 28, 1996. The increase was attributable to increased comparable store sales of 7.9% and the inclusion of one new store opened during the 39 weeks ended September 28, 1996 for the entire 1997 period and five new stores opened in 1997.


   Cost of sales as a percentage of net sales decreased to 75.3% for the 39 weeks ended September 27, 1997 from 76.8% for the 39 weeks ended September 28, 1996, resulting in an increase in gross profit margin to 24.7% for the 1997 period from 23.2% during the same period in 1996. The increase in gross margin resulted from a number of factors including (i) increased contribution from the sale of higher margin merchandise such as cosmetics, vitamins, general merchandise, generic drugs and private label products, (ii) higher promotional allowances received from vendors and (iii) lower occupancy costs that increased at a lesser rate than the rate at which sales increased.


   Selling, general and administrative expenses represented 15.4% and 15.1% of net sales in the 39 weeks ended September 27, 1997 and September 28, 1996, respectively. The percentage increase in 1997 compared to 1996 resulted principally from higher selling and administrative expenses including (i) higher store salaries as a percentage of net sales (principally from new stores during the early months of operation) and (ii) operating costs related to the Company's management information systems department, partially offset by elimination of agreements requiring the annual payment of $1.0 million in management fees to Bain Capital. Such agreements were terminated as a result of the Recapitalization. The Company believes that as the Company's new stores mature, salaries will increase at a lesser rate than store sales.

   Amortization of goodwill and other intangibles in the 39 weeks ended September 27, 1997 and September 28, 1996 was $3.8 million and $8.5 million, respectively. The decrease in amortization is principally a result of the completion in 1996 of amortization of covenants not to compete and the related write-off of the balance of such amounts during the fourth quarter of 1996.


   Depreciation was $2.6 million and $2.3 million in the 39 weeks ended September 27, 1997 and September 28, 1996, respectively.

   Store pre-opening expenses increased from $0.1 million in the 39 weeks ended September 28, 1996 to $0.6 million in the 39 weeks ended September 27, 1997 due to the opening of five new store locations in 1997 compared to one in 1996.

   Net interest expense was $25.4 million in the 39 weeks ended September 27, 1997 compared to $24.3 million in the 39 weeks ended September 28, 1996. The increase in interest expense was principally due to (i) higher non-cash accretion of the Zero Coupon Notes, (ii) interest related to financing of third party accounts receivable and (iii) increased interest on borrowings under the revolving credit facility, partially offset by (a) reduced interest on term loan borrowings caused by the decrease in average balance from $72.8 million for the 39 weeks ended September 28, 1996 to $66.5 million for the 39 weeks ended September 27, 1997 and a decrease in the average interest rate from 9.1% for the 39 weeks ended September 28, 1996 to 8.8% for the 39 weeks ended September 27, 1997 and (b) reduced interest on capital lease obligations.

   The net loss for the Company increased by $1.7 million from $12.5 million in the 39 weeks ended September 28, 1996 to $14.2 million in the 39 weeks ended September 27, 1997 primarily as a result of nonrecurring charges (see
Note 11 of Notes to Consolidated Financial Statements (Unaudited)) and increases in selling, general and administrative expenses and interest expense, partially offset by increased sales and gross profit margin and lower amortization of intangibles. The Company's EBITDA improved by $5.9 million or 24.9% to $29.7 million in the 39 weeks ended September 27, 1997 compared to $23.8 million in the 39 weeks ended September 28, 1996. EBITDA as a percentage of sales increased to 9.5% in the 39 weeks ended September 27, 1997 from 8.5% in the 39 weeks ended September 28, 1996.

 FISCAL 1996 COMPARED TO FISCAL 1995

   Net sales in 1996 were $381.5 million, an increase of 13.2% over 1995 net sales of $336.9 million. The increase was due to increased comparable store sales of 8.3% and the inclusion of eight stores opened during 1995 for the entire 1996 period and of one store opened in 1996. The increase in comparable store sales was primarily attributable to increased pharmacy sales, which increased to 21.8% of total sales in 1996 compared to 19.0% of total sales in 1995.


   Cost of sales as a percentage of net sales decreased to 75.6% for 1996 from 77.1% for 1995, resulting in an increase in gross profit margin to 24.4% for 1996 from 22.9% for 1995. The increase in gross margin resulted from a number of factors including (i) lower inventory shrink losses, (ii) increased contributions from the sale of generic drugs and private label products,
(iii) less promotional activity and (iv) lower rent-to-sales ratios in stores opened during 1995 and 1994. The increases were partially offset by lower gross margins resulting from sales to customers covered by Third Party Plans.


   Selling, general and administrative expenses were $59.0 million or 15.5% of net sales and $50.3 million or 14.9% of net sales in 1996 and 1995, respectively. The percentage increase in 1996 compared to 1995 resulted principally from higher administrative expenses, including (i) operating costs related to the Company's management information systems department,
(ii) administrative salaries and
one time executive search and severance expenses and (iii) professional and consulting fees principally for the warehouse and loss prevention areas. The increases were partially offset by lower store operating expenses as a percentage of net sales primarily due to a higher volume of pharmacy sales, which allows the Company to leverage other fixed store operating expenses.

   Amortization of goodwill and other intangibles in 1995 and 1996 was $11.6 million and $16.2 million, respectively. The increase in amortization was caused by an increase in the amortization of covenants not to compete from $8.1 million in 1995 to $11.4 million in 1996 and amortization of systems installation and integration costs in an amount of $1.4 million in 1996. The increase in amortization of covenants not to compete was caused by the write-off of the balance of such intangibles in 1996 resulting from the termination of the related agreements. Amortization of systems installation and integration costs began in 1996.

   The increase in depreciation from $1.9 million in 1995 to $3.0 million in 1996 resulted principally from (i) depreciation of data processing equipment which began in 1996 and (ii) a full year's depreciation in 1996 of assets of eight stores that were opened in 1995.

   Store pre-opening expenses decreased from $1.1 million in 1995 to $0.1 million in 1996 due to the opening of one new store location in 1996 compared to eight in 1995.

   Net interest expense increased 7.2% to $32.4 million in 1996 from $30.2 million in 1995. The increase in interest expense was principally due to the higher non-cash accretion of the Zero Coupon Notes offset, in part, by reduced interest on term loan borrowings resulting from the decrease in average outstanding balance from $75.1 million to $72.0 million and a decrease in the average interest rate from 9.5% to 9.1%.


   The net loss for the Company decreased by $0.2 million or 1.1% from $18.1 million in 1995 to $17.9 million in 1996 primarily as a result of increased sales and gross profit margin offset, in part, by increases in selling, general and administrative expenses and amortization of intangibles. The Company's EBITDA increased by $7.9 million or 28.6% to $35.3 million in 1996 compared to $27.4 million in 1995. EBITDA as a percentage of sales increased to 9.3% in 1996 from 8.2% in 1995.


 FISCAL 1995 COMPARED TO FISCAL 1994

   Net sales in 1995 were $336.9 million, an increase of 19.9% over 1994 net sales of $281.1 million. The increase was primarily due to the inclusion of 11 new stores opened during 1994 for the entire 1995 period and of eight stores opened during 1995, partially offset by a decrease in comparable store sales of 3.5%.

   Cost of sales as a percentage of net sales increased to 77.1% for 1995 from 74.6% for 1994. The increase in cost of sales resulted from a number of factors, including: (i) increased inventory losses arising from inventory shrink and from difficulties encountered in implementing new warehousing and merchandising systems, (ii) delays in implementation of normal price increases, (iii) increased promotional activity, primarily in the last quarter of 1995, and (iv) increased occupancy expense as a percentage of sales in 1995 as compared with 1994. These changes were partially offset by a decline in amortization of certain acquisition costs, which amortization was completed in the third quarter of 1994.

   Selling, general and administrative expenses for 1995 increased to $50.3 million from $39.7 million for 1994, representing 14.9% and 14.1% of sales in 1995 and 1994, respectively. Such percentage increase in 1995 resulted principally from additional costs from operating new stores and the implementation of new MIS.

   Amortization of goodwill and other intangibles decreased from $18.2 million in 1994 to $11.6 million in 1995. This decrease was primarily attributable to a decrease in amortization of covenants not to compete from $13.0 million in 1994 to $8.1 million in 1995. The decrease in amortization of covenants not to compete in 1995 as compared to 1994 is a result of the double declining balance method of amortization for such intangibles. Amortization of customer files in connection with the acquisition of the Company by Bain Capital in September 1992, which amounted to $1.7 million in 1994, was completed in the third quarter of 1994.

   Depreciation charges in 1995 and 1994 were $1.9 million and $1.2 million, respectively. The increase in 1995 resulted principally from (i) depreciation in 1995 of assets of eight new store locations opened and

(ii) a full year's depreciation in 1995 of assets of 11 store locations that were opened in 1994 as compared to one-half year's depreciation of such assets in 1994.

   Store pre-opening expenses of $1.1 million and $1.2 million in 1995 and 1994, respectively, relate principally to eight new store locations opened in 1995 and 11 new store locations opened in 1994.

   Net interest expense increased from $27.5 million in 1994 to $30.2 million in 1995. This increase was principally due to an increase in the non-cash accretion of the Zero Coupon Notes of $1.3 million and higher interest on term loan borrowings resulting from a higher average interest rate of 9.5% for 1995 as compared to 7.8% for 1994.


   The net loss for the Company increased by $1.6 million or 9.8% from $16.4 million in 1994 to $18.1 million in 1995 primarily as a result of a decrease in gross profit and an increase in selling, general and administrative expenses offset, in part, by a decrease in amortization expense. The Company's EBITDA decreased by $3.8 million or 12.2% to $27.4 million in 1995 compared to $31.2 million in 1994. EBITDA as a percentage of sales declined to 8.2% in 1995 from 11.1% in 1994.


LIQUIDITY AND CAPITAL RESOURCES


   On September 30, 1997, the Company entered into the Existing Credit Agreement, which provides for, among other things, $65.5 million of term loans and up to $30.0 million of revolving loans. As of October 31, 1997, outstanding balances thereunder totaled $91.5 million. The Company utilizes cash flow from operations, together with borrowings under the revolving portion of the Existing Credit Agreement, to fund working capital needs, investing activities (consisting primarily of capital expenditures) and financing activities (normal debt service requirements, interest payments and repayment of term and revolving loans outstanding). Concurrently with the consummation of the Refinancing Plan, the Company expects to refinance and replace the Existing Credit Agreement with the New Credit Agreement. See "Description of Certain Indebtedness--New Credit Agreement."

   Working capital was $9.9 million and $13.7 million as of December 28, 1996 and December 30, 1995, respectively, and $29.8 million on September 27, 1997. The Company's capital requirements primarily result from opening and stocking new stores and from the continuing development of new MIS. The Company's ability to open stores in 1996 was limited to a certain degree by liquidity considerations. The Company believes that there are significant opportunities to open additional stores, and currently plans to open 30 to 40 stores in the next two years. The Company expects to spend approximately $16 million in 1998 on capital expenditures primarily for new and replacement stores. Working capital is also required to support inventory for the Company's existing stores. Historically, the Company has been able to lease its store locations. The Company has experienced a significant increase in accounts receivable due to increased pharmacy sales in connection with Third Party Plans, as compared to non-Third Party Plan Sales which are generally paid by cash or credit card. However, the Company believes that it has adequately provided for liquidity by entering into a non-recourse factoring arrangement whereby the Company sells accounts receivable associated with Third Party Plans.

   For the fiscal year ended December 28, 1996, net cash provided by operating activities was $12.6 million, compared to $6.7 million for the fiscal year ended December 30, 1995. The primary reasons for this increase relate to an increase in operating earnings before the amortization of goodwill and other intangibles, depreciation and amortization of property and equipment and interest expense, partially offset by a decrease in working capital primarily due to a decrease in accounts payable. For the fiscal year ended December 28, 1996, net cash used in investing activities was $3.8 million, compared to $12.8 million for the fiscal year ended December 30, 1995. This reduction primarily resulted from a decrease in capital expenditures and a decrease in systems development costs. For the fiscal year ended December 28, 1996, net cash used in financing activities was $10.7 million, compared to $4.8 million provided by financing activities for the fiscal year ended December 30, 1995. This reduction primarily resulted from decreased borrowings under the Company's then existing credit facility and a decrease in capital lease financing.

   For the 39 week period ended September 27, 1997 net cash used in operating activities was $3.2 million, compared to $6.7 million provided by operating activities during the 39 week period ended September 28, 1996. The primary reasons for this decrease are (i) an increase in inventory and accounts payable during the 1997 period, partially offset by an increase in operating earnings. The Company experienced a significant increase in inventory during the 1997 period as a result of taking advantage of a number of forward purchasing opportunities, accumulation of inventory in advance of additional store openings and seasonal inventory buildup. For the 39 week period ended September 27, 1997, net cash used in investing activities was $3.9 million, compared to $2.9 million for the 39 week period ended September 28, 1996. This increase primarily resulted from an increase in capital expenditures during the 1997 period, partially offset by a decrease in the capitalization of systems development costs. For the 39 week period ended September 27, 1997, net cash provided by financing activities was $7.1 million, compared to $5.6 million provided by financing activities for the 39 week period ended September 28, 1996. This increase primarily resulted from increased borrowings under the revolving portion of the Existing Credit Agreement.

   Leases for eight of the Company's stores that generated approximately 12.8% of the Company's net sales for the 39 week period ended September 27, 1997 are scheduled to expire before the end of the year 2000. The Company believes that it will be able to renew such leases on economically favorable terms or, alternatively, find other economically attractive locations to lease. See "Risk Factors--Uncertainty of Lease Renewals."

   As of September 27, 1997, approximately 1,800 of the Company's approximately 2,000 employees were represented by various labor unions and were covered by collective bargaining agreements. Pursuant to the terms of such collective bargaining agreements, the Company is required to pay certain annual increases in salary and benefits to such employees. The Company does not believe that such increases will have a material impact on the Company's liquidity or results of operations. See "Risk Factors--Collective Bargaining Agreements" and "Business--Employees."


   The net proceeds received by the Company from the Offering, together with the net proceeds received by the Company from the Common Stock Offering and borrowings under the New Credit Agreement, will be used to complete the Refinancing Plan. See "Use of Proceeds." The Refinancing Plan is designed to enhance the Company's financial flexibility and enable it to pursue growth opportunities and implement capital improvements. The Company expects that the Refinancing Plan will reduce the Company's overall level of indebtedness, simplify the Company's capital structure and provide it with access to additional borrowings. See "Prospectus Summary--Refinancing Plan."


   Following the implementation of the Refinancing Plan, the Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under the New Credit Agreement, will be adequate for at least the next two years to make required payments of principal and interest on the Company's indebtedness (including the New Senior Subordinated Notes), to fund anticipated capital expenditures and working capital requirements and to comply with the terms of its debt agreements. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent upon the future performance of the Company and its subsidiaries which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, certain of which are beyond the Company's control. In addition, there can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. The Company expects that substantially all of its borrowings under the New Credit Agreement will bear interest at floating rates; therefore, the Company's financial condition will be affected by the changes in prevailing interest rates. The Company expects to enter into interest rate protection agreements to minimize the impact from a rise in interest rates. See "Risk Factors--Risks Associated with Substantial Indebtedness."


TAX BENEFITS FROM NET OPERATING LOSSES


   At September 27, 1997, the Company had net operating loss carryforwards ("NOLs") of approximately $71.0 million, which are due to expire in the years 2007 through 2012. These NOLs may be used to offset future taxable income through 2012 and thereby reduce or eliminate the Company's federal income taxes otherwise payable. The Internal Revenue Code of 1986, as amended (the "Code"), imposes significant limitations on the utilization of NOLs in the event of an "ownership change," as defined in section 382 of the Code (the "Section 382 Limitation"). The Section 382 Limitation is an annual limitation on the amount of pre-ownership change NOLs that a corporation may use to offset its post-ownership change income. The Section 382 Limitation is calculated by multiplying the value of a corporation's stock immediately before an ownership change by the long-term tax-exempt rate (as published by the Internal Revenue Service). Generally, an ownership change occurs with respect to a corporation if the aggregate increase in the percentage of stock ownership (by value) of that corporation by one or more 5% shareholders (including certain groups of shareholders who in the aggregate own at least 5% of that corporation's stock) exceeds 50 percentage points over a three-year testing period. The Recapitalization caused the Company to experience an ownership change. As a result, the Company currently is subject to an annual Section 382 Limitation of approximately $5.0 million on the amount of NOLs generated prior to the Recapitalization that the Company may utilize to offset future taxable income. In addition, the Company believes that it will generate approximately $42.0 million of NOLs in connection with the Refinancing Plan. Such NOLs will not be subject to the Section 382 Limitation and may be utilized to offset future taxable income. However, there can be no assurance that any NOLs will be able to be utilized by the Company to offset future taxable income or that such NOLs will not become subject to limitation due to future ownership changes. The Company does not believe that the Common Stock Offering will result in an ownership change.


YEAR 2000 COMPLIANCE

   The Company has several computer software systems which will require modification or upgrading to accomodate the year 2000 and thereafter. The Company believes that all systems can be changed by the end of 1999 and does not expect the cost of the changes to be material to the Company's financial condition or results of operations.

SEASONALITY

   In general, sales of drugstore items such as prescription drugs, OTC drugs and health and beauty care products exhibit limited seasonality in the aggregate, but do vary by product category. Quarterly results are primarily affected by the timing of new store openings and the sale of seasonal products. In view of the Company's recent expansion of seasonal merchandising, the Company expects slightly greater revenue sensitivity relating to seasonality in the future.

INFLATION

   The Company believes that inflation has not had a material impact on results of operations for the Company during the three years ended December 28, 1996 and the 39 weeks ended September 27, 1997.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which requires the presentation of basic and diluted earnings per share in a company's financial statements for reporting periods ending subsequent to December 15, 1997. Early adoption of SFAS No. 128 is not permitted. The adoption of SFAS No. 128 is not expected to have a material impact on the Company's consolidated financial statements.


   As of September 27, 1997, there were outstanding options to purchase an aggregate of 1,628,441 shares of Common Stock, which shares are not included in the calculation of earnings per share for the 39 weeks ended September 27, 1997 and would not be included in such calculation under the guidance prescribed by SFAS No. 128 because of the anti-dilutive nature of these instruments.

                                   BUSINESS

THE DRUGSTORE INDUSTRY


   The U.S. drugstore industry generated approximately $91 billion of retail sales in 1996 according to Drug Store News. The industry has experienced strong and steady growth, having expanded at a 6.2% compound annual rate over the ten years through 1996. The industry is expected to continue to grow as the aging of the population drives long-term demand growth for prescription drugs. The Company believes that prescription drug use generally rises with age. In addition to these positive demographic trends, the shift to increasing use of Third Party Plans is increasing overall prescription drug usage. Third Party Plans tend to favor lower cost drug therapies over alternative treatment methods such as surgery or in-hospital treatment. Additionally, by reducing the out-of-pocket expense to the consumer and by improving patients' compliance for prescription drug use, Third Party Plans have helped increase unit growth in prescription drugs.


   In recent years, the drugstore industry has experienced significant consolidation, as national chains have gained market share from independent operators. According to Drug Store News, the number of drugstores has fallen from approximately 54,000 in 1990 to approximately 40,000 in 1996. The share of industry sales represented by independent drugstores (i.e., operators of less than four stores) has fallen from 35% in 1991 to 24% in 1996. Over the last ten years, sales at chain drugstores such as Duane Reade have grown at a compound annual rate of 8.4% compared to the industry average of 6.2%.


   The increased role of Third Party Plans has contributed significantly to industry consolidation. According to IMS America, pharmacy business attributable to Third Party Plans as a percentage of total pharmacy sales has risen to 67% in 1996 from 37% in 1990. Third Party Plans typically require drugstores to enter into contracts with third party payors (such as insurance plans, HMOs, preferred-provider organizations ("PPOs") and other managed care providers) to provide prescription drugs at specified rates of reimbursement for their membership. Although such Third Party Plans typically result in lower gross margins compared to cash purchases, management believes that the lower gross margins are offset by the increased volume of pharmacy sales generated by such Third Party Plans. Drugstore chains such as the Company, which have high penetration within their markets and are able to handle the payment processing of such Third Party Plans, are better able to service the customers of the Third Party Plans and are therefore gaining market share in the sale of prescription drugs from independent drugstores and small chains.

   Third Party Plans typically seek to form alliances with drugstore chains in order to benefit from the chains' multiple locations and to take advantage of on-line management information systems that facilitate claims processing. Management believes that penetration of Third Party Plans in Manhattan has historically lagged behind the penetration of such Third Party Plans in the rest of the United States because until 1994, neither Duane Reade nor most of Manhattan's independent drugstores aggressively pursued alliances with Third Party Plans. The Company believes that its extensive network of conveniently located stores, strong local market position, pricing policies and reputation for high quality health care products and services provide Duane Reade with a competitive advantage in attracting business from individual customers as well as Third Party Plans. While management believes that Third Party Plans have grown significantly in Manhattan since 1994, it still remains relatively less penetrated than the rest of the country. The Company believes that as Third Party Plans continue to penetrate the Manhattan market, the number of independent drugstores will decline due to competitive pressures.


GENERAL

   Duane Reade is the largest drugstore chain in New York City, with 58 of its 67 stores located in Manhattan's high-traffic business and residential districts. The Company operates almost twice as many stores in Manhattan as its next largest competitor. Since opening its first store in 1960, the Company has successfully executed a marketing and operating strategy tailored to the unique characteristics of New York City, the largest and most densely populated market in the United States. According to Drug Store News, Duane Reade is the leading drugstore chain in the United States in terms of sales per square foot, at $956 per square foot in 1996, which was more than two times the national average for drugstore chains. For the fiscal year ended December 28, 1996, the Company had sales of $381.5 million and EBITDA of $35.3 million, increases of 13.2% and 28.6%, respectively, over the 1995 fiscal year. For the 39 weeks ended September 27, 1997, the Company had sales of $313.8 million and EBITDA of $29.7 million, increases of 11.6% and 24.9%, respectively, over the comparable 1996 period. For the fiscal year ended December 28, 1996 and the 39 week period ended September 27, 1997, the Company had net losses of $17.9 million and $14.2 million, respectively and, on a pro forma basis, after giving effect to the Offering and the Refinancing Plan, would have had net losses of $5.7 million and $3.9 million, respectively, for such periods.

   The Company enjoys strong brand name recognition in New York City, which it believes results from the Company's many locations in high-traffic areas of Manhattan and the 30 million shopping bags with the distinctive Duane Reade logo that the Company distributes annually. An independent survey conducted in 1996 indicated that approximately 84% of the people who live or work in Manhattan recognize the Duane Reade name, and seven out of ten shopped at a Duane Reade store in the past twelve months. The Company was also recently named "Regional Drug Store Chain of the Year" for 1997 by Drug Store News.


   The Company has developed an operating strategy designed to capitalize on the unique characteristics of the New York City market, which include high-traffic volume, above industry average inventory shrink, complex distribution logistics and high costs of occupancy, media advertising and personnel. The key elements of the Company's operating strategy are its (i) everyday low price format and broad product offering, (ii) low cost operating structure supported by its high volume stores and low advertising and distribution costs and (iii) ability to design and operate its stores in a wide variety of sizes and layouts.


   The Company believes that its everyday low price format and broad product offerings provide value and convenience for its customers and build customer loyalty. The Company's everyday low price format results in prices that the Company believes are, on average, lower than the prices offered by its competitors.


   The Company is able to keep its operating costs relatively low due to its high per store sales volume, low warehouse and distribution costs and low advertising expenditures. The Company's high volume stores allow it to effectively leverage occupancy costs, payroll and other store operating expenses. The Company's two primary distribution facilities are located within five miles of all but one of its 67 stores and, combined with the rapid turnover of inventory in Duane Reade's stores, result in relatively low warehouse and distribution costs. The Company's strong brand name recognition in New York City and everyday low price format allow the Company to minimize its use of costly media and print advertising and to rely instead on in-window displays and other less expensive promotional activities.

   The Company has demonstrated its ability to successfully operate stores using a wide variety of store configurations and sizes, which the Company believes is necessary to succeed in the New York City market. For example, the size of the Company's stores ranges from 2,600 to 12,300 square feet, and it operates 29 bi-level stores. The Company believes that its flexibility in configuring stores provides it with a competitive advantage in securing locations for its new stores, as many of its competitors target more standarized spaces for their stores, which are more difficult to find in New York City. In addition, the Company's management team has extensive experience and knowledge of the New York City real estate market, allowing it to aggressively pursue attractive real estate opportunities.


   The Company's predecessor was founded in 1960. In 1992, Bain Capital acquired the Company from its founders and, in June 1997, investment funds affiliated with DLJMBPII acquired approximately 91.5% of the outstanding capital stock of the Company from Bain Capital and certain other selling securityholders.


   In 1994 and 1995 the Company experienced rapid expansion, growing from 40 stores to 59 stores. However, as a result of liquidity constraints and the need for improved inventory controls, the Company was forced to suspend its store expansion program in late 1995. In early 1996, a strengthened management team led by Anthony Cuti, the Company's new Chairman and Chief Executive Officer, took several measures to improve operations, including improving inventory controls and decreasing out-of-stock occurrences, creating a loss prevention function to control inventory shrink and continuing to invest in MIS. In 1997, the Company resumed its store expansion program, opening seven stores in 1997. During Mr. Cuti's tenure at the Company, EBITDA has increased by 53.2% from $26.9 million for the 52 weeks ended March 29, 1996 to $41.2 million for the 52 weeks ended September 27, 1997, and the Company experienced net losses of $19.8 million and $19.5 million the 52 weeks ended March 29, 1996 and the 52 weeks ended September 27, 1997, respectively. Net loss before non-recurring charges for the 52 weeks ended September 27, 1997 was $8.6 million.


GROWTH STRATEGY


   The Company believes that, as a result of its successful operating history and market position in New York City, it is well positioned to capitalize on the growth opportunities in its market. The Company's strategy for continued growth is to (i) open additional stores in Manhattan and the surrounding boroughs, (ii) continue to capitalize on favorable pharmacy trends, (iii) make opportunistic acquisitions of independent drugstores and pharmacy files and (iv) continue to implement merchandising initiatives in non-pharmacy areas.

   Open Additional Stores. The Company believes that the Manhattan drugstore market remains underpenetrated by drugstore chains, with only 50% of the estimated $2.65 billion in annual drugstore-related sales controlled by regional or national chains, compared to approximately 74% controlled by chains nationally. This provides significant opportunities for the Company to open additional stores in Manhattan as well as in the densely populated areas of the surrounding boroughs. Some of the Company's most successful stores have been opened in areas new to the Company, such as the residential areas of the Upper East and West sides of Manhattan, Brooklyn, the Bronx and Queens. The Company believes that its long-standing presence in, and knowledge of, the New York City real estate market, combined with the use of a proprietary site selection model that considers numerous demographic and traffic flow variables, have allowed it to identify attractive store locations. Since 1993, all of the Company's new stores have become profitable on an operating basis (i.e., prior to allocation of corporate expenses, goodwill amortization, interest expense and income taxes) within the first full year of operation. Over the next two years, the Company plans to open approximately 30 to 40 stores. See "Risk Factors--Risks Associated with Future Growth."

   Continue to Capitalize on Favorable Pharmacy Trends. Sales of prescription and OTC drugs have been growing rapidly throughout the drugstore industry. The Company expects demographic trends, such as the aging of the U.S. population, and industry changes, such as growth of Third-Party Plans, to continue to drive increases in the prescription and OTC drug businesses. Since 1994, the Company has focused on increasing its pharmacy sales by entering into agreements to service Third-Party Plans and by upgrading the appearance and service level of its store pharmacies. While sales to customers covered by Third-Party Plans result in lower gross profit margins due to competitive pricing, the Company believes that such lower margins are offset by the increased volume of pharmacy sales and the opportunity to leverage fixed expenses. The Company believes that its initiatives, which are designed to capitalize on industry trends, have resulted in the Company's pharmacy sales growing at an annual rate of approximately 30% since 1994. Although these initiatives have helped increase the average number of prescriptions filled by Duane Reade per store per week from 640 in 1994 to 865 during 1997, the Company's average remains well below the national industry chain store average of approximately 1,200, providing significant opportunity for continued pharmacy growth. The Company believes that continued pharmacy growth will increase overall customer traffic, thereby also benefitting its non-pharmacy sales.

   Make Opportunistic Acquisitions of Independent Drugstores and Pharmacy Files. The Company believes that the growth of Third-Party Plans and the continued penetration of chain drugstores such as Duane Reade has put increasing pressure on the approximately 1,400 independent drugstores in New York City. When appropriate, the Company considers acquiring small local chains or independent drugstores. The Company also pursues the purchase of pharmacy files of independent drugstores when such purchases are economically attractive to the Company. The pharmacy files of independent pharmacists tend to have a higher proportion of prescriptions not covered by Third-Party Plans, which generate incremental revenue and higher margins. When appropriate, the Company retains the services of the pharmacist, whose personal relationship with the customers generally maximizes the retention rate of the purchased file. In 1997, the Company acquired one independent drugstore and seven such pharmacy files and intends to aggressively pursue additional purchases.


   Continue to Implement Merchandising Initiatives in Non-Pharmacy
Areas. Management has recently undertaken a number of merchandising initiatives, including the expansion of certain high-margin categories such as greeting cards, cosmetics, vitamins, photofinishing and photo supplies and an expanded seasonal merchandising program. The Company also continues to focus on category management, which it believes will improve gross margins and increase non-pharmacy sales. For example, in 1997 the Company introduced one-hour photofinishing service in three of its stores and intends to introduce one-hour photofinishing service in approximately seven to ten additional stores in 1998. The Company has also increased its emphasis on the sale of its own private label products, which it believes provide a high-quality, lower priced alternative to name brand products while generating higher gross profit margins than name brand products. In addition, in the fourth quarter of 1997, Duane Reade completed its installation of POS scanners in all of its stores and, by the end of the first quarter of 1998, will have completed its planogramming initiative in all of its stores. These systems and initiatives will allow the Company to better analyze sales trends and merchandise its stores more effectively, which the Company believes will ultimately increase its sales and profitability.


COMPANY OPERATIONS


   Merchandising. Duane Reade's overall merchandising strategy is to provide the broadest selection of branded and private label drugstore products available in Manhattan and to sell them at everyday low prices. To further enhance customer service and loyalty, the Company attempts to maintain a consistent in-stock position in all merchandise categories. In addition to prescription and OTC drugs, the Company offers health and beauty aids, food and beverage items, tobacco products, cosmetics, housewares, hosiery, greeting cards, photofinishing, photo supplies, seasonal merchandise and other products. Health and beauty care products, including OTC drugs, represent the largest of the Company's product categories. Duane Reade drugstores offer a wide variety of brand name and private label products, including oral, skin and hair care products, bath supplies, vitamins and nutritional supplements, feminine hygiene products, family planning products and baby care products. Popular brands of health and beauty aids are given ample shelf space, and large sizes are offered, which the Company believes appeals to the value consciousness of many Manhattan consumers. Convenience items such as candy, snacks and seasonal goods are positioned near the check out registers to provide optimum convenience and stimulate impulse purchases for the customers while allowing the store employees to monitor those product categories that are particularly susceptible to inventory shrink.


   In addition to the wide array of name brand products offered in its stores, the Company offers its own private label products. Private label products provide customers with high-quality, lower priced alternatives to name brand products while generating higher gross profit margins than name brand products. These offerings also enhance Duane Reade's reputation as a value-oriented store. The Company currently offers approximately 400 private label products. In 1996, these private label products accounted for approximately 4.6% of non-pharmacy sales. The Company believes that its strong brand image, reputation for quality and reliability in the New York City market, and its economies of scale in purchasing allow it to aggressively promote private label goods.

   The Company has recently made efforts to increase the sales of certain high-margin items, such as cosmetics, greeting cards and photofinishing. In 1996, the Company completed the remodeling of the cosmetics sections in 19 stores, which resulted in an approximately 23% increase in cosmetic sales in those stores with no increase in linear footage. In the greeting cards category, the Company increased seasonal selection and reformatted the card section in many of its stores, resulting in a 26% increase in greeting card sales in 1996 compared to 1995. Other merchandising initiatives completed during 1996 include an expanded selection of seasonal merchandise, vitamins, nutrition products and baby accessories, particularly in stores located in residential areas. The Company believes there are additional opportunities to continue to refine and improve the merchandise mix in its stores.

   The Company also offers same-day photofinishing services in all of its stores and has recently introduced one-hour photofinishing in three stores. In 1998, the Company expects to introduce one-hour photofinishing in seven to ten additional stores. Management believes that photofinishing services contribute significantly to sales of other merchandise categories because of customer traffic increases that result from the customer visiting a store twice, in order to drop off film and pick up the processed photos.


   Pharmacy. The Company believes that its pharmacy business will continue to contribute significantly to the Company's growth. Management also believes that a larger and stronger pharmacy business will enhance customer loyalty and generate incremental customer traffic, which is expected to increase sales of Duane Reade's wide variety of OTC drugs and other non-pharmacy merchandise. Duane Reade significantly grew its prescription drug sales in 1996 as reflected by its same-store pharmacy sales increase of 25.5% during 1996 compared to 1995 and an increase of 25.4% for the 39 week period ended September 27, 1997 compared to the same period in 1996. Sales of prescription and OTC drugs represented approximately 35% of total sales in 1996 as compared with 33% of total sales in 1995 and approximately 38% of total sales for the 39 week period ended September 27, 1997. Although the average number of prescriptions filled by Duane Reade per store per week has increased from 640 in 1994 to 865 during 1997, the Company's average remains well below the industry chain store average of approximately 1,200, providing significant opportunity for continued pharmacy growth. The Company believes that the average number of prescriptions filled per week by it lags behind the industry average because of (i) the historically low penetration of Third Party Plans in the New York City area and (ii) the Company's concentration of stores in business areas, rather than residential areas. The Company believes continued pharmacy growth will also increase overall customer traffic and benefit its non-pharmacy sales.


   The Company generally locates the pharmacy at the rear of the store in order to maximize the pharmacy customer's exposure to other categories of merchandise in the front of the store. Each pharmacy is staffed with a registered pharmacist and a drug clerk at all times to ensure quick and high quality service. Each store carries a complete line of both branded and generic prescription drugs. In 1996, the Company began a program to upgrade the quality of its pharmacy service. The Company believes that this initiative has contributed to its strong growth in pharmacy sales and should continue to benefit the Company as customer loyalty builds in response to improved service levels.


   In addition to customer service initiatives in its pharmacy business, the Company has remodeled or redesigned 16 of its pharmacies since the beginning of 1996. This remodeling, which has primarily involved updating the pharmacy counter area to allow pharmacists and customers to have more direct contact and providing a consultation and waiting area for customers has not resulted in any significant reduction in total retail selling space. By improving the store layout and accessibility of the pharmacist and pharmacy area, the stores that have been remodeled have achieved strong growth in their pharmacy business. All stores opened since 1995 have the new pharmacy counter area design. The Company currently operates 24 such stores. The Company has also launched pharmacy marketing initiatives, such as home delivery and prescription-by-fax services, which it believes have contributed to the increased sales and customer loyalty of the pharmacy business.

   The Company believes that its extensive network of conveniently located stores, strong local market position, pricing policies and reputation for high quality health care products and services provide it with a competitive advantage in attracting pharmacy business from individual customers as well as Third Party Plans. The percentage of the Company's total prescription drug sales attributable to Third Party Plans increased to approximately 64% in 1996 from approximately 58% in 1995, and to approximately 73% for the 39 week period ended September 27, 1997. Although gross margins on sales to Third Party Plans are generally lower than other prescription drug sales because of the highly competitive nature of pricing for this business and the purchasing power of Third Party Plans, management believes that the lower gross profit margins are offset by the higher volume of pharmacy sales to Third Party Plan customers allowing the Company to leverage other fixed store operating expenses. In addition, the Company believes that Third Party Plans generate additional general merchandise sales by increasing customer traffic in the stores. As of September 27, 1997, the Company had contracts with over 100 Third-Party Plans, including every major Third Party Plan in the Company's market areas.

   Another important component of the Company's pharmacy growth strategy is the continued acquisition of prescription files from independent pharmacies in market areas currently served by existing Company stores. In 1997, the Company purchased the prescription files of eight independent pharmacies for an aggregate total of $830,000, which generated approximately $7 million in revenues on an annualized basis. Independent pharmacists tend to have a higher proportion of customers that are not Third Party Plans, which provide the Company with incremental revenue and higher margin contribution. When appropriate, the Company will retain the services of the pharmacist, whose personal relationship with the customers generally maximizes the retention rate of the purchased file. Since 1995, the Company has experienced an estimated 80% customer retention rate with respect to prescription files acquired. Presently, there are approximately 1,400 independent pharmacies in New York City, and the Company believes that these stores will provide additional acquisition opportunities in the future.

   The Company's pharmacies employ computer systems that link all of the Company's pharmacies and enable them to provide customers with a broad range of services. The Company's pharmacy computer network profiles customer medical and other relevant information, supplies customers with information concerning their drug purchases for income tax and insurance purposes and prepares prescription labels and receipts. The computer network also expedites transactions with Third Party Plans by electronically transmitting prescription information directly to the Third Party Plan and providing on-line adjudication, which confirms at the time of sale customer eligibility, prescription coverage and pricing and co-payment requirements and automatically bills the respective plan. On-line adjudication reduces losses from rejected claims and eliminates a portion of the Company's paperwork for billing and collection of receivables and costs associated therewith.


   Store Operations. The majority of the Company's stores are located in the business and residential areas of Manhattan, the most densely populated area in the United States. The Company's operations have been tailored to handle high-volume customer traffic. During 1996, an average Duane Reade store served approximately 2,500 customers per weekday, and 700 customers during each of the peak lunch and commuting periods of the day. Some of the Company's stores may operate up to 25 registers during peak demand periods.

   Duane Reade stores range in size from 2,600 to 12,300 square feet, with an average of 6,800 square feet. The Company's stores are designed to facilitate customer movement and to minimize inventory shrink. The Company believes that its wide, straight aisles and well-stocked shelves allow customers to find merchandise easily and allow the store's employees (managers, security guards, cashiers and stock clerks) to effectively monitor customer behavior. The Company attempts to group merchandise logically in order to enable customers to locate items quickly and to stimulate impulse purchases.


   In 1996, the Company began planogramming its stores by using a computerized space management system to design each store's layout and product displays. The system seeks to maximize productivity per square foot of selling space, maintain consistency in merchandising and reduce inventory levels. To date, 34 stores have been designed by the system. Management believes that the Company's remaining stores will be planogrammed by the end of the first quarter of 1998. As a result, the Company believes that it has yet to realize the full benefits from this system.


   The Company establishes each store's hours of operations in an attempt to best serve customer traffic patterns and purchase habits and to optimize store labor productivity. Stores in Manhattan's business districts are generally open five days a week. In residential and appropriate business/shopping districts, stores are open six or seven days a week with a heavy emphasis on convenient, early morning and late evening openings. In 1997, the Company had seven stores which were open 24 hours a day, 365 days a year. The Company intends to continue to identify stores in which extended operating hours would improve customer service and convenience and contribute to the Company's profitability. Each store is supervised by one store manager and one or more assistant store managers. Stores are supplied by deliveries from the Company's warehouses in Queens an average of three times a week, allowing the stores to maintain a high in-stock position, maximize store selling space and minimize inventory required to be held on hand.

   The Company attempts to mitigate inventory shrink through (i) the employment of full time security guards in each store, (ii) the use of a state-of-the-art Electronic Article Surveillance ("EAS") system that detects unremoved EAS tags on valuable or easily concealed merchandise and (iii) merchandise delivery and stocking during non-peak hours. Additionally, all store and warehouse employees are trained to monitor inventory shrink, and the Company uses outside consulting services to monitor employee behavior. Recently, the Company hired a full-time team of loss prevention professionals and established an anonymous call-in line to allow employees to report instances of theft. The Company also instituted ongoing audits of warehouse picking and receiving and an anonymous reward line for the reporting of theft. The Company believes that these programs have enabled it to reduce inventory shrink and will enable it to continue to do so.


   Purchasing and Distribution. The Company purchases approximately 82% of its merchandise directly from manufacturers. The Company distributes approximately 84% of its merchandise through the Company's warehouses and receives direct-to-store deliveries for approximately 16% of its purchases. Direct-to-store deliveries are made for pharmaceuticals, greeting cards, photofinishing, convenience foods and beverages. The Company purchases from over 1,000 vendors. The Company believes that there are ample sources of supply for the merchandise currently sold in its stores. The Company manages its purchasing through a combination of forward buying, national buying and vendor discount ("deal") buying in ways in which it believes maximizes its buying power. For example, the Company uses a computerized forecasting and investment program that is designed to determine optimal forward buying quantities before an announced or anticipated price increase has been implemented. By forward buying, the Company stocks up on regularly carried items when manufacturers temporarily reduce the cost of goods or when a price increase has been announced or is anticipated.

   The Company operates two warehouses, which are located within five miles of all but one of its stores. The Company's primary warehouse contains approximately 150,000 square feet devoted to inventory. The Company believes that the close proximity of the warehouses to the stores allows the Company to supply the stores frequently, thereby minimizing inventory and maximizing distribution economies. The Company also owns a fleet of trucks and vans, which it uses for all deliveries from the warehouses to the stores.

ADVERTISING AND PROMOTION

   The Company regularly promotes key items at reduced retail prices during four-week promotional periods. Store windows and in-store signs are utilized to communicate savings and value to shoppers. Additionally, over 30 million bags with the highly recognizable Duane Reade logo are used by its customers each year, helping to promote the Company's name throughout New York City. The Company also utilizes full color circulars to announce new stores and heavily circulates them in local areas to attract customers. Typically, a new store sells one to two times its regular volume during a grand opening promotion, which generally lasts two to three weeks. The Company generally does not rely heavily on the use of print or broadcast media to promote its stores. Rather, because of its many high-traffic locations, the Company typically relies on in-window displays as its primary method of advertising. In 1997, the Company began using radio advertising. The radio advertising focuses on the Company's pharmacy business, highlighting services enhanced by the modern pharmacy computer system, pharmacist accessibility and enhanced convenience.

PROPERTIES; LEASES

   As of November 25, 1997, the Company is operating stores in the following locations:

LOCATION              TOTAL
Manhattan, NY .....     58
Brooklyn, NY ......      4
Bronx, NY .........      2
Queens, NY ........      2
Newark, NJ ........      1
                    ---------
  Total ...........     67


   Store leases are generally for 15 year terms. The average year of expiration for all the Company's leases is 2006. Lease rates are generally subject only to increases based on inflation, real estate tax increases or maintenance cost increases. The following table sets forth the lease expiration dates of the Company's leased stores over each of the next five years and thereafter. Of the stores with leases expiring in the next five years, four have renewal options. See "Risk Factors--Uncertainty of Lease Renewals."


                      NUMBER OF
YEAR               LEASES EXPIRING
1997 ...........           0
1998 ...........           3
1999 ...........           1
2000 ...........           4
2001 ...........           0
Thereafter .....          59

   The Company owns a distribution facility and related land in Long Island City, New York. The building contains approximately 150,000 square feet of space, all of which is used for warehousing and distribution. The Company also leases a 50,000 square foot distribution facility in Maspeth, New York, which is only one mile from the Long Island City facility. The Company leases space for its corporate headquarters, which is located in Manhattan.

MANAGEMENT INFORMATION SYSTEMS


   The Company currently has modern pharmacy and inventory management information systems. In 1996, the Company completed the installation of a host-based, modern pharmacy information system. The pharmacy information system (PDX) has reduced the processing time for electronic reimbursement approval for prescriptions from Third Party Plan providers from 50 seconds to seven seconds, and the inventory management information systems (JDA merchandising and E3 replenishment) have allowed the Company to increase inventory turns in the warehouses from 11 to 13 per year. In early 1997, the Company began the process of installing POS systems in its stores. The Company believes that these systems will allow the Company to better control pricing, inventory and shrink, while maximizing the benefits derived from the other parts of its systems installation program. POS will also provide sales analysis that will enable the Company to improve labor scheduling, and will help optimize planogram design by allowing detailed analysis of stock-keeping-unit ("SKU") sales. The installation of the Company's POS systems was completed in December 1997. Additionally, the Company has upgraded its financial reporting systems and installed local and wide area networks to facilitate the transfer of data between systems and from the stores to headquarters.


COMPETITION

   The Company's stores compete on the basis of, among other things, convenience of location and store layout, product mix, selection, customer service and price. The New York City drugstore market is highly fragmented due to the complexities and costs of doing business in the most densely populated area of the country. The diverse labor pool, local customer needs and complex real estate market in New York City all favor regional chains and independent drugstores that are familiar with the market. Duane Reade's store format is designed to meet the unique needs of the New York City market and has proven successful in both the business and residential neighborhoods of Manhattan.

   Because of the difficulties of operating in a densely populated area, the New York City drugstore market remains under-penetrated by national chains as compared to the rest of the country. According to industry sources, approximately 74% of the nationwide drugstore market was controlled by chains, while in New York City that number was approximately 50%.

   Duane Reade believes that it has significant competitive advantages over the approximately 1,400 independent drugstores in New York City, including purchasing economies of scale, centrally located warehouses that minimize store inventory and maximize selling space, a full line of in stock, brand name merchandise and a convenient store format. Major chain competitors in the New York City market include Rite-Aid, Genovese and CVS. See "Risk Factors--Competition."


GOVERNMENT REGULATION


   Duane Reade's stores and its distribution facilities are registered with the federal DEA and are subject to various state and local licensing requirements. Each of Duane Reade's pharmacies and pharmacists located in New York are licensed by the State of New York. The pharmacy and pharmacists employed at Duane Reade's store in Newark, New Jersey are licensed by the State of New Jersey. In addition, Duane Reade has been granted cigarette tax stamping licenses from the State of New York and from the City of New York, which permit Duane Reade to buy cigarettes directly from the manufacturers and stamp the cigarettes themselves. Duane Reade's stores possess cigarette tax retail dealers licenses issued by the State of New York, the City of New York and the State of New Jersey. See "Risk Factors--Regulatory Matters."


EMPLOYEES


   As of September 27, 1997, Duane Reade had approximately 2,000 employees, almost all of whom were full-time. Approximately 1,800 of the Company's 2,000 employees are represented by unions. Non-union employees include employees at corporate headquarters and store management. The Company's distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815, and all store employees are represented by the Allied Trade Council. Duane Reade's three year contracts with these two unions expire on August 31, 1999 and August 31, 1998, respectively. Duane Reade believes that its relations with its employees are good. See "Risk Factors--Collective Bargaining Agreements."


TRADEMARKS

   The name "Duane Reade" and the "DR" logo are registered trademarks. The Company believes that it has developed strong brand awareness within the New York City area. As a result, the Company regards the Duane Reade logo as a valuable asset.

LEGAL PROCEEDINGS

   The Company is a party to certain legal actions arising in the ordinary course of business. Based on information presently available to the Company, the Company believes that it has adequate legal defenses or insurance coverage for these actions and that the ultimate outcome of these actions will not have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the directors and executive officers of the
Company:


         NAME          AGE                       POSITION
Anthony J. Cuti  ....   51  Chairman, Chief Executive Officer and President
William Tennant  ....   50  Senior Vice President and Chief Financial Officer
Gary Charboneau  ....   53  Senior Vice President--Sales and Merchandising
Jerry M. Ray ........   49  Senior Vice President--Store Operations
Nicole S. Arnaboldi     39  Director
David L. Jaffe.......   39  Director
Andrew J. Nathanson .   40  Director



   Two additional directors will be elected by the Board of Directors following the completion of the Offering.


   ANTHONY J. CUTI has been Chairman and Chief Executive Officer of the Company since April 1996. Prior to joining the Company, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

   WILLIAM TENNANT has been Senior Vice President and Chief Financial Officer of the Company since February 1997. Prior to joining the Company, Mr. Tennant was Senior Vice President and Chief Financial Officer of Tops Appliance City, a consumer electronics retailer, from 1993 to 1996. From 1986 to 1993, Mr. Tennant served as Vice President and Controller for the Great Atlantic & Pacific Tea Company.

   GARY CHARBONEAU has been Senior Vice President in charge of Sales and Merchandising of the Company since February 1993. Prior to joining the Company, Mr. Charboneau held various positions at CVS, a retail drugstore chain, from 1978 to February 1993, most recently as Executive Vice President.

   JERRY M. RAY has been Senior Vice President in charge of Store Operations since July 1996 and served as Vice President of Pharmacy Operations from April 1995 to June 1996. From 1991 to 1994, Mr. Ray served as President and CEO of Begley Drugstores, Inc.

   NICOLE S. ARNABOLDI has been a Director of the Company since June 1997. Ms. Arnaboldi is a Managing Director of DLJMB. She joined the DLJ Merchant Banking Group in March 1993 after six years with The Sprout Group, DLJ's venture capital affiliate.

   DAVID L. JAFFE has been a Director of the Company since June 1997. Mr. Jaffe is a Managing Director of DLJMB. Mr. Jaffe joined DLJ Merchant Banking in 1984 and became a Managing Director in 1995. He currently sits on the Board of Directors of each of EZ Buy and EZ Sell Recycler Corporation, OHA Financial, Inc., OSF, Inc., Terra Nova Group, Pharmaceutical Fine Chemicals SA and Brand Scaffold Services, Inc.

   ANDREW J. NATHANSON has been a Director of the Company since June 1997. Mr. Nathanson is a Managing Director of DLJ. Mr. Nathanson joined DLJ in 1989 from Drexel Burnham Lambert, and has been a Managing Director of DLJ since 1991. Mr. Nathanson also serves on the Board of Directors of Specialty Foods, Inc.

   Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until their respective successors are elected and qualified. Executive officers of the Company are elected by the Board of Directors to serve until their respective successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS


   Prior to the Offering, the Board of Directors had no formal committees. In connection with the completion of the Common Stock Offering, the Board of Directors will establish two committees: (i) an Audit Committee and (ii) a Compensation Committee.

   The Audit Committee will make recommendations to the Board of Directors regarding the Company's independent auditors, approve the scope of the annual audit activities of the independent auditors and review audit results. It is expected that a majority of the directors comprising the Audit Committee will be directors not otherwise affiliated with the Company or its principal stockholders.

   The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee will review management's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and report its recommendations to the entire Board of Directors for approval and authorization. The Compensation Committee will administer the Company's stock plans. The Board of Directors may also establish other committees to assist in the discharge of its responsibilities.


EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE


   The following table summarizes the principal components of compensation of the Chief Executive Officer and the other four highest compensated executive officers of the Company (the "Named Executive Officers") for the fiscal year ended December 27, 1997. The compensation set forth below fully reflects compensation for services performed on behalf of the Company and its subsidiaries.



                                                                                 LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                       -------------------------------------- --------------
                                                                                SECURITIES
NAME AND                       FISCAL                           OTHER ANNUAL    UNDERLYING      ALL OTHER
PRINCIPAL POSITION              YEAR       SALARY    BONUS(1)   COMPENSATION    OPTIONS (#)    COMPENSATION
Anthony J. Cuti.............    1997      $386,000       $           $            496,553           $
 Chief Executive Officer                                 --          --                             --
Gary Charboneau.............    1997       263,000       --          --           141,875           --
 Senior Vice
 President--Sales  and
 Merchandising
Jerry M. Ray................    1997       200,000       --          --           118,229           --
 Senior Vice
 President--Store
  Operations
William J. Tennant..........    1997       151,000(2)    --          --            47,292           --
 Senior Vice
 President--Chief  Financial
 Officer
Joseph S. Lacko.............    1997       150,000       --          --            11,823           --
 Vice President--Management
  Information Systems



------------
(1) Bonuses for 1997 have not yet been determined. Messrs. Cuti, Charboneau, Ray and Lacko received bonuses in fiscal 1996 of $340,000, $120,000, $100,000 and $25,000, respectively.
(2) Reflects Mr. Tennant's salary for the partial year from February 18, 1997 (when he joined the Company) through December 27, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR


   The following table discloses options granted during 1997 to the Named Executive Officers.



                                        INDIVIDUAL GRANTS
                      ------------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF     % OF TOTAL                               ASSUMED RATES OF STOCK PRICE
                      SECURITIES      OPTIONS                                 APPRECIATION FOR OPTION TERM(2)
                      UNDERLYING     GRANTED TO    EXERCISE OR                --------------------------
                        OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME                  GRANTED(1)    FISCAL YEAR     PER SHARE        DATE          5%           10%
Anthony J. Cuti (3)     496,553         48.7%         $8.33        6/18/07     $2,601,938    $6,594,224
Gary Charboneau (4)     141,875         13.9           8.33        6/18/07        743,424     1,884,100
Jerry M. Ray (4)  ..    118,229         11.6           8.33        6/18/07        619,520     1,570,081
William J. Tennant       47,292          4.6           8.33        6/18/07        247,810       628,038
Joseph L. Lacko  ...     11,823          1.2           8.33        6/18/07         61,953       157,009



------------
(1) All of such options vest fully on the eighth anniversary of the grant date and may vest sooner based on the Company's achievement of certain specified financial targets.
(2) Amounts reflect certain assumed rates of appreciation for the term of the option as set forth in the executive compensation disclosure rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Common Stock. Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the Common Stock would be approximately $13.57 per share as of the expiration date. At an annual rate of appreciation of 10% per year for the option term, the price of the Common Stock would be approximately $21.61 per share as of the expiration date.
(3) All of such options were granted under separate agreements with the Company.
(4) All of such options were granted under the Company's Equity Plan (as defined below). The options granted under such plan are subject to repurchase provisions upon termination of employment. See "--Stock Options."

                        FISCAL YEAR END OPTION VALUES


   The following table summarizes the number and value of all unexercised options held by the Named Executive Officers at the end of 1997. There were no options exercised in the Company's last fiscal year.



                                                      NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING    VALUE OF UNEXERCISED
                         SHARES                      UNEXERCISED    IN-THE-MONEY OPTIONS
                      ACQUIRED ON                     OPTIONS AT     AT FISCAL YEAR END
NAME                    EXERCISE    VALUE REALIZED FISCAL YEAR END         ($)(1)
                     ------------- --------------  --------------- ---------------------
                                                     EXERCISABLE/       EXERCISABLE/
                                                    UNEXERCISABLE       UNEXERCISABLE
Anthony J. Cuti.....       --             --       364,525/496,562       2,825,068/0
Gary Charboneau.....       --             --        56,012/141,875         306,443/0
Jerry M. Ray........       --             --        45,031/118,229         285,161/0
William J. Tennant         --             --           0/47,293             67,419/0
Joseph S. Lacko  ...       --             --        17,025/11,823          131,944/0



------------
(1) Assumes the value of the Common Stock as of December 27, 1997 is equal to $8.33 per share.

   Mr. Weston, the Company's former Chief Executive Officer, resigned from the Company effective as of February 28, 1997. In connection with Mr. Weston's severance from the Company and the Recapitalization, Mr. Weston received approximately $1.6 million from DLJMB and all of his unexercised options were effectively cancelled. In addition, Mr. Weston received approximately $412,000 from the Company during 1997, a portion of which was attributable to his 1995 and 1996 bonus and the remainder of which was attributable to severance payments.


COMPENSATION OF DIRECTORS


   Directors of the Company who are employees of the Company, DLJ or DLJMB or their respective subsidiaries are not compensated for serving as directors. Presently, the Company does not have directors who are not employees of the Company, DLJ or DLJMB ("Non-Employee Directors"). However, the Company plans to compensate future Non-Employee Directors with options or grants for serving in such capacity and for serving on committees of the Board of Directors and to reimburse Non-Employee Directors for out-of-pocket expenses incurred in such capacity.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to the Offering, the Company did not have a compensation committee. Instead, compensation decisions regarding the Company's executive officers were made by the Board. Each executive officer of the Company has an employment agreement with the Company that establishes his annual compensation. See "--Employment Agreements."

EMPLOYMENT AGREEMENTS


   Effective June 18, 1997, the Company entered into an employment agreement with Anthony J. Cuti (the "Cuti Employment Agreement"). Pursuant to the Cuti Employment Agreement, Mr. Cuti serves as Chairman, President and Chief Executive Officer of the Company. The Cuti Employment Agreement provides for
(i) a base salary of $425,000 per year, which will increase to $500,000 in 1998 and $550,000 in 1999 if certain EBITDA targets (as defined in the Cuti Employment Agreement) are met and will increase every 18 months commencing July 1, 2001 by not less than the percentage increase in a designated consumer price index for such 18-month period, (ii) an annual incentive bonus of up to 200% of base salary based on certain EBITDA targets and (iii) participation in all benefit plans generally available to executive officers of the Company.

   Pursuant to the Cuti Employment Agreement and the Equity Plan described below, on June 18, 1997, Mr. Cuti was granted non-qualified stock options to purchase an aggregate of 496,553 shares of Common Stock at an exercise price of $8.33 per share. Subject to Mr. Cuti's continued employment with the

Company, the options generally will become 100% vested on the eighth anniversary of the date of grant, but may vest sooner based on the Company's achievement of certain specified financial targets. Furthermore, the vesting of options will accelerate upon the occurrence of a Sale of the Company (as defined in the Cuti Employment Agreement) on or prior to December 30, 2001, based on the Company's achievement of specified financial targets prior to the date of any such Sale of the Company.

   The Cuti Employment Agreement provides that following the Offering, Mr. Cuti may generally only transfer up to 10% of his shares of Common Stock in each calendar year while he is an employee of the Company, except pursuant to certain rights and obligations (i) to transfer ("put") his shares to the Company upon termination of employment and (ii) to transfer shares in connection with certain transfers of Common Stock by DLJMBPII. The Cuti Employment Agreement also provides that Mr. Cuti will be given the opportunity to invest additional amounts in stock of the Company in the event that DLJMBPII invests new equity in the Company or creates an intrument that may be dilutive to Mr. Cuti's equity position relative to DLJMBPII.

   Mr. Cuti's initial term of employment is for three years and, unless terminated by notice of non-renewal by either the Company or Mr. Cuti, will continue thereafter for successive one-year periods. Pursuant to the Cuti Employment Agreement, if the Company terminates Mr. Cuti without "cause" (as defined in the Cuti Employment Agreement) or by notice of non-renewal or Mr. Cuti resigns with "good reason" (as defined in the Cuti Employment Agreement), Mr. Cuti will be entitled to continued base salary and incentive bonus payments (at the rate of two times base salary and bonus for the year prior to termination, which can be increased to three times base salary and bonus upon the occurrence of certain events, including a Sale of the Company) and employee benefits for a two year period, which, under certain circumstances, including Mr. Cuti's termination of employment prior to June 18, 2003 and within one year following a Sale of the Company, may be extended by one year. Additionally, the vesting of Mr. Cuti's options may accelerate upon such a termination of employment, based on the Company's financial performance prior to such termination and whether a Sale of the Company has occurred. The Cuti Employment Agreement also contains certain non-compete, non-solicitation and confidentiality provisions. See also "Certain Relationships and Related Transactions--Cuti Loan Agreement."


   The Company has also entered into agreements with Messrs. Charboneau, Needleman and Ray and certain other executives that provide for their initial base salary as well as annual incentive bonuses based on certain EBITDA targets. Each of Messrs. Charboneau, Needleman and Ray are entitled to severance payments equalling 12 months of their respective salaries if they are terminated without "cause" (as respectively defined in the agreements).

   The Company's agreement with Mr. Tennant provides for payment of an annual base salary of $175,000 per year as well as for payment of annual incentive bonuses based upon achievement of certain financial targets. Mr. Tennant's agreement also provides for the grant of stock options to acquire an aggregate of 68,101 shares of Common Stock at an exercise price of $7.34 per share and for 12 months of salary continuation in the event Mr. Tennant is terminated without cause.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


   The Company has established the Supplemental Executive Retirement Plan ("SERP"), an unfunded retirement plan that provides a lump sum benefit equal to the actuarial present value of a life annuity commencing at the later of age 65. The SERP benefit is calculated as a percentage of a participant's Final Average Earnings (defined as the average base salary and bonus for the five years which produce the greatest amount multiplied by the participant's years of services with the Company). Currently, Mr. Cuti is the only SERP participant. Mr. Cuti's estimated SERP benefit, based on his annualized 1996 includable compensation and upon discount rates effective for termination of employment in December 1997, is estimated to be $619,000, if termination of employment occurs after 10 years when Mr. Cuti will be age 60 1/2, or $1,263,000 if termination of employment occurs after 14 1/2 years, when Mr. Cuti will be age 65. Pursuant to the Cuti Employment Agreement, the Company is required to set aside funds in a "rabbi trust" to pay Mr. Cuti's SERP benefit in specified circumstances, including a Sale of the Company, termination without "cause" and resignation for "good reason" (as respectively defined in the Cuti Employment Agreement). Furthermore, in the event of his termination without "cause" or by reason of the Company's non-renewal, his resignation for "good reason," or his death or disability, Mr. Cuti's SERP benefit will be calculated on the basis of 20 years of employment regardless of his actual number of years of employment with the Company (the present value of which was approximately $680,000 as of September 27, 1997).


STOCK OPTIONS


   1992 STOCK OPTION PLAN. The Board of Directors adopted and the Company's stockholders approved the 1992 Stock Option Plan (the "1992 Plan") in September 1992. Under the 1992 Plan, the Board of Directors may grant to executive and other key employees of the Company nonqualified stock options to purchase up to an aggregate of 510,757 shares of Common Stock of the Company at exercise prices and terms specified by the Board of Directors.

   At September 27, 1997, there were outstanding nonqualified stock options issued under the 1992 Plan to purchase up to an aggregate of 281,657 shares of Common Stock of the Company at exercise prices ranging from $0.58 to $40.88 per share. The 1992 Plan will be frozen as to the future grants following the Offering. All options issued under the 1992 Plan are 100% vested.

   1997 EQUITY PARTICIPATION PLAN. As of June 18, 1997, the Board of Directors and stockholders of the Company approved the 1997 Equity Participation Plan (the "Equity Plan"). The Equity Plan has been administered by the Board of Directors and, following consummation of the Offering, will be administered by the Compensation Committee. The Board of Directors is authorized under the Equity Plan to select the individuals to whom awards will be made (the "Participants") and determine the terms and conditions of the awards under the Equity Plan. The Equity Plan provides that the Board of Directors may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock related benefits, or any combination thereof, to any eligible employee or consultant. Each such award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. An aggregate of 1,321,181 shares of Common Stock of the Company have been reserved for issuance under the Equity Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The Equity Plan provides that no Participant may receive awards relating to more than 480,429 shares of Common Stock per year.

   SECTION 162(M) LIMITATION. In general, under Section 162(m) of the Code ("Section 162(m)"), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the Equity Plan will not be subject to Section 162(m) until the "Transition Date" which is defined as the earliest of (i) the material modification of the Equity Plan; (ii) the issuance of all Common Stock and other compensation that has been allocated under the Equity Plan; and (iii) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2001. After the Transition Date, rights and awards granted under the Equity Plan will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights and awards are granted by an independent compensation committee, and such awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company. The transition rule will also apply to base salary and bonus payments made pursuant to employment agreements in effect at the time of the Offering.

   The Board of Directors generally will have the power and authority to amend the Equity Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax law limitations (including rules and regulations of the New York Stock Exchange).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DLJMB RELATIONSHIPS


   In connection with the Recapitalization, DLJMBPII and certain of its affiliates (the "DLJ Entities") purchased an aggregate of 9,383,423 shares of Common Stock, certain members of management retained an aggregate of 284,832 shares of Common Stock and certain other stockholders retained an aggregate of 589,577 shares of Common Stock The aggregate purchase price for the shares acquired by the DLJ Entities was approximately $78.7 million or approximately $8.33 per share. Each of these shareholders other than members of management signed the Stockholders and Registration Rights Agreement. See "--Stockholders and Registration Rights Agreement." Mr. Jaffe and Ms. Arnaboldi, directors of the Company, are Managing Directors of DLJMB, and Mr. Nathanson, also a director of the Company, is a Managing Director of DLJ.

   On September 30, 1997, the Company entered into the Existing Credit Agreement in which DLJ Capital Funding, Inc., an affiliate of DLJMBPII, acted as the arranger and syndication agent. In connection with the Existing Credit Agreement, DLJ Capital Funding, Inc. received a customary funding fee of approximately $2.4 million.

   DLJ (the Underwriter and an affiliate of DLJMBPII) acted as financial advisor to the Company in connection with the structuring of the Recapitalization and received customary fees for such services of approximately $3.5 million and reimbursement for reasonable out-of-pocket expenses and affiliates of DLJ received stand-by commitment fees of approximately $1.2 million in connection with the change of control offers for Zero Coupon Notes and the Senior Notes, which were required as a result of the Recapitalization. The Company agreed to indemnify DLJ in connection with its acting as financial advisor. In addition, DLJ will receive the underwriting compensation set forth on the cover page of this Prospectus. DLJ is also serving as lead underwriter in connection with the Common Stock Offering and will receive its pro rata portion of the underwriting compensation payable in connection therewith.


CUTI LOAN AGREEMENT


   Pursuant to the terms of the Cuti Employment Agreement and a Secured Loan Agreement and related agreements among Mr. Cuti, the Company and DLJ (the "Loan Documents"), on November 20, 1997, Mr. Cuti borrowed $1 million from DLJ (the "Loan"). The Loan is secured by Mr. Cuti's pledge to DLJ of his options granted under the Equity Plan and his option to purchase 496,553 shares of Common Stock, and all Common Stock and other proceeds payable upon exercise or other disposition thereof (the "Pledged Security"). The Loan is subject to interest at the Federal Mid-Term Rate as in effect from time to time and is generally payable in five equal installments commencing within 30 days after Mr. Cuti has the ability to receive cash in exchange for any of the Pledged Security. In addition, the Company may apply any amounts to which Mr. Cuti is entitled upon termination of employment to repayment of the Loan. The Cuti Employment Agreement and the Loan Documents further provide that in the event of termination of Mr. Cuti's employment by reason of termination by the Company without "cause" or the Company's non-renewal or his resignation with "good reason" (as such terms are defined in the Cuti Employment Agreement), the Company will reimburse Mr. Cuti for all interest accrued as of the date of such termination if the Company has achieved certain specified financial targets for the year prior to termination and the year of such termination. The Loan Documents permit DLJ to assign the Loan to certain of its affiliates, including the Company, and the Company is obligated pursuant to the Cuti Employment Agreement to assume the Loan from DLJ as soon as practicable after the Company and DLJ agree that the Company may do so.


OTHER RELATIONSHIPS

   The Company incurred aggregate fees owing to Credit Suisse First Boston for financial services rendered from March 1995 through the consummation of the Recapitalization in the aggregate amount of $3.6 million, of which $1.4 million was paid upon consummation of the Recapitalization and the remaining $2.2 million will become payable upon consummation of the Common Stock Offering.

STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT


   In connection with the Recapitalization, certain of the shareholders of the Company (the "Initial Shareholders") entered into a Stockholders and Registration Rights Agreement, pursuant to which the Company has granted the Initial Shareholders the right to cause the Company to register shares of Common Stock (the "registrable securities") under the Securities Act. Upon consummation of the Common Stock Offering, 10,257,832 outstanding shares of Common Stock will constitute registrable securities and therefore will be eligible for registration pursuant to the Stockholders and Registration Rights Agreement. Under the terms of the Stockholders and Registration Rights Agreement, at any time after the one year anniversary date of the Common Stock Offering, (i) the holders of at least a majority of the registrable securities held by the DLJ Entities can require the Company, subject to certain limitations, to file a registration statement under the Securities Act covering all or part of the registrable securities held by the DLJ Entities and (ii) the remaining Initial Shareholders can require the Company, subject to certain limitations, to file a registration statement covering all or part of the registrable securities held by such Initial Shareholders (each, a "demand registration"). The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations) incurred in connection with the demand registrations. In addition, the Stockholders and Registration Rights Agreement provides the Initial Shareholders with "piggyback" registration rights, subject to certain limitations, whenever the Company files a registration statement on a registration form that can be used to register securities held by such Initial Shareholders.

                           PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership (as defined by the regulations of the Securities and Exchange Commission) of the Company's Common Stock (which constitutes the only class of voting capital stock of the Company) by (i) each person known to the Company to be the beneficial owner of 5% or more of the Common Stock,
(ii) each director, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group, based on data as of November 15, 1997.


                                                           SHARES BENEFICIALLY OWNED(1)
                                                    -------------------------------------------
                                                                   % OF CLASS     % OF CLASS
                                                                    PRIOR TO         AFTER
                                                                  COMMON STOCK   COMMON STOCK
NAME                                                   SHARES       OFFERING       OFFERING
--------------------------------------------------  ----------- --------------  --------------
DLJ Merchant Banking Partners II, L.P. and related
 investors(2) (3)..................................  9,383,423        91.5%          57.3%
Anthony Cuti.......................................    364,530         3.6%           2.1
David Jaffe(4) ....................................         --          --             --
Nicole S. Arnaboldi(4).............................         --          --             --
Andrew J. Nathanson(4) ............................         --          --             --
Gary Charboneau ...................................    259,464         2.5%           1.6
Jerry M. Ray ......................................     85,722          *              *
William J. Tennant.................................     68,000          *              *
Joseph S. Lacko....................................     17,025          *              *
All executive officers and directors as a group
 (11 persons)(4) ..................................    815,996         8.0%           4.9%



------------
*      Less than one percent
(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares that such person has the right to acquire within 60 days after the date of this Prospectus are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) Consists of 9,383,423 shares held directly by the following related investors, each of whom is affiliated with DLJ: DLJ Merchant Banking Partners II, L.P. ("DLJMBPII"), 5,910,855 shares; DLJ Merchant Banking Partners II-A, L.P. ("DLJMBIIA"), 235,398 shares; DLJ Offshore Partners II, C.V. ("DLJOPII"), 290,665 shares; DLJ Diversified Partners, L.P. ("DLJDP"), 345,575 shares; DLJ Diversified Partners-A, L.P. ("DLJDPA"), 128,335 shares; DLJMB Funding II, Inc. ("DLJMBFII"), 1,049,443 shares; DLJ Millennium Partners, L.P. ("Millennium"), 95,572 shares; DLJ Millennium-A, L.P. ("Millennium-A"), 18,640 shares; DLJ EAB Partners, L.P. ("DLJEAB"), 26,539 shares; UK Investment Plan 1997 Partners ("UK Investment"), 156,390 shares; and DLJ First ESC L.P. ("DLJ ESC," and collectively, the "DLJMBPII Entities"), 1,126,011 shares. See "Certain Relationships and Related Transactions--DLJMB Relationships." The address of each of DLJMBPII, DLJMBIIA, DLJDP, DLJDPA, DLJMBFII, Millennium, Millennium-A, DLJEAB, and DLJ ESC is 277 Park Avenue, New York, New York 10172. The address of DLJOPII is c/o John B. Gorsiraweg, 14 Willemstad, Curacao, Netherlands Antilles. The address of UK Investment is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. As a general partner of each of DLJMBPII, DLJMBIIA, DLJOPII, DLJDP, DLJDPA, DLJEAB, Millennium and Millennium-A, DLJMB may be deemed to beneficially own indirectly all of the shares held directly by DLJMBPII, DLJMBIIA, DLJOPII, DLJDP, DLJDPA, DLJEAB, Millennium and Millennium-A, and as the parent of each of DLJMB, DLJMBFII and DLJ LBO Plans Management Corporation (the general partner of DLJ ESC and UK Investment), Donaldson, Lufkin & Jenrette Inc., the parent of DLJ ("DLJ Inc.") may be deemed to beneficially own indirectly all of the shares held by DLJMBPII, DLJMBIIA, DLJOPII, DLJDP, DLJDPA, DLJEAB, Millennium, Millennium-A, DLJMBFII, DLJ ESC and UK Investment. The address of DLJ Merchant Banking, Inc. is 277 Park Avenue, New York, New York 10172.
(3) In the event that the underwriters' overallotment option in the Common Stock Offering is exercised, DLJMBPII Entities will be selling stockholders. In addition, in such event, certain other stockholders of the Company may exercise their rights to participate in such sales. In the event that the DLJMBPII Entities sell all of the shares pursuant the overallotment option, such entities will own approximately 51.2% of the Common Stock.
(4) Mr. Jaffe and Ms. Arnaboldi are each Managing Partners of DLJMB, and Mr. Nathanson is a Managing Director of DLJ. Share data shown for such individuals excludes shares shown as held by DLJ Merchant Banking Partners II, L.P. and related investors, as to which such individuals disclaim beneficial ownership.

                 DESCRIPTION OF NEW SENIOR SUBORDINATED NOTES

GENERAL


   The New Senior Subordinated Notes will be issued pursuant to an indenture (the "New Senior Subordinated Note Indenture") among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Senior Subordinated Notes include those stated in the New Senior Subordinated Note Indenture and those made part of the New Senior Subordinated Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Senior Subordinated Notes are subject to all such terms, and prospective investors are referred to the New Senior Subordinated Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the New Senior Subordinated Note Indenture does not purport to be complete. A copy of the New Senior Subordinated Note Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The definitions of certain terms used in this Description of New Senior Subordinated Notes are set forth below under "--Certain Definitions."

   The New Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. In addition, the New Senior Subordinated Notes will be effectively subordinated to indebtedness of the Company's Subsidiaries. See "Risk Factors--Holding Company Structure." At September 27, 1997, on a pro forma basis giving effect to the Offering, the Common Stock Offering and the consummation of the Refinancing Plan, the Company would have had an aggregate of $130.0 million of Senior Debt outstanding and the Company and its Subsidiaries would have had approximately $262.6 million of aggregate outstanding liabilities, including trade payables and the New Senior Subordinated Notes. The New Senior Subordinated Note Indenture will permit the incurrence of additional Senior Debt in the future, subject to certain conditions.


PRINCIPAL, MATURITY AND INTEREST


   The New Senior Subordinated Notes will be limited in aggregate principal
amount to $80.0 million, and will mature on          , 2008. Interest on the
New Senior Subordinated Notes will accrue at the rate of    % per annum and
will be payable semi-annually in arrears on            and            (each,
an "Interest Payment Date"), commencing on          , 1998, to holders of
record on the immediately preceding          and          , respectively.
Interest on the New Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, and interest and premium (if any) on, the New Senior Subordinated Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment may be made by check mailed to holders of the New Senior Subordinated Notes at their respective addresses set forth in the register of holders; provided, however, that all payments with respect to New Senior Subordinated Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The New Senior Subordinated Notes will be issued in denominations of $1,000 and integral multiples thereof.


SUBORDINATION


   The payment of principal of, and premium (if any) and interest on the New Senior Subordinated Notes will be subordinated in right of payment, as set forth in the New Senior Subordinated Note Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the New Senior Subordinated Note Indenture or thereafter incurred. For purposes hereof, "payment in full," as used with respect to Senior Debt, means payment of cash.


   Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of New Senior Subordinated Notes will be entitled to receive any payment or distribution of cash, securities or other property with respect to Obligations due in respect of the New Senior Subordinated Notes and, until all Obligations with respect to Senior Debt are paid in full, any payment, distribution, or other transfer of assets of the Company or any Subsidiary Guarantor of any kind or character, whether direct or indirect, by set-off or otherwise, and whether in cash, securities or property, to which the holders of New Senior Subordinated Notes would be entitled shall be made to the holders of Senior Debt (except that holders of New Senior Subordinated Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   The Company also may not make any payment upon or in respect of the New Senior Subordinated Notes (except in Permitted Junior Securities or from the trust descried under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium if any, or interest on, any Designated Senior Debt occurs and is continuing beyond any applicable period of grace, if any, or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a written notice of such default (a "Payment Blockage Notice") from the Company or the holders of such Designated Senior Debt (or their representative). Payments on the New Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

   The New Senior Subordinated Note Indenture will further require that the Company promptly notify holders of Senior Debt (or their representatives) if payment of the New Senior Subordinated Notes is accelerated because of an Event of Default.


   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of New Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of September 27, 1997, after giving pro forma effect to the Offering, the Common Stock Offering and consummation of the Refinancing Plan, the Company would have had approximately $130.0 million of Senior Debt outstanding. The New Senior Subordinated Note Indenture will limit, subject to certain conditions, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES


   The Company's payment obligations under the New Senior Subordinated Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by all of the Company's present and future Subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt and any amounts for which such Subsidiary Guarantor will be liable under guarantees issued from time to time with respect to Senior Debt. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount that may be paid thereunder without resulting in such Subsidiary Guarantee being deemed to constitute a fraudulent conveyance or a fraudulent transfer under applicable law. See "Risk Factors--Fraudulent Transfer Considerations."

   The New Senior Subordinated Note Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), or sell all or substantially all of its assets to, another corporation, Person or entity, whether or not affiliated with such Subsidiary Guarantor unless (a) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Subsidiary Guarantee of such Subsidiary Guarantor and the New Senior Subordinated Note Indenture; (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and (c) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing provisions of this paragraph, the New Senior Subordinated Note Indenture will not prohibit the merger of two of the Subsidiary Guarantors or the merger of a Subsidiary Guarantor into the Company.


   The New Senior Subordinated Note Indenture will provide that, in the event of a sale or other disposition of all of the equity interests of any Subsidiary Guarantor (including by way of merger or consolidation) or all or substantially all of the assets of such Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the New Senior Subordinated
Note Indenture. See "--Repurchase at Option of Holders--Asset Sales."

OPTIONAL REDEMPTION


   The New Senior Subordinated Notes will not be redeemable at the Company's
option prior to          , 2003. Thereafter, the New Senior Subordinated
Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the 12-month period
beginning on          of the years indicated below:



 YEAR                       PERCENTAGE
------------------------  --------------
2003 ....................            %
2004 ....................            %
2005 and thereafter  ....     100.000%



   Notwithstanding the foregoing, on or prior to          , 2001, the Company
may redeem up to 35% in aggregate principal amount of New Senior Subordinated
Notes at a redemption price of     % of the principal amount thereof, plus
accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more Qualified Offerings of the Company; provided that at least 65% in aggregate principal amount of the New Senior Subordinated Notes originally issued under the New Senior Subordinated Note Indenture remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of such Qualified Offering.


SELECTION AND NOTICE

   If less than all of the New Senior Subordinated Notes are to be redeemed at any time, selection of New Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Senior Subordinated Notes are listed, or, if the New Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no New Senior Subordinated Note shall be redeemed in a principal amount that is less than $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such New Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed and a new note in principal amount equal to the unredeemed portion of the original New Senior Subordinated Note shall be issued in the name of the holder thereof upon cancellation of the original New Senior Subordinated Note. New Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Senior Subordinated Notes or portions of them called for redemption.

MANDATORY REDEMPTION

   Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption of, or sinking fund payments with respect to, the New Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control


   Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's New Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 15 days following a Change of Control, the Company will (or will cause the Trustee to) mail a notice to each holder of New Senior Subordinated Notes describing the transaction that constitutes the Change of Control and offering to repurchase New Senior Subordinated Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the New Senior Subordinated Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Senior Subordinated Notes as a result of a Change of Control.


   On or before the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all New Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Senior Subordinated Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the New Senior Subordinated Notes so accepted together with an officer's certificate stating the aggregate principal amount of New Senior Subordinated Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of New Senior Subordinated Notes so tendered the Change of Control Payment for such New Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the New Senior Subordinated Notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   Except as described above with respect to a Change of Control, the New Senior Subordinated Note Indenture does not contain provisions that permit the holders of the New Senior Subordinated Notes to require that the Company repurchase or redeem the New Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Compa-ny's capital structure or the value of the New Senior Subordinated Notes, but that would not constitute a Change of Control. The New Credit Agreement will prohibit the Company from purchasing the New Senior Subordinated Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the New Senior Subordinated Notes, the Company could seek the consent of its lenders to the purchase of the New Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the New Senior Subordinated Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered New Senior Subordinated Notes would constitute an event of default under the New Senior Subordinated Note Indenture which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Debt. In such circumstances, the subordination provisions in the New Senior Subordinated Note Indenture would likely restrict payments to the holders of the New Senior Subordinated Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the New Senior Subordinated Notes following a Change of Control. In addition, the Company's ability to repurchase New Senior Subordinated Notes following a Change of Control may also be limited by the Company's then existing financial resources and the Company may, under certain circumstances, incur substantial additional indebtedness or undergo restructuring or other corporate changes without triggering a Change of Control Offer.


   The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Company and purchases all New Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

   A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than the Principals, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than the Principals becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, or (d) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Senior Subordinated Notes to require the Company to repurchase such New Senior Subordinated Notes as a result of a sale, lease transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors of the Company on the date of original issuance of the New Senior Subordinated Notes or (b) was nominated for election to the Board of Directors of the Company with the approval of, or whose election to the Board of Directors of the Company was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

 Asset Sales


   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
(b) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of (I) Cash Equivalents or (II) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Company or any Subsidiary thereof, such Person becomes a Subsidiary Guarantor; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Senior Subordinated Notes or any Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

   Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Subsidiary shall apply such Net Proceeds at its option (or to the extent the Company is required to apply such Net Proceeds pursuant to the terms of the New Credit Agreement), to (a) repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) repay pari passu Indebtedness of the Company or any Subsidiary Guarantor (and to correspondingly reduce commitments with respect thereto), provided that if the Company or any Subsidiary Guarantor shall so repay pari passu Indebtedness, it will equally and ratably reduce Indebtedness under the New Senior Subordinated Notes if the New Senior Subordinated Notes are then redeemable, or if the New Senior Subordinated Notes may not then be redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of New Senior Subordinated Notes to purchase 100% of the principal amount thereof the amount of New Senior Subordinated Notes that would otherwise be redeemed or (c) an investment in property, the making of a capital expenditure or the acquisition of other long-term assets, in each case, of or from an entity that is engaged in a Permitted Business, and in accordance with the terms of the New Senior Subordinated Note Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Designated Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the New Senior Subordinated
Note Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of New Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Senior Subordinated Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the New Senior Subordinated Note Indenture. To the extent that the aggregate principal amount of New Senior Subordinated Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Senior Subordinated Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Senior Subordinated Notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the New Senior Subordinated Notes, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and


     (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the New Senior Subordinated Note Indenture, is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) after the date of the New Senior Subordinated Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the New Senior Subordinated Note Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company to the extent that they have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock).

   The foregoing provisions will not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the New Senior Subordinated Note Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii) (B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the New Senior Subordinated Note Indenture; provided, however, that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the

Company to members of management of the Company and its Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (e) payments and transactions in connection with the Refinancing Plan, the New Credit Agreement (including commitment, syndication and arrangement fees payable thereunder), the Offering and the Common Stock Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto and
(f) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock) issued after the date of the New Senior Subordinated Note Indenture; provided, however, that at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2.0 to 1.


   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described in this section were computed.

 Incurrence of Indebtedness and Issuance of Preferred Stock


   The New Senior Subordinated Note Indenture will provide that (i) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness),
(ii) the Company will not permit any of its Subsidiaries to issue any shares of Disqualified Stock and (iii) the Company will not permit any of its Subsidiaries that are not Subsidiary Guarantors to issue any shares of preferred stock; provided, however, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such shares of Disqualified Stock are issued would have been at least 2.0 to 1 determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.


   Notwithstanding the foregoing, the Company and, to the extent set forth below, its Subsidiaries may incur the following:

     (a) Indebtedness of the Company under the New Senior Subordinated Notes and the New Senior Subordinated Note Indenture and Indebtedness of Subsidiaries under the Subsidiary Guarantees;


     (b) Indebtedness under the New Credit Agreement in an aggregate principal amount not to exceed $160.0 million outstanding at any time;


     (c) Existing Indebtedness;


     (d) Capital Expenditure Indebtedness, Capitalized Lease Obligations and purchase money Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

     (e) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the New Senior Subordinated Note Indenture to be outstanding;

     (f) Indebtedness of the Company representing guarantees of Indebtedness incurred by one of its Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

     (g) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the New Senior Subordinated Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;


     (h) any Permitted Refinancing Indebtedness representing a replacement, renewal, refinancing or extension of Indebtedness permitted under the first paragraph and clause (c) of this covenant;

     (i) Indebtedness arising from agreements of the Company or any Subsidiary Guarantor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided however, that (1) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary Guarantor (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and (2) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and/or the Subsidiary Guarantors in connection with such disposition; and

     (j) additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $30.0 million at any time outstanding.


 Liens


   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any pari passu Indebtedness or subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the New Senior Subordinated Notes or the Subsidiary Guarantees, as applicable, are equally and ratably secured with the obligations so secured until such time as such obligations are not longer secured by a Lien; provided, that in any case involving a Lien securing subordinated Indebtedness, such Lien is subordinated to the Lien securing the New Senior Subordinated Notes or the Subsidiary Guarantees, as applicable, to the same extent that such subordinated Indebtedness is subordinated to the New Senior Subordinated Notes or the Subsidiary Guarantees, as applicable.


 Dividend and Other Payment Restrictions Affecting Subsidiaries

   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the New Senior Subordinated Note Indenture, (ii) the New Credit Agreement as in effect on the date of the New Senior Subordinated
Note Indenture and any refinancings, amendments, restatements, renewals or replacements thereof, provided, however, that the agreements governing such refinancings, amendments, restatements, renewals or replacements contain restrictions are not more restrictive in the aggregate than those contained in the New Credit Agreement as in effect on the date of the New Senior Subordinated Note Indenture, (iii) the New Senior Subordinated Note Indenture, the New Senior Subordinated Notes and the Subsidiary Guarantees,
(iv) applicable law or any applicable rule, regulation or order, (v) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Senior Subordinated Note Indenture to be incurred, (vi) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (viii) customary provisions in bona fide contracts for the sale of property or assets, or (ix) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced.


 Merger, Consolidation or Sale of Assets


   The New Senior Subordinated Note Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(a) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Senior Subordinated Notes and the New Senior Subordinated Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists, and (d) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


 Transactions with Affiliates

   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and
(b) the Company delivers to the Trustee (i) with respect to any Affiliate

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Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, either (A) a resolution of the Board of Directors of the Company set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall be deemed not to be Affiliate Transactions: (i) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (A) $3.0 million outstanding in the aggregate at any time and
(B) $1.5 million to any one employee) consistent with the past practice of the Company or such Subsidiary; (ii) transactions between or among the Company and/or its Wholly Owned Subsidiaries; (iii) transactions permitted by the provisions of the New Senior Subordinated Note Indenture described above under the caption "--Restricted Payments;" (iv) payments of customary fees by the Company or any of its Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors of the Company in good faith; (v) any agreement as in effect on the date of the New Senior Subordinated Note Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the New Senior Subordinated Notes in any material respect) or any transaction contemplated thereby; (vi) the existence of, or the performance by the Company of any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the New Senior Subordinated Note Indenture and any similar agreements which it may enter into thereafter so long as such similar agreements contain only terms that are customary of stockholders and registration rights agreements; and (vii) payments and transactions in connection with the Refinancing Plan, the New Credit Agreement (including commitment, syndication and arrangement fees payable thereunder), the Offering and the Common Stock Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto.


  Sale and Leaseback Transactions


   The New Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Company or any Subsidiary may enter into a sale and leaseback transaction if (a) the Company could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the heading "--Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the heading "--Repurchase at the Option of Holders--Asset Sales."

 Issuances and Sales of Capital Stock of Wholly-Owned Subsidiaries


   The New Senior Subordinated Note Indenture will provide that the Company
(a) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Subsidiary of the Company, and (b) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company

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or any Wholly Owned Subsidiary of the Company) unless (i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Wholly Owned Subsidiary and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales"; provided that this clause (b) shall not apply to any pledge of Capital Stock of any Wholly Owned Subsidiary of the Company securing Indebtedness under the New Credit Agreement.

 Additional Subsidiary Guarantees

   The New Senior Subordinated Note Indenture will provide that if the Company or any of its Subsidiaries shall, after the date of the New Senior Subordinated Note Indenture, acquire or create another Subsidiary, then such newly acquired, created or designated Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the New Senior Subordinated Note Indenture.

 No Senior Subordinated Debt

   The New Senior Subordinated Note Indenture will provide that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the New Senior Subordinated Notes.

 Reports

   The New Senior Subordinated Note Indenture will provide that, whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the New Senior Subordinated Notes (a) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

EVENTS OF DEFAULT AND REMEDIES


   The New Senior Subordinated Note Indenture will provide that each of the following constitutes an Event of Default: (a) default for 30 days in the payment when due of interest on the New Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the New Senior Subordinated
Note Indenture); (b) default in payment when due of the principal of or premium (if any) on the New Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the New Senior Subordinated
Note Indenture); (c) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;" (d) failure by the Company for 60 days after notice to comply with any of its other agreements in the New Senior Subordinated Note Indenture or the New Senior Subordinated Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the New Senior Subordinated Note Indenture, which default (i) is caused by a failure to pay principal of or premium (if any) or interest on such Indebtedness at its final stated maturity prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of


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such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) failure by any Subsidiary Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Subsidiary Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Subsidiary Guarantor for any reason, unless, in each such case, such Subsidiary Guarantor and its Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter; and (h) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

   If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding New Senior Subordinated Notes may declare all the New Senior Subordinated Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of
(a) any acceleration of any such Indebtedness under the New Credit Agreement and (b) five business days after receipt by the Company of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Senior Subordinated Notes will become due and payable without further action or notice. Holders of the New Senior Subordinated Notes may not enforce the New Senior Subordinated Note Indenture or the New Senior Subordinated Notes except as provided in the New Senior Subordinated Note Indenture. In the event of a declaration of acceleration of the New Senior Subordinated Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the New Senior Subordinated Notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the New Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (ii) all existing Events of Default, except nonpayment of principal or interest on the New Senior Subordinated Notes that became due solely because of the acceleration of the New Senior Subordinated Notes, have been cured or waived.


   Subject to certain limitations, holders of a majority in principal amount of the then outstanding New Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the New Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.


   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Senior Subordinated Notes pursuant to the optional redemption provisions of the New Senior Subordinated Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Senior Subordinated Notes. If an Event of Default
occurs prior to          , 2003 by reason of any willful action (or inaction)
taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Senior Subordinated Notes prior to such date, then the premium specified in the New Senior Subordinated
Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Senior Subordinated Notes.


   The holders of a majority in aggregate principal amount of the New Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the New Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the New Senior Subordinated Note Indenture except a continuing Default or Event of Default in the payment of the principal of or interest on the New Senior Subordinated Notes.

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   The Company is required to deliver to the Trustee annually a statement regarding compliance with the New Senior Subordinated Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


   No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the New Senior Subordinated Notes, the Subsidiary Guarantees or the New Senior Subordinated
Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Senior Subordinated Notes by accepting a New Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Senior Subordinated Notes and have each Subsidiary Guarantor's obligations discharged with respect to its Subsidiary Guarantee ("Legal Defeasance") except for (a) the rights of holders of outstanding New Senior Subordinated Notes to receive payments in respect of the principal of and premium (if any) and interest on such New Senior Subordinated Notes when such payments are due from the trust referred to below, (b) the Company's obligations with respect to the New Senior Subordinated Notes concerning issuing temporary New Senior Subordinated Notes, registration of New Senior Subordinated Notes, mutilated, destroyed, lost or stolen New Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the New Senior Subordinated Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Subsidiary Guarantor released with respect to certain covenants that are described in the New Senior Subordinated Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Senior Subordinated Notes.


   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium (if any) and interest on the outstanding New Senior Subordinated Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Senior Subordinated Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the New Senior Subordinated Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding New Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant

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Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding New Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the New Senior Subordinated Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the holders of New Senior Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and
(viii) the Company must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE


   A holder of New Senior Subordinated Notes may transfer or exchange New Senior Subordinated Notes in accordance with the New Senior Subordinated Note Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the New Senior Subordinated Note Indenture. The Company is not required to transfer or exchange any New Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any New Senior Subordinated Note for a period of 15 days before a selection of New Senior Subordinated Notes to be redeemed.


   The registered holder of a New Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER


   Except as provided in the next two succeeding paragraphs, the New Senior Subordinated Note Indenture, the New Senior Subordinated Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Senior Subordinated Notes), and any existing default or compliance with any provision of the New Senior Subordinated Note Indenture, the New Senior Subordinated Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding New Senior Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for New Senior Subordinated Notes).


   Without the consent of each holder affected, an amendment or waiver may not (with respect to any New Senior Subordinated Notes held by a non-consenting holder): (a) reduce the principal amount of New Senior Subordinated Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any New Senior Subordinated Note or alter the provisions with respect to the redemption of the New Senior Subordinated Notes (including as described under the caption "--Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any New Senior Subordinated Note, (d) waive a Default or Event of Default in the payment of principal of or premium (if any) or interest on the New Senior Subordinated Notes (except a rescission of acceleration of the New Senior Subordinated Notes by the holders of at least a

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majority in aggregate principal amount of the New Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration),
(e) make any New Senior Subordinated Note payable in money other than that stated in the New Senior Subordinated Notes, (f) make any change in the provisions of the New Senior Subordinated Note Indenture relating to waivers of past Defaults or the rights of holders of New Senior Subordinated Notes to receive payments of principal of and premium (if any) and interest on the New Senior Subordinated Notes, (g) waive a redemption payment with respect to any New Senior Subordinated Note (including a payment as described under the caption "--Repurchase at the Option of Holders"), (h) except as provided under the caption "--Legal Defeasance and Covenant Defesance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the holders of the New Senior Subordinated Notes and (i) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any amendment to the provisions of the Subsidiary Guarantees relating to subordination or
Article 10 of the New Senior Subordinated Note Indenture (which relates to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the New Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of holders of New Senior Subordinated Notes.

   Notwithstanding the foregoing, without the consent of any holder of New Senior Subordinated Notes, the Company, a Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the New Senior Subordinated Note Indenture to which it is a party) and the Trustee may amend or supplement the New Senior Subordinated Note Indenture, the New Senior Subordinated Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Senior Subordinated Notes in addition to or in place of certificated New Senior Subordinated Notes, to provide for the assumption of the Company's or the Subsidiary Guarantor's obligations to holders of New Senior Subordinated Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of New Senior Subordinated Notes or that does not adversely affect the legal rights under the New Senior Subordinated Note Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the New Senior Subordinated Note Indenture under the Trust Indenture Act or to allow any Subsidiary Guarantor to guarantee the New Senior Subordinated Notes.


CONCERNING THE TRUSTEE

   The New Senior Subordinated Note Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.


   The holders of a majority in principal amount of the then outstanding New Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Senior Subordinated Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Senior Subordinated Note Indenture at the request of any holder of New Senior Subordinated Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the New Senior Subordinated Note Indenture. Reference is made to the New Senior Subordinated
Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such

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specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.


   "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, a sale and leaseback transaction) or (b) the issuance, sale or transfer by the Company of Equity Interests of a Subsidiary, and in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions for Net Proceeds in excess of $1.0 million; provided, however, that the following transactions will be deemed not to be Asset Sales: (i) sales of inventory in the ordinary course of business; (ii) a disposition of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; (iii) a disposition of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets; and (v) a Permitted Investment or Restricted Payment that is permitted by the New Senior Subordinated Note Indenture.


   "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with
GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction of any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million, (d) repurchase

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obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (f) any fund investing exclusively in investments of the types described in clauses (a) through (e) above.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (b) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (c) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (d) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses (other than deferred rental expense) that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (b) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (d) the cumulative effect of a change in accounting principles shall be excluded.


   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


   "Designated Senior Debt" means, with respect to any Person, (i) any Indebtedness of such Person outstanding under the New Credit Agreement and thereafter (ii) any other Senior Debt of such Person permitted under the New Senior Subordinated Note Indenture the principal amount of which is $25 million or more and that has been designated by such Person as "Designated Senior Debt."

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Senior Subordinated Notes mature; provided, however, that any Capital Stock that would constitute Disqualified

Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."


   "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the New Senior Subordinated Note Indenture, until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), and (b) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing, and (c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or secured by a Lien on assets of such Person and (d) the product of
(i) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), times (ii) a fraction, the numerator or of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with GAAP.


   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined below)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date, but only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to such Person's Fixed Charges subsequent to the Calculation Date). In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Subsidiaries, including all mergers and consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis and shall be deemed to have occurred on the first day of such four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (x) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (y) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company) without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.


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

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the New Senior Subordinated Note Indenture.


   "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest and (b) the principal amount thereof, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and appraiser fees) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the New Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale, and
(d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be.


   "New Credit Agreement" means the New Credit Agreement, including any related notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, subject to the terms thereof and of the New Senior Subordinated Note Indenture.


   "Obligations" means any principal, interest, premium, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


   "Permitted Business" means any business in which the Company or the Subsidiary Guarantors are engaged on the date of the New Senior Subordinated
Note Indenture or any business reasonably related, incidental or ancillary thereto.

   "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Company or any Subsidiary of the Company in a Person that is engaged in a Permitted Business if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Subsidiary Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company, and (f) other Investments in any Person that is engaged in a Permitted Business which Investment has a fair market value (as determined by a resolution of the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million.

   "Permitted Junior Securities" means Equity Interests in the Company or a Subsidiary Guarantor or debt securities of the Company or a Subsidiary Guarantor that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the New Senior Subordinated Notes are subordinated to Senior Debt.


   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith),
(b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebted-

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
ness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Senior Subordinated Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the New Senior Subordinated Notes on terms at least as favorable, taken as a whole, to the holders of New Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (d) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


   "Principals" means DLJMB.

   "Qualified Offering" means (i) any issuance of common stock or preferred stock by the Company (excluding Disqualified Stock) that is registered pursuant to the Securities Act, other than issuance registered on Form S-8 and issuances registered on Form S-4, and (ii) any private issuance of common stock or preferred stock of the Company (excluding Disqualified Stock), other than issuances of common stock pursuant to employee benefit plans of the Company or otherwise as compensation of employees of the Company.


   "Restricted Investment" means an Investment other than a Permitted
Investment.


   "Senior Debt" means, with respect to any Person, (a) all Obligations of such Person outstanding under the New Credit Agreement and all Hedging Obligations payable to a lender or an affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Agreement or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, (b) any other Indebtedness of such Person unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Debt of such Person, and (c) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) any liability for federal, state, local or other taxes, (ii) any Indebtedness of such Person to any of its Subsidiaries, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the New Senior Subordinated Note Indenture.


   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

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
DESCRIPTION OF CERTAIN INDEBTEDNESS


NEW CREDIT AGREEMENT

   In connection with the Refinancing Plan, the Company will enter into the New Credit Agreement pursuant to which DLJ Capital Funding, Inc., an affiliate of DLJ, will act as an arranger and syndication agent, and a financial institution to be determined will act as administrative agent. The New Credit Agreement is expected to provide for total lending commitments of up to $160.0 million. The New Credit Agreement will be comprised of (i) a Revolving Credit Facility of up to $30.0 million, which includes borrowing capacity available for letters of credit and for same-day notice swingline loans in amounts to be agreed upon, (ii) Tranche A Term Loans of up to $50.0 million and (iii) Tranche B Term Loans of up to $80.0 million. Borrowings under the New Credit Agreement, together with the proceeds of the Offering and the Common Stock Offering, will be used to repay the Company's existing indebtedness as described under "Use of Proceeds." The proceeds of loans under the New Credit Agreement may also be used to fund the Company's working capital needs, capital expenditures and other general corporate purposes, including the issuance of letters of credit.

   Borrowings under the New Credit Agreement, like the Company's Existing Credit Agreement, will bear interest annually, at the Company's option, at the rate based on either (i) an "Alternate Base Rate" (defined as, generally, the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or the administrative agent's prime lending rate) plus (a) in the case of Tranche A Term Loans or revolving credit loans, 1.5% or (b) in the case of Tranche B Term Loans, 2.0% or (ii) a reserve-adjusted "LIBO" rate, plus (x) in the case of Tranche A Term Loans or revolving credit loans, 2.5% or (y) in the case of Tranche B Term Loans, 3.0%. Margins set forth for Tranche A Term Loans and revolving credit loans will be subject to certain performance-based reductions occurring not earlier than six months from the closing date of the New Credit Agreement. In addition, the Company must pay a fee on the face amount of each letter of credit outstanding at a rate equal to the LIBO margin.


   It is expected that borrowings under the New Credit Agreement will be guaranteed by, and secured by a pledge of all of the capital stock and assets of, the Company's subsidiaries.

   The New Credit Agreement will contain various covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, transactions with affiliates, restricted payments, investments and acquisitions, mergers, consolidations, dissolutions, asset sales, dividends, distributions, and certain other transactions and business activities by the Company.

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                                 UNDERWRITING

   Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") between the Company and DLJ (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, all of the New Senior Subordinated Notes offered hereby.

   The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriter against certain liabilities and expenses, including liabilities under the Securities Act. The nature of the Underwriter's obligation is such that it is required to purchase all of the New Senior Subordinated Notes if any New Senior Subordinated Notes are purchased by the Underwriter.

   The Underwriter has advised the Company that it proposes initially to offer the New Senior Subordinated Notes, in part, directly to the public at the public offering price set forth on the cover of this Prospectus and in part to selected dealers at such price less a concession not in excess of
 % of the aggregate principal amount at stated maturity of the New Senior Subordinated Notes. The Underwriter may allow, and such dealers may reallow,
a discount not in excess of     % of the aggregate principal amount at stated
maturity of the New Senior Subordinated Notes to certain other dealers. After the initial public offering of the New Senior Subordinated Notes, the offering price and the other selling terms may be changed by the Underwriter.

   The New Senior Subordinated Notes are a new security for which no public market exists. The New Senior Subordinated Notes will not be listed on any securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices holders of the New Senior Subordinated Notes would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the New Senior Subordinated Notes, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the New Senior Subordinated Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the New Senior Subordinated Notes after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the New Senior Subordinated Notes will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the New Senior Subordinated Notes, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the New Senior Subordinated Notes are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates (as defined in the rules and regulations under the Securities Act) is required to deliver a prospectus in connection with sales of the New Senior Subordinated Notes, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.

   The Underwriter has informed the Company that it does not intend to confirm sales of the New Senior Subordinated Notes to any accounts over which it exercises discretionary authority.

   In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the New Senior Subordinated Notes. Specifically, the Underwriter may overallot the Offering, creating a syndicate short position. The Underwriter may bid for and purchase the New Senior Subordinated Notes in the open market to cover syndicate short positions. In addition, the Underwriter may bid for and purchase the New Senior Subordinated Notes in the open market to stabilize the price of the New Senior Subordinated Notes. These activities may stabilize or maintain the market price for the New Senior Subordinated Notes above independent market levels. The Underwriter is not required to engage in these activities, and may discontinue these activities at any time.


   Under Rule 2720 of the Conduct Rules of the NASD ("Rule 2720"), the Company is considered an affiliate of DLJ. This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's debt securities, the yield at which such securities are to be distributed to the public must not be lower than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, Goldman, Sachs & Co. has assumed the responsibilities of acting as QIU and will recommend a minimum yield for the New Senior Subordinated Notes in compliance with the requirements of Rule 2720. The yield of the New Senior Subordinated Notes when sold will be no lower than that recommended by the QIU. In connection with the Offering, Goldman, Sachs & Co. is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of Goldman, Sachs & Co. as QIU, the Company will agree to pay $125,000 to Goldman, Sachs & Co.


   The Underwriter is also acting as one of the underwriters in connection with the Common Stock Offering and will receive customary discounts and commissions in connection therewith. DLJ Capital Funding, Inc. is one of the lenders under the Existing Credit Agreement. The proceeds of the Offering, together with the proceeds from the Common Stock Offering and the New Credit Agreement, are being used to effect the Refinancing Plan, including the repayment of the Existing Credit Agreement. DLJ Capital Funding, Inc., an affiliate of the Underwriter, is expected to act as syndication agent and be a lender under the New Credit Agreement. From time to time, the Underwriter provides investment banking services to the Company, for which it receives customary compensation. See "Certain Relationships and Related Transactions."

                                LEGAL MATTERS

   The validity of the New Senior Subordinated Notes being offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Latham & Watkins, New York, New York. Latham & Watkins also represented DLJMBPII in connection with the Recapitalization. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Weil, Gotshal & Manges LLP, New York, New York.

                                   EXPERTS

   The consolidated financial statements of the Company as of December 30, 1995 and December 28, 1996 and for each of the three years ended December 28, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

   The Company has filed the Registration Statement on Form S-1 with respect to the New Senior Subordinated Notes being offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, Suite

1300, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information with respect to companies that file documents electronically with the Commission. For further information pertaining to the Company and the New Senior Subordinated Notes being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

                        INDEX TO FINANCIAL STATEMENTS
                  DUANE READE HOLDING CORP. AND SUBSIDIARIES

                                                                                            PAGE
                                                                                          --------
Report of Independent Accountants .......................................................    F-2

Consolidated Balance Sheets as of December 30, 1995 and December 28, 1996  ..............    F-3

Consolidated Statements of Operations for each of the 52 weeks ended December 31, 1994,
 December 30, 1995 and December 28, 1996.................................................    F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for each of the 52 weeks
 ended December 31, 1994, December 30, 1995 and December 28, 1996........................    F-5

Consolidated Statements of Cash Flows for each of the 52 weeks ended December 31, 1994,
 December 30, 1995 and December 28, 1996.................................................    F-6

Notes to Consolidated Financial Statements ..............................................    F-7

Consolidated Balance Sheet as of September 27, 1997 (Unaudited)..........................   F-16

Consolidated Statements of Operations for each of the 39 weeks ended September 28, 1996
 and September 27, 1997 (Unaudited)......................................................   F-17

Consolidated Statement of Stockholders' Equity (Deficiency) for the 39 weeks ended
 September 27, 1997 (Unaudited)..........................................................   F-18

Consolidated Statements of Cash Flows for the 39 weeks ended September 28, 1996 and
 September 27, 1997 (Unaudited)..........................................................   F-19

Notes to Consolidated Financial Statements (Unaudited) ..................................   F-20

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Duane Reade Holding Corp.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows present fairly, in all material respects, the financial position of Duane Reade Holding Corp. ("Holdings") and its subsidiaries at December 30, 1995 and December 28, 1996 and the results of their operations and their cash flows for each of the 52 week periods ended December 31, 1994, December 30, 1995 and December 28, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Holdings' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
New York, New York
February 18, 1997, except as to the recapitalization and reverse stock split described in Note 12 and net loss per common share described in Note 1 which are as of January 14, 1998

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                       DECEMBER 30,    DECEMBER 28,
                                                                           1995            1996
                                                                      -------------- --------------
ASSETS
Current assets
 Cash................................................................    $  2,133        $    216
 Government securities ..............................................          44              --
 Receivables ........................................................       5,740           7,171
 Inventories ........................................................      43,147          47,914
 Prepaid expenses ...................................................       1,355           1,165
                                                                      -------------- --------------
 TOTAL CURRENT ASSETS ...............................................      52,419          56,466
Property and equipment, net .........................................      24,832          23,065
Goodwill, net of accumulated amortization of $11,306 and $14,785  ...     127,848         124,369
Covenants not to compete, net of accumulated amortization of $48,660
 and $60,000 ........................................................      11,340              --
Other assets ........................................................      19,421          18,576
                                                                      -------------- --------------
  TOTAL ASSETS ......................................................    $235,860        $222,476
                                                                      ============== ==============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
 Accounts payable....................................................    $ 20,427        $ 20,015
 Accrued interest ...................................................       3,797           3,873
 Other accrued expenses .............................................       6,102           8,157
 Current portion of long-term debt ..................................       5,625          12,000
 Current portion of capital lease obligations .......................       2,769           2,504
                                                                      -------------- --------------
  TOTAL CURRENT LIABILITIES .........................................      38,720          46,549
Senior debt, less current portion ...................................     163,475         149,975
Subordinated zero coupon debt, net of unamortized discount of
 $55,148 and $43,899 ................................................      68,232          79,481
Capital lease obligations, less current portion .....................       4,003           1,697
Other non-current liabilities .......................................       2,626           4,170
                                                                      -------------- --------------
  TOTAL LIABILITIES .................................................     277,056         281,872
                                                                      -------------- --------------
Commitments and Contingencies (Note 8)
Stockholders' deficiency
 Common stock, $0.01 par; authorized 30,000,000 shares; issued and
  outstanding 10,184,565 and 10,062,497 shares ......................         102             101
 Paid-in-capital ....................................................      24,909          24,564
 Accumulated deficit ................................................     (66,207)        (84,061)
                                                                      -------------- --------------
  TOTAL STOCKHOLDERS' DEFICIENCY ....................................     (41,196)        (59,396)
                                                                      -------------- --------------
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY ....................    $235,860        $222,476
                                                                      ============== ==============

  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           FOR THE 52 WEEKS ENDED
                                               ----------------------------------------------
                                                DECEMBER 31,    DECEMBER 30,   DECEMBER 28,
                                                    1994            1995           1996
                                               -------------- --------------  --------------
Net sales ....................................    $281,103        $336,922       $381,466
Cost of sales ................................     209,678         259,827        288,505
                                               -------------- --------------  --------------
Gross profit .................................      71,425          77,095         92,961
                                               -------------- --------------  --------------
Selling, general and administrative expenses        39,741          50,326         59,048
Amortization .................................      18,238          11,579         16,217
Depreciation .................................       1,184           1,929          3,015
Store pre-opening expenses ...................       1,220           1,095            139
                                               -------------- --------------  --------------
                                                    60,383          64,929         78,419
                                               -------------- --------------  --------------
Operating income .............................      11,042          12,166         14,542
Interest expense, net ........................      27,480          30,224         32,396
                                               -------------- --------------  --------------
Loss before income taxes .....................     (16,438)        (18,058)       (17,854)
Income taxes .................................          --              --             --
                                               -------------- --------------  --------------
 NET LOSS.....................................    $(16,438)       $(18,058)      $(17,854)
                                               ============== ==============  ==============
 NET LOSS PER COMMON SHARE....................    $  (1.55)       $  (1.70)      $  (1.69)
                                               ============== ==============  ==============
 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING.................................      10,633          10,650         10,575
                                               ============== ==============  ==============

  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                  COMMON STOCK
                             ----------------------  PAID-IN    ACCUMULATED
                                SHARES      AMOUNT   CAPITAL      DEFICIT       TOTAL
                             ------------ --------  --------- -------------  ----------
Balance , January 1, 1994  .  10,154,041     $102    $24,852     $(31,711)    $ (6,757)
Sale of common stock to
 executives ................      10,173       --         25           --           25
Net loss ...................          --       --         --      (16,438)     (16,438)
                             ------------ --------  --------- -------------  ----------
Balance, December 31, 1994    10,164,214      102     24,877      (48,149)     (23,170)
Sale of common stock to
 executives ................      40,692       --        100           --          100
Repurchase of common stock       (20,341)      --        (68)          --          (68)
Net loss ...................          --       --         --      (18,058)     (18,058)
                             ------------ --------  --------- -------------  ----------
Balance, December 30, 1995    10,184,565      102     24,909      (66,207)     (41,196)
Repurchase of common stock      (122,068)      (1)      (345)          --         (346)
Net loss ...................          --       --         --      (17,854)     (17,854)
                             ------------ --------  --------- -------------  ----------
Balance, December 28, 1996    10,062,497     $101    $24,564     $(84,061)    $(59,396)
                             ============ ========  ========= =============  ==========


  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                           FOR THE 52 WEEKS ENDED
                                               ----------------------------------------------
                                                DECEMBER 31,    DECEMBER 30,   DECEMBER 28,
                                                    1994            1995           1996
                                               -------------- --------------  --------------
Cash flows from operating activities:
 Net loss.....................................    $(16,438)       $(18,058)      $(17,854)
 Adjustments to reconcile net loss to net
  cash provided by operating activities  .....
   Depreciation and amortization of property
    and equipment ............................       1,184           1,929          3,015
   Amortization of goodwill and other
    intangibles ..............................      20,646          13,940         18,897
   Accretion of principal of zero coupon debt        8,282           9,628         11,249
   Other .....................................         724           1,769          1,526
  Changes in operating assets and liabilities
   Receivables ...............................        (225)         (1,962)        (1,431)
   Inventories ...............................      (4,838)         (6,745)        (4,767)
   Accounts payable ..........................       5,716           7,382           (412)
   Prepaid and accrued expenses ..............        (110)           (658)         2,321
  Increase in other assets (liabilities)--net          356            (491)            51
                                               -------------- --------------  --------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES  .      15,297           6,734         12,595
                                               -------------- --------------  --------------
Cash flows from investing activities:
 Capital expenditures ........................      (9,947)         (6,868)        (1,247)
 Systems development costs ...................      (2,425)         (6,268)        (2,566)
 Sale of government securities--net  .........       1,134             382             44
                                               -------------- --------------  --------------
  NET CASH USED IN INVESTING ACTIVITIES  .....     (11,238)        (12,754)        (3,769)
                                               -------------- --------------  --------------
Cash flows from financing activities:
 Financing costs .............................          --            (885)          (952)
 Repayments of term loan .....................      (8,000)        (15,000)        (5,625)
 Proceeds from issuance of long-term debt  ...          --          15,000             --
 Net (repayments) borrowings--Revolving
  credit .....................................          --           4,000         (1,500)
 Proceeds from issuance of stock .............          --              25             --
 Repurchase of stock .........................          --             (68)           (95)
 Capital lease financing .....................       5,492           4,329            274
 Repayments of capital lease obligations  ....        (432)         (2,617)        (2,845)
                                               -------------- --------------  --------------
  NET CASH (USED IN) PROVIDED BY FINANCING
   ACTIVITIES ................................      (2,940)          4,784        (10,743)
                                               -------------- --------------  --------------
 Net increase (decrease) in cash .............       1,119          (1,236)        (1,917)
 Cash at beginning of year ...................       2,250           3,369          2,133
                                               -------------- --------------  --------------
 Cash at end of year..........................    $  3,369        $  2,133       $    216
                                               ============== ==============  ==============
 Supplementary disclosures of cash flow
  information ................................
  Cash paid for interest......................    $ 16,969        $ 18,298       $ 18,391
                                               ============== ==============  ==============

  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Duane Reade Holding Corp. ("Holdings") was formed on June 16, 1992 for the purpose of acquiring Daboco, Inc. ("Daboco"). The acquisition took place on September 25, 1992. Daboco and Duane Reade Inc. ("DR Inc."), a subsidiary of Daboco, are general partners in Duane Reade, which operates a chain of retail drug stores (60 at December 28, 1996) in the New York City area.

   Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Holdings, Daboco, DR Inc. and Duane Reade (collectively, the "Company"). All intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform with the current presentation.

   REPORTING YEAR: The fiscal year for the Company is the 52/53 week reporting period ending on the last Saturday in December.


   RECEIVABLES: Receivables consist primarily of amounts due from various insurance companies and governmental agencies under third party payment plans for prescription sales and amounts due from vendors, a majority of which relate to promotional programs. The Company reflects promotional allowances from vendors as income when such allowances are earned.

   INVENTORIES AND COST OF SALES: Substantially all inventories are stated at the lower of cost, determined pursuant to the last-in, first-out retail dollar value method (LIFO), or market. When appropriate, provision is made for obsolete, slow-moving or damaged inventory. If current cost had been used, inventories at December 30, 1995 and December 28, 1996 would not be materially different from the amounts reflected on the accompanying balance sheets. Cost of sales includes distribution and occupancy costs.


   PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of assets as follows:

Buildings and improvements ............30 years
Furniture, fixtures and equipment  .... 5-10 years
Leasehold improvements ................ Life of lease or, if shorter, asset
Property under capital leases.......... 7 years

   OTHER ASSETS: Deferred financing costs arose in connection with borrowings under the Term Loan and with the issuance of the Senior Notes and the Zero Coupon Notes and are amortized using the straight-line method, the results of which are not materially different from the interest method, over the term of the respective debt issue.

   Systems development costs, consisting principally of costs relating to the new management information systems, are amortized using the straight-line method commencing in 1996 over a period of seven years.

   INTANGIBLE ASSETS: In September 1992, Holdings and Duane Reade entered into agreements with certain former members of management of Duane Reade, former shareholders of Daboco and shareholders of former partners of Duane Reade (collectively, the "Group") precluding such persons from competing with the operations of Duane Reade for a period of five years. The covenants not to compete were recorded at acquisition cost and were being amortized over the period of benefit using an accelerated method. During the first quarter of 1997, Holdings and Duane Reade entered into agreements in which the Company received consideration from the Group to terminate the non-compete agreements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


In accordance with APB Opinion No. 17, Intangible Assets, the remaining carrying value of the non-compete agreements of $4.86 million as of December 28, 1996 was written off and has been included in the accompanying consolidated statement of operations as amortization expense.

   Goodwill is amortized on the straight-line method over 40 years. The carrying value of goodwill is periodically reviewed and evaluated by the Company based principally on its expected future undiscounted operating cash flows. Should such evaluation result in the Company concluding that the carrying amount of goodwill has been impaired, an appropriate write-down would be made.


   PRE-OPENING EXPENSES: Store pre-opening costs, other than capital expenditures, are expensed when incurred.

   INCOME TAXES: Income taxes are accounted for under the liability method prescribed by Statement of Financial Accounting Standards No. 109.


   RECENTLY ISSUED ACCOUNTING STANDARDS: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("FAS 128") which requires the presentation of basic and diluted earnings per share in a company's financial statements for reporting periods ending subsequent to December 15, 1997. Early adoption of FAS 128 is not permitted. The adoption of FAS 128 is not expected to have material impact on the Company's consolidated financial statements.


   ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from those estimates.


   NET LOSS PER COMMON SHARE: Net loss per common share is based on the weighted average shares outstanding during each period (10,632,936 for the 52 weeks ended December 31, 1994, 10,649,895 for the 52 weeks ended December 30, 1995 and 10,575,299 for the 52 weeks ended December 28, 1996). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options granted with exercise prices below the estimated initial public offering price during the 12 month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of net loss per common share, using the treasury stock method based on the estimated initial public offering price of $15.00 per share, as if the options were outstanding for all periods presented.


2. PROPERTY AND EQUIPMENT

   Property and equipment are summarized as follows (in thousands):

                                                  DECEMBER 30,    DECEMBER 28,
                                                      1995            1996
                                                 -------------- --------------
Land............................................     $   489        $   489
Buildings and building improvements ............       4,514          4,523
Furniture, fixtures and equipment ..............       6,261          6,881
Leasehold improvements .........................      12,684         13,134
Property under capital leases ..................       4,894          5,063
                                                 -------------- --------------
                                                      28,842         30,090
Less--Accumulated depreciation and amortization        4,010          7,025
                                                 -------------- --------------
                                                     $24,832        $23,065
                                                 ============== ==============

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 3. OTHER ASSETS

   Other assets are summarized as follows (in thousands):

                                                                      DECEMBER 30,    DECEMBER 28,
                                                                          1995            1996
                                                                     -------------- --------------
Deferred financing costs (net of accumulated amortization of $7,737
 and $10,417).......................................................     $ 9,539        $ 7,811
Systems and integration costs (net of accumulated amortization of
 $0 and $1,461) ....................................................       8,693          9,798
Other ..............................................................       1,189            967
                                                                     -------------- --------------
                                                                         $19,421        $18,576
                                                                     ============== ==============

4. DEBT

   Long-term debt consists of the following (in thousands):

                                               DECEMBER 30,    DECEMBER 28,
                                                   1995            1996
                                              -------------- --------------
Senior debt
 Term loan facility (A)......................    $ 75,100        $ 69,475
 Notes payable bank--revolving credit (A)  ..       4,000           2,500
 12% Senior Notes due September 15, 2002 (B)       90,000          90,000
Subordinated debt
 15% Senior Subordinated Zero Coupon Notes
  due
  September 15, 2004 (C) ....................      68,232          79,481
                                              -------------- --------------
                                                  237,332         241,456
 Less--Current portion ......................       5,625          12,000
                                              -------------- --------------
                                                 $231,707        $229,456
                                              ============== ==============

(A) Outstanding balances under a Credit Agreement dated as of September 24, 1992, as amended, with a syndicate of lending institutions bear interest at floating rates, which at December 28, 1996 averaged 9.0%. In addition to the term loans, the Credit Agreement provides for a revolving credit facility of $10.0 million (less amounts of letters of credit issued under the Credit Agreement) which may be used for general corporate purposes and which expires on September 30, 1998. As of December 28, 1996, the borrowings outstanding under the revolving credit facility were $2.5 million (classified as a noncurrent liability) and $0.2 million in letters of credit had been issued, leaving $7.3 million available for borrowing.

   On March 23, 1995, the Credit Agreement, which provided an A Term loan and a B Term loan, was amended providing the Company with a new Term loan (the "C Term Loan") of $15.0 million and increasing the Company's existing capital expenditure limits for its store expansion program.

   The proceeds of such borrowing were used to prepay all amounts due under the A Term Loan due during 1995 ($13.0 million) and a portion ($2.0 million) of the payment due under the A Term Loan on March 31, 1996.

   In 1996, the Credit Agreement was further amended providing for the postponement of $2.5 million of principal payments due during 1997 until 1998 and $10.0 million of principal payments due during 1998 until 1999.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    At December 28, 1996, the aggregate principal amount of the term loan matures during the fiscal year as follows (in thousands):

1997 ...  $12,000
1998 ...   17,625
1999 ...   25,150
2000 ...   14,700
2001 ...       --
         ---------
          $69,475
         =========

   Subject to certain conditions, voluntary prepayments of the Term Loan are permitted without premium or penalty. Mandatory prepayments are required with respect to asset sales, permitted issuance of debt or equity and 75% of excess cash flows, as defined in the Credit Agreement, as amended. For the 52 weeks ended December 31, 1994, December 30, 1995 and December 28, 1996, there were no voluntary or mandatory prepayments.

   Obligations under the Credit Agreement are secured by a pledge of all of Duane Reade's tangible and intangible assets and are guaranteed by its partners, Daboco and DR Inc., which have pledged 100% of their partnership interests in support of such guarantees. The guarantees are joint and several and full and unconditional. The Credit Agreement contains restrictions on indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants include interest coverage, leverage ratio, minimum earnings and working capital levels. In 1996, the Company obtained an Amendment revising certain covenant requirements and limiting capital expenditures. At December 28, 1996, the Company is in compliance with all of the covenants in the Credit Agreement.

   (B) On September 25, 1992, Duane Reade issued $90,000,000 aggregate principal amount of 12% Senior Notes due September 15, 2002, at face value. Interest is payable at 12% semiannually. The Senior Notes are guaranteed by Daboco and DR Inc. All of Daboco's assets are pledged to secure indebtedness under the Credit Agreement discussed in (A) above. As a result, such indebtedness will have claim on those assets that is prior to the claim of holders of the Senior Notes. To the extent that the amount of senior indebtedness exceeds the value of the collateral securing such indebtedness, the Senior Notes will rank pari passu with the Term Loans.

   Duane Reade is required to make a sinking fund payment on September 15, 2001 sufficient to retire 50% of the aggregate principal amount of Senior Notes originally issued. The Senior Notes are subject to redemption at the option of the issuer at 104.5% of par, plus accrued interest, at the end of 1997, declining to par, plus accrued interest, at the end of 2000. In the event of a change in control, Duane Reade shall be obligated to make an offer to purchase all outstanding Senior Notes at a repurchase price of 101% of the principal amount.

   (C) On September 25, 1992, Holdings issued $123,380,000 aggregate principal amount of 15% Senior Subordinated Zero Coupon Notes due September 15, 2004 (the "Zero Coupon Notes"), net of an $81,909,000 discount. The discount accretes through the Final Accretion Date of September 15, 1999. Thereafter, cash interest is payable at 15% semi-annually through maturity. Interest expense is determined using the effective interest method, which applies a constant yield to carrying value over the life of the Zero Coupon Notes.

   The Credit Agreement and the Senior Note Indenture referred to in (A) and
(B) above provide for subordination of Holdings' debt to partnership debt.


   The notes are redeemable at the option of the issuer, in whole or in part, at 107.5% of Accreted Value (as defined in the Zero Coupon Note Indenture), plus accrued interest, at the end of 1997 declining to par, plus accrued interest, at the end of 2002. In the event of a change in control, Holdings shall be obligated

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

to make an offer to purchase all outstanding Zero Coupon Notes at a repurchase price of 101% of Accreted Value (as defined in the Indenture) or principal amount, as applicable. The Accreted Value of the Zero Coupon Notes was $83,443,000 at December 28, 1996.

   Purchasers of the Zero Coupon Notes received 15% of the fully diluted common stock of Holdings, with registration rights, for aggregate consideration of $3,529,000 (Note 10).

   The Indentures governing the Zero Coupon Notes and the Senior Notes include certain restrictive covenants. Subject to certain exceptions, the Indentures restrict transactions with affiliates, the incurrence of additional indebtedness, the payment of dividends, the creation of liens, certain asset sales, mergers and consolidations and certain other payments.

   The Company's debt is thinly traded in the market place. Accordingly, management is unable to determine fair market values for such debt at December 28, 1996.

   The Zero Coupon Notes and the Senior Notes were issued pursuant to Registration Rights Agreements under which Holdings and Duane Reade consummated registered exchange offers pursuant to which Holdings and Duane Reade exchanged the Zero Coupon Notes and the Senior Notes, respectively, for identical notes which have been registered under the Securities Act of 1933, as amended. Since 1994, the Company has not been required to follow the periodic reporting requirements of the SEC.

5. CAPITAL LEASE OBLIGATIONS

   During 1994, the Company commenced installation of new management information systems. Capital requirements for hardware, software and integration costs for the new systems were provided principally by capital lease financing.

   As of December 28, 1996, the present value of capital lease obligations was $4.2 million (of which $2.5 million is payable during the next twelve months). Such obligations are payable in monthly installments over three to five year periods and bear interest at an average rate of 12.2%.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 6. INCOME TAXES

   Deferred tax assets and liabilities are determined based on the difference between book and tax bases of the respective assets and liabilities at December 30, 1995 and December 28, 1996 using a 44.7% combined federal, state and local tax rate in each year and are comprised of (in thousands):

                                   DECEMBER 30,    DECEMBER 28,
                                       1995            1996
                                  -------------- --------------
Inventories......................    $ (3,238)       $ (3,501)
                                  -------------- --------------
Gross deferred tax liabilities  .      (3,238)         (3,501)
                                  -------------- --------------
Property and equipment ..........         719             955
Covenants not to compete ........       4,318           1,851
Targeted jobs credit ............         268             268
Zero Coupon debt discount  ......       9,885          14,041
Other ...........................       1,492           2,335
Net operating loss carryforward        49,217          50,072
                                  -------------- --------------
Gross deferred tax assets  ......      65,899          69,522
                                  -------------- --------------
Net deferred tax assets .........      62,661          66,021
Valuation allowance .............     (62,661)        (66,021)
                                  -------------- --------------
                                     $     --        $     --
                                  ============== ==============

   The Company deducted for income tax purposes for the period September 25 to December 31, 1992 approximately $88 million of payments made to former partners of Duane Reade (the "Retirement Payments"). Approximately $38.5 million of the valuation allowance relates to these Retirement Payments. The Retirement Payments and other current tax deductions resulted in a net operating loss of approximately $112.0 million which may be available to offset future taxable income of the Company through 2011. Due to the nature of the Retirement Payments, future reductions in that portion of the valuation allowance related to the Retirement Payments will be credited to goodwill. Further, certain income tax law provisions may limit the use of the available net operating loss carryforwards in the event of a significant change in ownership interest.

   The provision for income taxes for the 52 weeks ended December 31, 1994, December 30, 1995 and December 28, 1996 differs from the amounts of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax loss as a result of the following (dollars in thousands):

                                  52 WEEKS ENDED        52 WEEKS ENDED         52 WEEKS ENDED
                                 DECEMBER 31, 1994     DECEMBER 30, 1995     DECEMBER 28, 1996
                               --------------------- --------------------- ---------------------
Pretax accounting loss .......   $(16,438)   100.0%    $(18,058)   100.0%    $(17,854)   100.0%
                               =========== ========  =========== ========  =========== ========
Statutory rate ...............     (5,753)   (35.0)      (6,320)   (35.0)      (6,249)   (35.0)
State and local taxes, net of
 federal tax .................     (1,105)    (6.7)      (1,233)    (6.8)      (1,201)    (6.7)
Goodwill amortization ........      1,218      7.4        1,218      6.7        1,218      6.8
Net operating losses not
 utilized ....................      5,213     31.7        5,828     32.3        5,534     31.0
Nondeductible interest
 expense .....................        504      3.1          585      3.2          684      3.8
Other ........................        (77)    (0.5)         (78)    (0.4)          14      0.1
                               ----------- --------  ----------- --------  ----------- --------
Effective tax rate ...........   $     --       --%    $     --       --%    $     --       --%
                               =========== ========  =========== ========  =========== ========

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STORE PRE-OPENING EXPENSES

   Duane Reade opened eleven new store locations during the 52 weeks ended December 31, 1994, eight new store locations during the 52 weeks ended December 30, 1995 and one new store location during the 52 weeks ended December 28, 1996.

8. COMMITMENTS AND CONTINGENCIES

LEASES

   Duane Reade leases most store facilities under operating lease agreements expiring on various dates through the year 2014. In addition to minimum rentals, certain leases provide for annual increases based upon real estate tax increases, maintenance cost increases and inflation. Rent expense for the 52 weeks ended December 31, 1994, December 30, 1995 and December 28, 1996 was $17,373,000, $22,703,000 and $24,420,000, respectively.

   Minimum annual rentals at December 28, 1996 (including obligations under a new store lease entered into but not opened as of December 28, 1996) are as follows (in thousands):

1997...................  $ 23,213
1998 ..................    22,879
1999 ..................    22,940
2000 ..................    22,070
2001 ..................    21,739
Remaining lease terms     126,837
                        ----------
Total .................  $239,678
                        ==========

LITIGATION

   The Company from time to time is involved in routine legal matters incidental to its business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

MANAGEMENT AGREEMENTS


   The Company has employment agreements with several of its executives providing, among other things, for employment terms of up to three years. Pursuant to the terms of such employment and related agreements, the Company and various executives entered into agreements pursuant to which (i) executives' salary and bonuses were established and (ii) executives purchased shares of Holdings' Class P common stock at a price of $162.00 per share and shares of Holdings' common stock at a price of $2.00 per share, each representing original cost. In the event of employment termination, all of the stock may be repurchased by Holdings. As a result of the recapitalization and the reverse stock split (Note 12), all outstanding shares were converted into common stock. As of December 28, 1996, an aggregate 488,283 shares of common stock are held by employees and former employees.

   In addition, the Company has established a Supplemental Executive Retirement Plan ("SERP") which presently covers only its Chairman. Such SERP provides for vesting over a twenty year period. However, if the Chairman's employment is terminated without cause, as defined, or if the Chairman resigns with cause, as defined, such vesting becomes immediate, in which event the Company would be liable to the Chairman (in addition to amounts accrued in the financial statements) in the amount of approximately $650,000.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 9. EMPLOYEE BENEFIT PLANS


   On October 12, 1992, the Board of Directors of Holdings adopted the 1992 Stock Option Plan of Duane Reade Holding Corp. (the "Plan"). Under the Plan, a committee designated by the Board of Directors of Holdings to administer the Plan (the "Committee") may grant, to executive and other key employees of the Company, nonqualified stock options to purchase up to an aggregate of 510,757 (adjusted for the recapitalization and the reverse stock split--see
Note 12) shares of common stock of Holdings at an exercise price fixed by the Committee. The options are exercisable at such time or times as the Committee determines at or subsequent to grant. The term of the options set by the Committee shall not exceed 10 years.


   As permitted, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan, consistent with the alternative method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the effect on the Company's net loss for the 52 weeks ended December 30, 1995 and December 28, 1996 would have been less than $100,000.


   At December 28, 1996, there were outstanding nonqualified stock options to purchase up to an aggregate of 820,403 (adjusted for the recapitalization and the reverse stock split--see Note 12) shares of common stock (including options granted outside the Plan). Options outstanding at each price level vest over five years at 20% each year that the executive is employed. At December 28, 1996, there were 102,207 vested share options.


   Changes in options outstanding during 1995 and 1996 are summarized as follows (adjusted for recapitalization--see Note 12):


                                   52 WEEKS ENDED DECEMBER 30,  52 WEEKS ENDED DECEMBER 28,
                                               1995                        1996
                                   ---------------------------- ---------------------------
                                     OPTIONS     OPTION PRICE     OPTIONS    OPTION PRICE
                                   ----------- ---------------  ---------- ---------------
Options outstanding, beginning of
 year ............................    367,872   $0.58 to 40.88    160,437   $0.58 to 40.88
Options granted ..................     34,153   $0.58 to 40.88    714,872   $0.58 to 40.88
Options canceled .................   (241,588)  $0.58 to 40.88    (54,906)  $0.58 to 40.88
                                   ----------- ---------------  ---------- ---------------
Options outstanding, end of year      160,437   $0.58 to 40.88    820,403   $0.58 to 40.88
                                   =========== ===============  ========== ===============


   The Company maintains an employee savings plan pursuant to Section 401(k) (the "401(k) Plan") of the Internal Revenue Code ("IRC") which covers substantially all non union employees, excluding in 1996 all key employees as defined by IRC. Eligible participating employees may contribute up to 10% of their pretax salaries, subject to certain IRC limitations. The 401(k) Plan, as amended, provides for employer matching provisions at the discretion of the Company (to a maximum of 1% of pretax salaries) and has a feature under which the Company may contribute additional amounts for all eligible employees. The Company's policy is to fund such costs under the 401(k) Plan as accrued. For the 52 weeks ended December 31, 1994 and December 30, 1995, employer contributions to the 401(k) Plan were $158,000 and $166,000, respectively. There were no employer contributions for the 52 weeks ended December 28, 1996.

   Duane Reade is under contract with local unions to contribute to multi-employer pension and welfare benefit plans for certain of its employees. For the 52 weeks ended December 31, 1994, December 30, 1995 and December 28, 1996, contributions to such plans were $3,899,000, $5,200,000 and $5,783,000, respectively.

10. STOCKHOLDERS' DEFICIENCY

   In September 1992, pursuant to the terms of the Purchase Agreement governing the Zero Coupon Notes (Note 4), purchasers of such notes received 15% of the fully diluted common stock of the Company for aggregate cash consideration of $3,529,000.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Distributions made by the Company to the holders of its common stock, which are restricted by the terms of the Indentures described in Note 4, shall be made in the following order:

     Class P voting and Class P-1 non-voting common stockholders are entitled to the aggregate unpaid amount of approximately $19,210,000 accruing on the outstanding shares at an annual rate of 15%, compounded quarterly. Such holders are then entitled to the aggregate unreturned original cost ($162 per share) of the outstanding shares.

     Common stockholders (together as a group, voting and Class A non-voting) shall then receive an amount equal to the aggregate unreturned original cost ($2 per share) of outstanding shares.

     Final distribution of any remaining portion shall be made to all classes of outstanding common stock.

   In the event of a public offering of stock or a change of control, and with a written request to the Company, each holder of Class A non-voting common stock or Class P-1 non-voting common stock is entitled to convert its stock, on a one-for-one basis, into voting common stock or Class P common stock, respectively.

   As a result of the recapitalization discussed in Note 12, all outstanding classes of the Company's common stock were converted into a newly designated class of common stock.

11. RELATED PARTY TRANSACTIONS

   In 1992, the Company and its then principal stockholder entered into a Professional Services Agreement whereby consulting, advisory, financial and other services were provided at the Company's request, for a five year term. During each of the 52 weeks ended December 31, 1994, December 30, 1995 and December 28, 1996, such fees aggregated approximately $1,000,000.


12.  SUBSEQUENT EVENTS


   During June 1997, the Company entered into a recapitalization agreement (the "Agreement") with its stockholders ("Stockholders") and certain investors ("Investors"). The Agreement provided for (i) the purchase by the Investors from the Stockholders of substantially all their stock holdings in the Company, (ii) a conversion of all of the outstanding shares of the Company into a newly authorized class of Class B common stock and (iii) the creation of a new authorized class of preferred stock which will carry the rights and preferences granted by the Company's Board of Directors when issued.

   Shares were converted as follows:

                                        APPROXIMATE
             PRIOR CLASS              CONVERSION RATE
------------------------------------  ---------------
Common and Common Class A ...........       28/1
Common Class P and Common Class P-1        355/1


   Additionally, on January 14, 1998, the Company effected an 8.326 reverse stock split of the Company's common stock.

   All references to common stock amounts, shares and per share data included in the consolidated financial statements and notes have been adjusted to give retroactive effect to the above transactions.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                              SEPTEMBER 27,
                                                                                   1997
                                                                             ---------------
ASSETS
Current assets .............................................................
 Cash ......................................................................     $    218
 Receivables ...............................................................        9,084
 Inventories ...............................................................       65,872
 Prepaid expenses ..........................................................        1,371
                                                                             ---------------
   TOTAL CURRENT ASSETS ....................................................       76,545
Property and equipment, net ................................................       24,918
Goodwill, net of accumulated amortization of $17,397 .......................      121,757
Other assets, net ..........................................................       16,300
                                                                             ---------------
   TOTAL ASSETS ............................................................     $239,520
                                                                             ===============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
 Accounts payable ..........................................................     $ 30,710
 Accrued interest ..........................................................          623
 Other accrued expenses ....................................................       13,193
 Current portion of senior debt ............................................          660
 Current portion of capital lease obligations ..............................        1,510
                                                                             ---------------
   TOTAL CURRENT LIABILITIES ...............................................       46,696
Senior debt, less current portion ..........................................      170,708
Subordinated zero coupon debt, net of unamortized discount of $34,277  .....       89,094
Capital lease obligations, less current portion ............................          677
Other non-current liabilities ..............................................        5,906
                                                                             ---------------
   TOTAL LIABILITIES .......................................................      313,081
                                                                             ---------------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
Stockholders' Deficiency
 Preferred stock, $0.01 par; authorized 5,000,000 shares; none issued or
  outstanding...............................................................           --
 Common stock, $0.01 par; authorized 30,000,000 shares; issued and
  outstanding 10,257,832 shares ............................................          103
 Paid-in-capital ...........................................................       24,562
 Accumulated deficit .......................................................      (98,226)
                                                                             ---------------
   TOTAL STOCKHOLDERS' DEFICIENCY ..........................................      (73,561)
                                                                             ---------------
   TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY ..........................     $239,520
                                                                             ===============


  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    FOR THE 39 WEEKS ENDED
                                               --------------------------------
                                                SEPTEMBER 28,    SEPTEMBER 27,
                                                     1996            1997
                                               --------------- ---------------
Net Sales.....................................     $281,093        $313,796
Cost of sales ................................      215,797         236,413
                                               --------------- ---------------
Gross profit .................................       65,296          77,383
                                               --------------- ---------------
Selling, general and administrative expenses         42,499          48,218
Amortization .................................        8,514           3,826
Depreciation .................................        2,295           2,584
Store pre-opening expenses ...................          139             600
Nonrecurring charges .........................           --          10,887
                                               --------------- ---------------
                                                     53,447          66,115
                                               --------------- ---------------
Operating income .............................       11,849          11,268
Interest expense, net ........................       24,334          25,433
                                               --------------- ---------------
Loss before income taxes .....................      (12,485)        (14,165)
Income taxes .................................           --              --
                                               --------------- ---------------
   NET LOSS ..................................     $(12,485)       $(14,165)
                                               =============== ===============
   NET LOSS PER COMMON SHARE .................     $  (1.18)       $  (1.34)
                                               =============== ===============
   WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING...............................       10,589          10,600
                                               =============== ===============


  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                               PREFERRED STOCK        COMMON STOCK
                              ------------------ ----------------------  PAID-IN    ACCUMULATED
                               SHARES    AMOUNT     SHARES      AMOUNT   CAPITAL      DEFICIT       TOTAL
                              -------- --------  ------------ --------  --------- -------------  -----------
Balance, December 28, 1996  .    --        --     10,062,497     $101    $24,564     $(84,061)     $(59,396)
Issuance of common stock  ...    --        --        195,335        2         (2)          --            --
Net loss ....................    --        --             --       --         --      (14,165)      (14,165)
                              -------- --------  ------------ --------  --------- -------------  -----------
Balance, September 27, 1997      --        --     10,257,832     $103    $24,562     $(98,226)     $(73,561)
                              ======== ========  ============ ========  ========= =============  ===========


  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (IN THOUSANDS)

                                                                          FOR THE 39 WEEKS ENDED
                                                                     --------------------------------
                                                                      SEPTEMBER 28,    SEPTEMBER 27,
                                                                           1996            1997
                                                                     --------------- ---------------
Cash flows from operating activities:
 Net loss ..........................................................     $(12,485)       $(14,165)
 Adjustments to reconcile net loss to net cash provided by/(used
 in) operating activities ..........................................
   Depreciation and amortization of property and equipment  ........        2,295           2,584
   Amortization of goodwill and other intangibles ..................       10,505           5,803
   Accretion of principal of zero coupon debt ......................        8,437           9,622
   Other............................................................        1,156           1,182
   Changes in operating assets and liabilities:
    Receivables ....................................................         (385)         (1,913)
    Inventories ....................................................       (1,844)        (17,958)
    Accounts payable ...............................................        1,546          10,695
    Interest payable ...............................................       (2,620)         (3,250)
    Prepaid and accrued expenses and other .........................           51           4,197
                                                                     --------------- ---------------
   NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES  ............        6,656          (3,203)
                                                                     --------------- ---------------
Cash flows from investing activities:
  Proceeds from sale of capital assets .............................           --           1,075
  Capital expenditures .............................................         (913)         (4,931)
  Systems development costs ........................................       (2,068)             --
  Sale of government securities ....................................           44              --
                                                                     --------------- ---------------
   NET CASH USED IN INVESTING ACTIVITIES ...........................       (2,937)         (3,856)
                                                                     --------------- ---------------
Cash flows from financing activities:
  Deferred financing costs .........................................         (542)           (309)
  Repayments of senior debt ........................................       (4,625)         (6,107)
  Repayments of subordinated debt ..................................           --              (9)
  Proceeds from bank debt, revolving credit--net ...................        1,500          15,500
  Capital lease financing ..........................................          274              --
  Repayment of capital lease obligations ...........................       (2,120)         (2,014)
  Repurchase of stock ..............................................          (96)             --
                                                                     --------------- ---------------
   NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES .............       (5,609)          7,061
                                                                     --------------- ---------------
Net (decrease)/increase in cash ....................................       (1,890)              2
Cash at beginning of period ........................................        2,133             216
                                                                     --------------- ---------------
Cash at end of period...............................................     $    243        $    218
                                                                     =============== ===============
Supplementary disclosure of cash flow information:
  Cash paid for interest ...........................................     $ 16,526        $ 16,541
                                                                     =============== ===============

  The accompanying notes are an integral part of these financial statements.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF CONSOLIDATION

   The consolidated financial statements include the accounts of Holdings, Daboco, DR Inc. and Duane Reade (collectively, the "Company"). All intercompany transactions and balances have been eliminated.


   The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for any interim period should not necessarily be considered indicative of the results of operations for a full year.


   The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the 52 weeks ended December 28, 1996 included elsewhere in this prospectus.

   RECEIVABLES: Receivables consist primarily of amounts due from vendors, a majority of which relate to promotional programs. Receivables also arise as a result of third party payment plans from the sale of prescription drugs; commencing in May 1997, substantially all such receivables are sold without recourse to a funding entity. The discount on the sale of such third party receivables amounted to approximately $381,000 during the 39 weeks ended September 27, 1997 and is included in interest expense.


   INTANGIBLE ASSETS: In September 1992, Holdings and Duane Reade entered into agreements with certain former members of management of Duane Reade, former shareholders of Daboco and shareholders of former partners of Duane Reade (collectively, the "Group") precluding such persons from competing with the operations of Duane Reade for a period of five years. The covenants not to compete were recorded at acquisition cost and were being amortized over the period of benefit using an accelerated method. During the first quarter of 1997, Holdings and Duane Reade entered into agreements with the Group in which the Company received consideration from the Group to terminate the non-compete agreements. In accordance with APB Opinion No. 17, Intangible Assets, the remaining carrying value of the non-compete agreements of $4.86 million as of December 28, 1996 was written off during the fourth quarter of 1996 and charged to amortization expense.

   Goodwill is amortized on the straight-line method over 40 years. The carrying value of goodwill is periodically reviewed and evaluated by the Company based on its expected future undiscounted operating cash flows. Should such evaluation result in the Company concluding that the carrying amount of goodwill has been impaired, an appropriate write-down would be made.

   NET LOSS PER COMMON SHARE: Net loss per common share is based on the weighted average shares outstanding during each period: 10,588,862 and 10,599,722 for the 39 weeks ended September 28, 1996 and September 27, 1997, respectively. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options granted with exercise prices below the estimated initial public offering price during the 12 month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of net loss per common share, using the treasury stock method based on the estimated initial public offering price of $15.00 per share, as if the options were outstanding for all periods presented. Outstanding share amounts have been restated to give effect to the recapitalization described in Note 10 and the reverse stock split described in Note 13.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

 2. PROPERTY AND EQUIPMENT

   Property and equipment are summarized as follows (in thousands):

                                                 SEPTEMBER 27, 1997
                                                 ------------------
Land............................................       $   312
Buildings and building improvements ............         4,286
Furniture, fixtures and equipment ..............         9,468
Leasehold improvements .........................        15,303
Property under capital leases ..................         5,102
                                                 ------------------
                                                        34,471
Less--Accumulated depreciation and amortization         (9,553)
                                                 ------------------
                                                       $24,918
                                                 ==================

3. OTHER ASSETS

   Other assets are summarized as follows (in thousands):

                                                               SEPTEMBER 27, 1997
                                                               ------------------
Deferred financing costs (net of accumulated amortization of
 $11,585).....................................................       $ 6,144
Systems and integration costs (net of accumulated
 amortization of $2,653) .....................................         8,364
Other ........................................................         1,792
                                                               ------------------
                                                                     $16,300
                                                               ==================

4. DEBT

   Long-term debt consists of the following (in thousands):

                                               SEPTEMBER 27, 1997
                                               ------------------
Senior debt
 Term loan facility (A).......................      $ 65,475
 Notes payable bank--revolving credit (A)  ...        16,000
 12% Senior Notes due September 15, 2002 (B)          89,893
Subordinated debt
 15% Senior Subordinated Zero Coupon Notes
  due September 15, 2004 (C) .................        89,094
                                               ------------------
                                                     260,462
Less--Current portion ........................           660
                                               ------------------
                                                    $259,802
                                               ==================


   (A) Outstanding balances under a Credit Agreement dated as of September 24, 1992, as amended, with a syndicate of lending institutions bear interest at floating rates, which at September 27, 1997 averaged 10.5%. In addition to the term loan, the Credit Agreement provides for a revolving credit facility of $20.0 million (less amounts of letters of credit issued under the Credit Agreement) which may be used for general corporate purposes and which expires on September 30, 1998. As of September 27, 1997, the borrowings outstanding under the revolving credit facility were $16.0 million (classified as a noncurrent liability) and $0.3 million in letters of credit had been issued.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

    Subject to certain conditions, voluntary prepayments of the Term Loan are permitted without premium or penalty. Mandatory prepayments are required with respect to asset sales, permitted issuance of debt or equity and 75% of excess cash flows, as defined in the Credit Agreement, as amended. For the 39 weeks ended September 27, 1997, there were no voluntary or mandatory prepayments.

   Obligations under the Credit Agreement are secured by a pledge of all of Duane Reade's tangible and intangible assets and are guaranteed by its partners, Daboco and DR Inc., which have pledged 100% of their partnership interests in support of such guarantees. The guarantees are joint and several and full and unconditional. The Credit Agreement contains restrictions on indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants include interest coverage, leverage ratio, minimum earnings and working capital levels. At September 27, 1997, the Company is in compliance with all of the covenants in the Credit Agreement. See Note 13.

   (B) On September 25, 1992, Duane Reade issued $90,000,000 aggregate principal amount of 12% Senior Notes due September 15, 2002 (the "Senior Notes"), at face value. Interest is payable at 12% semiannually. The Senior Notes are guaranteed by Daboco and DR Inc. All of Daboco's assets are pledged to secure indebtedness under the Credit Agreement discussed in (A) above. As a result, such indebtedness will have claim on those assets that is prior to the claim of holders of the Senior Notes. To the extent that the amount of senior indebtedness exceeds the value of the collateral securing such indebtedness, the Senior Notes will rank pari passu with the Term Loans.

   Duane Reade is required to make a sinking fund payment on September 15, 2001 sufficient to retire 50% of the aggregate principal amount of Senior Notes originally issued. The Senior Notes are subject to redemption at the option of the issuer at 104.5% of par, plus accrued interest, at the end of 1997, declining to par, plus accrued interest, at the end of 2000. In the event of a change in control, Duane Reade shall be obligated to make an offer to purchase all outstanding Senior Notes at a repurchase price of 101% of the principal amount. A change of control did occur in June 1997 (see Note 10).

   (C) On September 25, 1992, Holdings issued $123,380,000 aggregate principal amount of 15% Senior Subordinated Zero Coupon Notes due September 15, 2004 (the "Zero Coupon Notes"), net of an $81,909,000 discount. The discount accretes through the Final Accretion Date of September 15, 1999. Thereafter, cash interest is payable at 15% semi-annually through maturity. Interest expense is determined using the effective interest method, which applies a constant yield to carrying value over the life of the Zero Coupon Notes.

   The Credit Agreement and the Senior Note Indenture referred to in (A) and
(B) above provide for subordination of Holdings' debt to partnership debt.


   The notes are redeemable at the option of the issuer, in whole or in part, at 107.5% of Accreted Value (as defined in the Zero Coupon Note Indenture), plus accrued interest, at the end of 1997 declining to par, plus accrued interest, at the end of 2002. In the event of a change in control, Holdings shall be obligated to make an offer to purchase all outstanding Zero Coupon Notes at a repurchase price of 101% of Accreted Value (as defined in the Indenture) or principal amount, as applicable. A change of control did occur in June 1997 (see Note 10). The Accreted Value of the Zero Coupon Notes was $92,840,000 at September 27, 1997.


   Purchasers of the Zero Coupon Notes received 15% of the fully diluted common stock of Holdings, with registration rights, for aggregate consideration of $3,529,000.

   The Indentures governing the Zero Coupon Notes and the Senior Notes include certain restrictive covenants. Subject to certain exceptions, the Indentures restrict transactions with affiliates, the incurrence of additional indebtedness, the payment of dividends, the creation of liens, certain asset sales, mergers and consolidations and certain other payments.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

    The Company's debt is thinly traded in the market place. Accordingly, management is unable to determine fair market values for such debt at September 27, 1997.

   The Zero Coupon Notes and the Senior Notes were issued pursuant to Registration Rights Agreements under which Holdings and Duane Reade consummated registered exchange offers pursuant to which Holdings and Duane Reade exchanged the Zero Coupon Notes and the Senior Notes, respectively, for identical notes which have been registered under the Securities Act of 1933, as amended.

5. CAPITAL LEASE OBLIGATIONS

   As of September 27, 1997, the present value of capital lease obligations was $2.2 million (of which $1.5 million is payable during the next twelve months). Such obligations are payable in monthly installments over three to five year periods and bear interest at an average rate of 12.2%.

6. INCOME TAXES

   Deferred tax assets and liabilities are determined based on the difference between book and tax bases of the respective assets and liabilities at September 27, 1997 using a 44.7% combined federal, state and local tax rate and are comprised of (in thousands):

                                 SEPTEMBER 27, 1997
                                 ------------------
Inventories ....................      $ (3,382)
                                 ------------------
Gross deferred tax liabilities          (3,382)
                                 ------------------
Property and equipment .........           734
Deferred rent ..................         2,398
Targeted jobs credit ...........           284
Zero Coupon debt discount  .....        17,580
Net operating loss
 carryforward...................        31,791
Other ..........................           352
                                 ------------------
Gross deferred tax assets  .....        53,139
                                 ------------------
Net deferred tax assets ........        49,757
Valuation allowance.............       (49,757)
                                 ------------------
                                      $     --
                                 ==================


   The Company deducted for income tax purposes for the period September 25 to December 31, 1992 approximately $88 million of payments made to former partners of Duane Reade (the "Retirement Payments"). Approximately $21 million of the valuation allowance relates to these Retirement Payments. The Retirement Payments and other current tax deductions resulted in a net operating loss of approximately $71 million which may be available to offset future taxable income of the Company through 2012. Due to the nature of the Retirement Payments, future reductions in that portion of the valuation allowance related to the Retirement Payments will be credited to goodwill. Further, due to the change in ownership arising as a result of the recapitalization (see Note 10), certain income tax law provisions apply that limit the ability of the Company to utilize the available net operating loss carryforwards. It is estimated that the annual limitation will be $5.0 million.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

    The provision for income taxes for the 39 weeks ended September 28, 1996 and September 27, 1997 differs from the amounts of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax loss as a result of the following (dollars in thousands):

                                                39 WEEKS ENDED         39 WEEKS ENDED
                                              SEPTEMBER 28, 1996     SEPTEMBER 27, 1997
                                            ---------------------- ----------------------
Pretax accounting loss ....................   $(12,485)      100%    $(14,165)      100%
                                            =========== =========  =========== =========
Statutory rate.............................   $ (4,370)    (35.0)%   $ (4,958)    (35.0)%
State and local taxes, net of federal tax         (837)     (6.7)        (262)     (1.8)
Goodwill amortization .....................        914       7.3          914       6.5
Net operating losses not utilized  ........      3,870      31.0        1,207       8.5
Nondeductible recapitalization costs  .....         --        --        2,485      17.5
Nondeductible interest expense ............        513       4.1          596       4.2
Other .....................................        (90)     (0.7)          18       0.1
                                            ----------- ---------  ----------- ---------
Effective tax rate.........................   $     --        --%    $     --        --%
                                            =========== =========  =========== =========

7. STORE PRE-OPENING EXPENSES

   Duane Reade opened one new store location during the 39 weeks ended September 28, 1996 and five new stores during the 39 weeks ended September 27, 1997.

8. COMMITMENTS AND CONTINGENCIES

LEASES

   Duane Reade leases all of its store facilities under operating lease agreements expiring on various dates through the year 2014. In addition to minimum rentals, certain leases provide for annual increases based upon real estate tax increases, maintenance cost increases and inflation. Rent expense for the 39 weeks ended September 28, 1996 and September 27, 1997 was $18,248,000 and $19,572,000, respectively.

   Minimum annual rentals at September 27, 1997 are as follows (in thousands):

13 weeks ending December 27, 1997    $  6,074
1998...............................    27,518
1999 ..............................    27,069
2000 ..............................    26,274
2001 ..............................    25,959
2002 ..............................    25,404
Remaining lease terms .............   135,497
                                    ---------
Total..............................  $273,795
                                    =========

LITIGATION

   The Company from time to time is involved in routine legal matters incidental to its business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

MANAGEMENT AGREEMENTS

   Pursuant to the terms of various employment and related agreements, the Company and various executives entered into agreements pursuant to which (i) executives' salary and bonuses were established

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)


and (ii) executives purchased shares of Holdings' previously issued Class P common stock at a price of $162.00 per share and shares of Holdings' common stock at a price of $2.00 per share, each representing original cost. In the event of employment termination, all of the stock may be repurchased by Holdings. As a result of the recapitalization (see Note 10) and the reverse stock split (see Note 13), all shares were converted into common stock. As of September 27, 1997, an aggregate of 488,283 shares of common stock are held by employees and former employees.


COMMITMENTS

   At September 27, 1997, the Company had a commitment of approximately $4.0 million in connection with the acquisition and installation of a point of sale scanning system. The Company intends to finance substantially all of such acquisition and installation costs through capital lease financing.


   The Company has employment agreements with several of its executives providing, among other things, for employment terms of up to three years. In addition, the Company has established a Supplemental Executive Retirement Plan ("SERP") which presently covers only its Chairman. Such SERP provides for vesting over a twenty year period. However, if the Chairman's employment is terminated without cause, as defined, or if the Chairman resigns with cause, as defined, such vesting becomes immediate, in which event the Company would be liable to the Chairman (in addition to amounts accrued in the financial statements) in the amount of approximately $680,000.


9. EMPLOYEE BENEFIT PLANS


   On October 12, 1992, the Company adopted the 1992 Stock Option Plan of Duane Reade Holding Corp. (the "Plan"). Under the Plan, a committee designated by the Board of Directors to administer the Plan (the "Committee") may grant, to executive and other key employees of the Company, nonqualified stock options to purchase up to an aggregate of 510,757 (adjusted for the recapitalization--See Note 10--and the reverse stock split--see Note 13) shares of common stock of the Company at an exercise price fixed by the Committee. The options are exercisable at such time or times as the Committee determines at or subsequent to grant. The term of the options set by the Committee shall not exceed 10 years.

   At September 27, 1997, there were outstanding nonqualified stock options to purchase up to an aggregate of 646,187 shares of common stock (including options granted outside the Plan), all of which are vested.

   During the second quarter of 1997, the Company adopted an Equity Participation Plan under which options for a total of 1,080,966 shares of common stock of the Company may be granted if the Company meets specific performance targets. At September 27, 1997, options for 1,321,181 shares have been granted to employees.


   As permitted, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan, consistent with the alternative method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the effect on the Company's net loss for the 39 weeks ended September 28, 1996 and September 27, 1997 would have been less than $100,000 and $200,000, respectively.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

    Changes in options outstanding during the 39 weeks ended September 27, 1997 are summarized as follows:


                                              NUMBER
                                            OF OPTIONS    OPTION PRICE
                                           ------------ ---------------
Options outstanding, beginning of period       820,403   $0.58 to 40.88
Options granted ..........................   1,070,785   $0.58 to 40.88
Options canceled..........................    (262,747)  $0.58 to 40.88
                                           ------------ ---------------
Options outstanding, end of period .......   1,628,441   $0.58 to 40.88
                                           ============ ===============


   The Company maintains an employee savings plan pursuant to Section 401(k) (the "401(k) Plan") of the Internal Revenue Code ("IRC") which covers substantially all non-union employees other than key employees as defined by IRC. Eligible participating employees may contribute up to 10% of their pretax salaries, subject to certain IRC limitations. The 401(k) Plan, as amended, provides for employer matching provisions at the discretion of the Company (to a maximum of 1% of pretax salaries) and has a feature under which the Company may contribute additional amounts for all eligible employees. The Company's policy is to fund such costs under the 401(k) Plan as accrued. There were no employer contributions for the 39 weeks ended September 28, 1996 and September 27, 1997.

   Duane Reade is under contract with local unions to contribute to multi-employer pension and welfare benefit plans for certain of its employees. For the 39 weeks ended September 28, 1996 and September 27, 1997, contributions to such plans were $4,121,000 and $4,844,000, respectively.

10. RECAPITALIZATION

   During June 1997, the Company entered into a recapitalization agreement (the "Agreement") with its stockholders ("Stockholders") and certain investors ("Investors"). The Agreement provided for (i) the purchase by Investors from the Stockholders of substantially all their stock holdings in the Company, (ii) a conversion of all of the outstanding shares of the Company into a newly authorized class of Class B Common stock and (iii) the creation of a new authorized class of preferred stock which will carry the rights and preferences granted by the Company's Board of Directors when issued.

   Shares were converted as follows:

                                        APPROXIMATE
             PRIOR CLASS              CONVERSION RATE
             -----------              ---------------
Common and Common Class A ...........       28/1
Common Class P and Common Class P-1        355/1


   In addition, because of the change in control, the Company was obligated to and made offers to repurchase all outstanding Senior Notes and Zero Coupon Notes at 101% of the principal amount or accreted value thereof, respectively. Such offers expired on September 12, 1997. The Company repurchased an aggregate of $107,000 principal amount of Senior Notes and $9,000 of Zero Coupon Notes pursuant to the offers.


   These financial statements do not reflect any adjustments as a result of the June 1997 change in control.

11. NONRECURRING CHARGES

   During the first quarter of 1997, the Company considered a public offering of its common stock and took certain steps in connection with these plans. Such plans were abandoned upon consummation of the transaction discussed in
Note 10.

                  DUANE READE HOLDING CORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

    Costs and expenses incurred in connection with the abandoned public offering and the recapitalization and the exchange offers referred to in Note 10 aggregated approximately $10.9 million, including approximately $4.7 million to an affiliate of the Investors and approximately $0.6 million to an affiliate of the Stockholders, and are included in other accrued expenses as of September 27, 1997.

12. RELATED PARTY TRANSACTIONS

   In 1992, the Company and the then principal stockholder of the Company (who has subsequently sold most of its shares--see Note 10) entered into a professional services agreement whereby consulting, advisory, financial and other services were provided at the Company's request, for a five year term. During the 39 weeks ended September 28, 1996, such fees aggregated approximately $742,000. See Note 11.

   In addition, the Investors paid an executive approximately $0.8 million for advisory services rendered and a former executive approximately $1.6 million for the repurchase and cancellation of exercisable stock options. The accompanying financial statements do not reflect such payments.


13. SUBSEQUENT EVENTS


   On September 30, 1997, the Company entered into a credit agreement with an affiliate of the Investors and various financial institutions providing for a term loan of $65,475,000 and a revolving credit facility of $30,000,000. Proceeds of the term loan were used to repay outstanding term loans ($63,475,000) and revolving loans ($2,000,000) pursuant to the Credit Agreement discussed in Note 4.

   The term loan is payable in quarterly installments of $165,000 from December 1997 through March 2001, $31,000,000 in June 2001, quarterly installments of $165,000 from September 2001 through March 2002 and $31,000,000 in June 2002. Outstanding term and revolving loans at September 27, 1997 have been classified in accordance with such repayment terms.

   Costs incurred in connection with the refinancing aggregated approximately $2.7 million (including a funding fee of $2.4 million to an affiliate of the Investors) and will be amortized over the term of the new credit agreement. Unamortized deferred financing costs of approximately $1.8 million at September 27, 1997 relating to the prior credit agreement will be charged to earnings in the fourth quarter of 1997.


   On January 14, 1998, the Company effected an 8.326 reverse stock split of its common stock. All references to common stock amounts, shares and per share data included herein have been adjusted to give retroactive effect to such reverse stock split.

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE NEW SENIOR SUBORDINATED NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              TABLE OF CONTENTS


                                                 PAGE
                                               --------
Prospectus Summary ...........................      3
Risk Factors .................................     11
Use of Proceeds ..............................     18
Capitalization ...............................     19
Unaudited Pro Forma Condensed Consolidated
 Financial Statements.........................     20
Selected Consolidated Historical Financial
 and Operating Data ..........................     25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ..................................     27
Business .....................................     34
Management ...................................     43
Certain Relationship and Related Transactions      49
Principal Stockholders .......................     51
Description of New Senior Subordinated Notes .     52
Description of Certain Indebtedness  .........     74
Underwriting .................................     75
Legal Matters ................................     76
Experts ......................................     76
Additional Information .......................     76
Index to Financial Statements.................    F-1



   UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 $80,000,000


                               [DUANE READE INC.]

                             % SENIOR SUBORDINATED
                                NOTES DUE 2008


                                  PROSPECTUS

                         DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                      , 1998

               PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:


SEC registration fee ....................................  $22,125
NASD filing fee .........................................  $ 8,500
Blue sky fees and expenses (including attorneys' fees
 and expenses) ..........................................     *
Printing and engraving expenses .........................     *
Trustee and registrar fees and expenses .................     *
Accounting fees and expenses ............................     *
Legal fees and expenses .................................     *
Miscellaneous expenses ..................................     *
                                                          ---------
Total....................................................  $  *
                                                          =========



------------
*      To be provided by amendment.

All amounts are estimated except for the SEC registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

   In that regard, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of the Company to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Company since November 1994. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. No sale of securities involved the use of an underwriter, and no commissions were paid in connection with the sales of any securities.

     (1) On April 10, 1995, the Company issued 5,000 shares of the Company's common stock (the "Common Stock") and 555.556 shares of the Company's Class P common stock (the "Class P Stock") to Jerry M. Ray for $100,000, pursuant to the exemption contained in Section 4(2) of the Securities Act.

     (2) On June 9, 1997, the Company issued 9,639 shares of Common Stock to Bankers Trust New York Corporation for 9,639 shares of the Company's Class A common stock (the "Class A Stock"), pursuant to the exemption contained in Section 3(a)(9) of the Securities Act.


     (3) On June 18, 1997, in connection with the Recapitalization, the Company issued to all holders of its then outstanding capital stock (the "Retired Common Stock") shares of its newly authorized Class B Common Stock in exchange for such Retired Common Stock. For each share of Common Stock and Class A Stock, a stockholder received approximately 3 shares of Class B Common Stock after giving effect to the Reclassification, and for each share of Class P Stock and the Company's Class P-1 common stock (the "Class P-1 Stock"), a holder received approximately 43 shares of Class B Common Stock after giving effect to the Reclassification. In total after giving effect to the Reclassification, the Company issued an aggregate of 10,257,832 shares of Class B Common Stock to its stockholders for an aggregate of 1,136,470.5 shares of Common Stock, 100,000 shares of Class A Stock, 126,274.7 shares of Class P Stock and 11,111.1 shares of Class P-1 Stock. Section3(a)(9) of the Securities Act was relied upon for exemption of such issuance from registration. Set forth in the table below are (i) each of the shareholders of the Company, (ii) the number of shares of Retired Common Stock such shareholder exchanged and (iii) the number of shares of Class B Common Stock that the Company issued to such shareholder.

                                                     SHARES OF RETIRED COMMON STOCK EXCHANGED
                                         ----------------------------------------------------------------      SHARES OF
SHAREHOLDERS                              CLASS A STOCK    CLASS P STOCK  CLASS P-1 STOCK   COMMON STOCK   COMMON STOCK ISSUED
---------------------------------------  --------------- ---------------  --------------- --------------   -------------------
DLJ Merchant Banking Partners II, L.P.        90,361           122,386        11,111.1          943,960        9,383,423
BCIP Associates.........................                     2,239.503                        3,173.428           18,431
BCIP Trust Associates, L.P..............                       111.614                        1,047.855            3,948
Tyler Capital Fund, L.P. ...............                    33,021.798                       31,072.102          218,239
Tyler International, L.P.-II............                     1,979.812                        1,862.888           13,084
Tyler Massachusetts, L.P. ..............                     6,765.861                        6,366.439           44,715
Jeffrey C. Hammes.......................                       104.161                           98.039              689
Karl E. Lutz............................                       325.528                          306.372            2,152
Pearlman Family Partners................                       390.653                          367,647            2,582
Thomas Stemberg ........................                                                         82.700              282
The Marion Trust........................                                                      1,686.800            5,744
Bankers Trust New York Corporation  ....                                                          9,639           32,821
Sigler & Co. ...........................                                                          2,551            8,688
Muico, Inc..............................                                                          6,426           21,880
Roton, Inc. ............................                                                          1,890            6,435
USL Capital Corporation.................                                                          1,890            6,435
Bruce L. Weitz..........................                     2,777.775                           25,000          203,451
Gary Charboneau.........................                     2,777.775                           25,000          203,451
Mike Cirilli............................                       138.889                            1,250           10,173
Frank DeMarco...........................                       138.889                            1,250           10,173
Karen Durham............................                       138.889                            1,250           10,173
Hyman Needleman.........................                       138.889                            1,250           10,173
Jerry M. Ray............................                       555.556                            5,000           40,690


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:


    NUMBER     DESCRIPTION
    ------     -----------
      1.1*       Form of Underwriting Agreement.
      3.1(i)     Amended and Restated Certificate of Incorporation of the Company
                 (incorporated by reference to Exhibit 3.1(i) of the Common Stock S-1).
      3.1(ii)    Form of Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1(ii) of the Common Stock S-1).
      3.2(i)**   Certificate of Incorporation of DRI I Inc.
      3.2(ii)**  By-laws of DRI I Inc.
      3.3*       Second Amended and Restated Partnership Agreement of Duane Reade.
      4.1*       Form of Indenture.
      5.1*       Opinion of Latham & Watkins
     10.1        Duane Reade Inc. 1997 Equity Participation Plan (incorporated by reference to Exhibit
                 10.1 to the Company's Form S-1 Registration Statement (File No. 333-41239), the "Common
                 Stock S-1").
     10.2        Duane Reade Holding Corp. 1992 Stock Incentive Plan (incorporated by reference to Exhibit
                 10.2 to the Common Stock S-1).
     10.3        Employment Agreement, dated as of October 27, 1997, between the Company and Anthony J.
                 Cuti (incorporated by reference to Exhibit 10.3 to the Common Stock S-1).
     10.4        Employment Agreement, dated as of February 22, 1993, as amended, between the Company and
                 Gary Charboneau (incorporated by reference to Exhibit 10.4 to the Common Stock S-1).
     10.5        Employment Agreement, dated as of April 10, 1995, as amended, between Duane Reade and
                 Jerry M. Ray (incorporated by reference to Exhibit 10.5 to the Common Stock S-1).

                                      II-3

    NUMBER     DESCRIPTION
-------------  -----------------------------------------------------------------------------------------
      10.6     Employment Letter Agreement, dated as of October 9, 1996, between Duane Reade and Joseph
               Lacko (incorporated by reference to Exhibit 10.6 to the Common Stock S-1).
      10.7     Employment Letter Agreement, dated as of February 12, 1997, between the Company and
               William Tennant (incorporated by reference to Exhibit 10.7 to the Common Stock S-1).
      10.8     Agreement, dated as of November 22, 1996, between Duane Reade and Drug, Chemical,
               Cosmetic, Plastics and Affiliated Industries Warehouse Employees Local 815 (incorporated by reference to Exhibit 10.8 to the Common Stock S-1).
      10.9     Agreement, dated July 16, 1992, as amended, between Duane Reade and Allied Trades Council
               (incorporated by reference to Exhibit 10.9 to the Common Stock S-1).
     10.10     Agreement, dated February 4, 1997, as amended, between Duane Reade and The Pharmacy Fund,
               Inc. (incorporated by reference to Exhibit 10.10 to the Common Stock S-1).
     10.11     Indenture, dated as of September 15, 1992, between Duane Reade Holding Corp. and The
               Connecticut National Bank, as trustee (incorporated by reference to Exhibit 10.11 to the
               Common Stock S-1).
     10.12     Indenture, dated as of September 15, 1992, among Duane Reade, Daboco Inc., Duane Reade
               Inc. and The Connecticut National Bank, as trustee (incorporated by reference to Exhibit
               10.12 to the Common Stock S-1).
     10.13     Stockholders and Registration Rights Agreement, dated as of June 18, 1997, among the
               Company, DLJMB Funding II, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Diversified
               Partners, L.P., DLJ First ESC L.L.C., DLJ Offshore Partners, II, C.V., DLJ EAB Partners,
               L.P., UK Investment Plan 1997 Partners, Bankers Trust New York Corporation, Conac & Co.,
               Muico & Co., Roton & Co., Putnam High Yield Trust, PaineWebber Managed Investment Trust
               on behalf of PaineWebber High Income Fund, USL Capital Corporation, Pearlman Family
               Partners, The Marion Trust, Bruce L. Weitz, BCIP Associates, BCIP Trust Associates, L.P.,
               Tyler Capital Fund L.P., Tyler International, L.P.-II, and Tyler Massachusetts, L.P.
               (incorporated by reference to Exhibit 10.13 to the Common Stock S-1).
     10.14     Credit Agreement, dated as of September 30, 1997, among Duane Reade, Duane Reade Holding
               Corp., Daboco Inc., Duane Reade Inc., various financial institutions, as Lenders, DLJ
               Capital Funding, Inc., as Syndication Agent, Fleet National Bank, as Administrative
               Agent, and Credit Lyonnais New York Branch, as Documentation Agent (incorporated by reference to Exhibit 10.14 to the Common Stock S-1).
     10.15     Partnership Security Agreement, dated as of September 30, 1997, among Daboco Inc., Duane
               Reade Inc. and Fleet National Bank, as Administrative Agent (incorporated by reference to
               Exhibit 10.14 to the Common Stock S-1).
     10.16     Borrower Security Agreement, dated as of September 30, 1997, between Duane Reade and
               Fleet National Bank, as Administrative Agent (incorporated by reference to Exhibit 10.15 to the Common Stock S-1).
     10.17     Parent Pledge Agreement, dated as of September 30, 1997, among Duane Reade Holding Corp.,
               Daboco Inc. and Fleet National Bank, as Administrative Agent (incorporated by reference to Exhibit 10.17 to the Common Stock S-1).
     10.18     Underwriting Agreement among the Company, DLJ, Goldman, Sachs & Co. and Smith Barney Inc.
               relating to the Common Stock Offering (incorporated by reference to Exhibit 1.1 to the
               Common Stock S-1).
     10.19     Form of Deposit Agreement with respect to Senior Notes and Zero Coupon Notes between the
               Company and State Street Bank and Trust, as Trustee (incorporated by reference to Exhibit
               10.19 to the Common Stock S-1).
      12.1**   Statement re: Computation of Ratios.

                                      II-4

    NUMBER     DESCRIPTION
    ------     -----------
     21.1*     Subsidiaries of the Company.
     23.1**    Consent of Price Waterhouse LLP.
     23.2*     Consent of Latham & Watkins (included in Exhibit 5.1).
     24.1      Powers of Attorney (included in signature page).
     25.1*     Statement of Eligibility of Trustee.
     27.1**    Financial Data Schedule.


------------
*      To be filed by amendment.
**     Filed herewith.

(b) Financial Statement Schedules:

Schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed tobe the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 15, 1998.


                                          DUANE READE INC.



                                          By: /s/ Anthony J. Cuti
                                              -------------------------------
                                          Name: Anthony J. Cuti
                                          Title: President and Chief
                                          Executive Officer

                              POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on January 15, 1998, by the following persons in the capacities indicated with respect to Duane Reade
Inc.:



         SIGNATURE                              CAPACITY
         ---------                              --------
/s/ Anthony J. Cuti
 --------------------------   Chairman, President, Chief Executive Officer and
 Anthony J. Cuti                Director (principal executive officer)


             *
 --------------------------   Chief Financial Officer
 William J. Tennant             (principal accounting and financial officer)


             *
 --------------------------
 Nicole S. Arnaboldi          Director


             *
 --------------------------
 David L. Jaffe               Director


             *
 --------------------------
 Andrew J. Nathanson          Director




By: /s/ Anthony J. Cuti
    -----------------------
    Anthony J. Cuti
    Attorney-In-Fact


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 15, 1998.

                                          DRI I INC.




                                          By: /s/ Anthony J. Cuti
                                              -------------------------------
                                          Name: Anthony J. Cuti
                                          Title: President and Chief
                                          Executive Officer

                              POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed on January 15, 1998, by the following persons in the capacities indicated with respect to DRI I Inc.:



          SIGNATURE                              CAPACITY
          ---------                              --------
/s/ Anthony J. Cuti
 ---------------------------  President and Chief Executive Officer and
 Anthony J. Cuti                 Director (principal executive officer)


              *
 ---------------------------  Vice President
 William J. Tennant              (principal accounting and financial officer)


              *
 ---------------------------
 Nicole S. Arnaboldi          Director


              *
 ---------------------------
 David L. Jaffe               Director


              *
 ---------------------------
 Andrew J. Nathanson          Director







By: /s/ Anthony J. Cuti
    ------------------------
    Anthony J. Cuti
    Attorney-In-Fact


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 15, 1998.



                                          DUANE READE
By: DRI I Inc., a general partner         By: Daboco Inc., a general partner

By: /s/ Anthony J. Cuti                   By: /s/ Anthony J. Cuti
------------------------------------      -----------------------------------
Name: Anthony J. Cuti                     Name: Anthony J. Cuti
Title: President and Chief Executive      Title: President and Chief
Officer                                   Executive Officer




                              POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on January 15, 1998, by the following persons in the capacities indicated with respect to Daboco Inc. and DRI I Inc., the general partners of Duane Reade on behalf of Duane Reade:



         SIGNATURE                                CAPACITY
         ---------                                --------
/s/ Anthony J. Cuti
 -------------------------- President, Chief Executive Officer and Director
 Anthony J. Cuti              (principal executive officer)


             *
 -------------------------- Vice President
 William J. Tennant           (principal accounting and financial officer)


             *
 --------------------------
 Nicole S. Arnaboldi         Director


             *
 --------------------------
 David L. Jaffe              Director


             *
 --------------------------
 Andrew J. Nathanson         Director









By: /s/ Anthony J. Cuti
    -----------------------
    Anthony J. Cuti
    Attorney-In-Fact


                                EXHIBIT INDEX

   The following documents are the exhibits to this Registration Statement on Form S-1. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K. The page number, if any, listed opposite an exhibit indicates the page number in the sequential numbering system in the manually signed original of this Registration Statement on Form S-1 where such exhibit can be found.

    EXHIBIT                                                                                  SEQUENTIAL PAGE
    NUMBER                                       EXHIBIT                                         NUMBER
    -------                                      -------                                     ---------------
       1.1*      Form of Underwriting Agreement.
       3.1(i)    Amended and Restated Certificate of Incorporation of the Company
                 (incorporated by reference to Exhibit 3.1(i) of the Common Stock S-1).
       3.1(ii)   Form of Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1(ii) of the Common Stock S-1).
       3.2(i)**  Certificate of Incorporation of DRI I Inc.
       3.2(ii)** By-laws of DRI I Inc.
       3.3*      Second Amended and Restated Partnership Agreement of Duane Reade.
       4.1*      Form of Indenture.
       5.1*      Opinion of Latham & Watkins
      10.1       Duane Reade Inc. 1997 Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Company's Form S-1 Registration Statement (File No.
                 333-41239), the "Common Stock S-1").
      10.2       Duane Reade Holding Corp. 1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Common Stock S-1).
      10.3       Employment Agreement, dated as of October 27, 1997, between the Company and Anthony J. Cuti (incorporated by reference to Exhibit 10.3 to the
                 Common Stock S-1).
      10.4       Employment Agreement, dated as of February 22, 1993, as amended, between the Company and Gary Charboneau (incorporated by reference to Exhibit 10.4 to the Common Stock S-1).
      10.5       Employment Agreement, dated as of April 10, 1995, as amended, between
                 Duane Reade and Jerry M. Ray (incorporated by reference to Exhibit 10.5 to the Common Stock S-1).
      10.6       Employment Letter Agreement, dated as of October 9, 1996, between Duane
                 Reade and Joseph Lacko (incorporated by reference to Exhibit 10.6 to the
                 Common Stock S-1).
      10.7       Employment Letter Agreement, dated as of February 12, 1997, between the
                 Company and William Tennant (incorporated by reference to Exhibit 10.7 to the Common Stock S-1).
      10.8       Agreement, dated as of November 22, 1996, between Duane Reade and Drug,
                 Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees
                 Local 815 (incorporated by reference to Exhibit 10.8 to the Common Stock
                 S-1).
      10.9       Agreement, dated July 16, 1992, as amended, between Duane Reade and Allied
                 Trades Council (incorporated by reference to Exhibit 10.9 to the Common
                 Stock S-1).
     10.10       Agreement, dated February 4, 1997, as amended, between Duane Reade and The
                 Pharmacy Fund, Inc. (incorporated by reference to Exhibit 10.10 to the
                 Common Stock S-1).
     10.11       Indenture, dated as of September 15, 1992, between Duane Reade Holding
                 Corp. and The Connecticut National Bank, as trustee (incorporated by reference to Exhibit 10.11 to the Common Stock S-1).
    EXHIBIT                                                                                  SEQUENTIAL PAGE
    NUMBER                                       EXHIBIT                                         NUMBER
    -------                                      -------                                     ---------------
     10.12     Indenture, dated as of September 15, 1992, among Duane Reade, Daboco Inc.,
               Duane Reade Inc. and The Connecticut National Bank, as trustee
               (incorporated by reference to Exhibit 10.12 to the Common Stock S-1).
     10.13     Stockholders and Registration Rights Agreement, dated as of June 18, 1997, among the Company, DLJMB Funding II, Inc., DLJ Merchant Banking Partners
               II, L.P., DLJ Diversified Partners, L.P., DLJ First ESC L.L.C., DLJ
               Offshore Partners, II, C.V., DLJ EAB Partners, L.P., UK Investment Plan
               1997 Partners, Bankers Trust New York Corporation, Conac & Co., Muico &
               Co., Roton & Co., Putnam High Yield Trust, PaineWebber Managed Investment
               Trust on behalf of PaineWebber High Income Fund, USL Capital Corporation,
               Pearlman Family Partners, The Marion Trust, Bruce L. Weitz, BCIP
               Associates, BCIP Trust Associates, L.P., Tyler Capital Fund L.P., Tyler
               International, L.P.-II, and Tyler Massachusetts, L.P. (incorporated by reference to Exhibit 10.13 to the Common Stock S-1).
     10.14     Credit Agreement, dated as of September 30, 1997, among Duane Reade, Duane
               Reade Holding Corp., Daboco Inc., Duane Reade Inc., various financial institutions, as Lenders, DLJ Capital Funding, Inc., as Syndication Agent,
               Fleet National Bank, as Administrative Agent, and Credit Lyonnais New York
               Branch, as Documentation Agent (incorporated by reference to Exhibit 10.14 to the Common Stock S-1).
     10.15     Partnership Security Agreement, dated as of September 30, 1997, among
               Daboco Inc., Duane Reade Inc. and Fleet National Bank, as Administrative
               Agent (incorporated by reference to Exhibit 10.14 to the Common Stock
               S-1).
     10.16     Borrower Security Agreement, dated as of September 30, 1997, between Duane
               Reade and Fleet National Bank, as Administrative Agent (incorporated by reference to Exhibit 10.15 to the Common Stock S-1).
     10.17     Parent Pledge Agreement, dated as of September 30, 1997, among Duane Reade
               Holding Corp., Daboco Inc. and Fleet National Bank, as Administrative
               Agent (incorporated by reference to Exhibit 10.17 to the Common Stock
               S-1).
     10.18     Underwriting Agreement among the Company, DLJ, Goldman, Sachs & Co. and
               Smith Barney Inc. relating to the Common Stock Offering (incorporated by reference to Exhibit 1.1 to the Common Stock S-1).
     10.19     Form of Deposit Agreement with respect to Senior Notes and Zero Coupon
               Notes between the Company and State Street Bank and Trust, as Trustee
               (incorporated by reference to Exhibit 10.19 to the Common Stock S-1).
      12.1**   Statement re: Computation of Ratios.
      21.1*    Subsidiaries of the Company.
      23.1**   Consent of Price Waterhouse LLP.
      23.2*    Consent of Latham & Watkins (included in Exhibit 5.1).
      24.1     Powers of Attorney (included in signature page).
      25.1*    Statement of Eligibility of Trustee.
      27.1**   Financial Data Schedule.

------------
*      To be filed by amendment.
**     Filed herewith.